Filed Pursuant to
424(b)(2)

Registration No. 333-276252

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 22, 2023)
$100,000,000

Common Stock

We have entered into separate equity distribution agreements (the “equity distribution agreements”) with RBC Capital Markets, LLC, Truist Securities, Inc., Citizens JMP Securities, LLC, Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. (each, a “sales agent”) relating to the offer and sale of our common stock, par value $0.01 per share (the “common stock”), pursuant to this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreements, we may from time to time offer and sell our common stock having an aggregate offering price of up to $100.0 million through the sales agents.
We are a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We seek to generate current income primarily through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds and equity securities.
As of December 31, 2024, our investment portfolio consisted of investments in 116 portfolio companies (including one structured credit investment, which includes each series of collateralized loan obligation as a separate portfolio company investment) with an aggregate fair value of $3,518.4 million. We intend to continue to pursue an investment strategy focused primarily on direct origination of loans to middle-market companies domiciled in the United States.
We are an externally managed,
closed-end,
non-diversified
management investment company. Sixth Street Specialty Lending Advisers, LLC, or the Adviser, acts as our investment adviser and administrator. We and the Adviser are part of Sixth Street Partners, LLC, a global investment firm with over $100 billion in assets under management as of December 31, 2024.
The companies in our investment portfolio are typically highly leveraged, and, in many cases, our investments in these companies are not rated by any rating agency. If these investments were rated, we believe that most would likely receive a rating of below investment grade (that is, below
BBB-
or Baa3, which is often referred to as “junk”). Our exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal. The debt investments in our portfolio generally have a significant portion of principal due at the maturity of the investment, which would result in a substantial loss to us if such borrowers are unable to refinance or repay their debt at maturity.
Substantially all of our debt investments have variable interest rates that reset periodically based on interest rate benchmarks such as the Euro Interbank Offered Rate, the Canadian Dollar Offered Rate, the Secured Overnight Financing Rate, the Sterling Overnight Interbank Average Rate or the Prime Rate. As a result, significant increases in such interest rate benchmarks (or any replacement benchmarks) in the future would make it more difficult for these borrowers to service their obligations under the debt investments that we hold.
All of the common stock offered by this prospectus supplement are being sold by us. Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “TSLX.” On February 26, 2025, the last reported closing price of our common stock on the NYSE was $23.26 per share. The net asset value (“NAV”) per share of our common stock at December 31, 2024 (the last date prior to the date of this prospectus supplement on which we determined NAV) was $17.16. The offering price per share of our common stock sold in this offering less the sales agent commissions or discounts payable by us will not be less than the NAV per share of our common stock at the time we sell common stock pursuant to this offering.
Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on or through the NYSE, sales made to or through market makers and sales made through any other existing trading market or electronic communications network, and by any other method permitted by law, including but not limited to privately negotiated transactions, which may include block trades, as we and the sales agents may agree. None of the sales agents are required to sell any specific number or dollar amount of our common stock but, if and when instructed by us, will make all sales using commercially reasonable efforts consistent with their normal trading and sales practices on mutually agreed terms between the sales agents and us.
Each of the sales agents will be entitled to compensation of up to 1.50% of the gross sales price for any common stock sold through it as a sales agent under the equity distribution agreements, as further described herein under the caption “Plan of Distribution.” In connection with the sale of common stock on our behalf, each sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of each sales agent may be deemed to be underwriting commissions or discounts.

Investing in our common stock involves risks, including the risk of leverage, that are described in the “Risk Factors” section beginning on page
S-7
of this prospectus supplement and page 24 of the accompanying prospectus and the matters discussed in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.
Please read this prospectus supplement and the accompanying prospectus, including any information incorporated by reference herein or therein, before investing and keep such documents for future reference. This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein or therein, contain important information about us that a prospective investor ought to know before investing in our securities. Information required to be included in a Statement of Additional Information may be found in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. We also file periodic and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201, Attention: TSLX Investor Relations, by emailing us at IRTSLX@sixthstreet.com or visiting our website at http://www.sixthstreetspecialtylending.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

Neither the SEC, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBC Capital Markets	Truist Securities	Citizens JMP	Keefe, Bruyette & Woods A Stifel Company	Raymond James
The date of this prospectus supplement is February 28, 2025.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.
In addition to factors identified elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	an economic downturn, which could impair our portfolio companies’ abilities to continue to operate, and could lead to the loss of some or all of our investments in those portfolio companies;

•
such an economic downturn could disproportionately impact the companies in which we have invested and others that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	such an economic downturn could also impact availability and pricing of our financing;

•	an inability to access the capital markets could impair our ability to raise capital and our investment activities;

•	inflation could negatively impact our business, including our ability to access the debt markets on favorable terms, or could negatively impact our portfolio companies; and

•
the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in Part I, Item 1A of our Annual Report on Form
10-K
for the year ended December 31, 2024 (the “2024 Annual Report”), any subsequent Quarterly Reports on Form
10-Q
or Current Reports on Form
8-K
we file after the date of this prospectus supplement, and those discussed in other documents we file with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include, among other things, those described or identified in “Risk Factors” in this prospectus supplement, the accompanying prospectus and in Part I, Item 1A of our 2024 Annual Report, any subsequent Quarterly Reports on Form
10-Q
or Current Reports on Form
8-K
we file after the date of this prospectus supplement, and those discussed in other documents we file with the SEC and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein or therein, except as required by applicable law.

THE COMPANY
This summary highlights some of the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully. In particular, you should read the more detailed information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.
As used in the prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, references to:

•
“TSLX,” “Sixth Street Specialty Lending,” “we,” “us,” “our,” the “Company,” and the “Registrant” refer to Sixth Street Specialty Lending, Inc., a Delaware corporation, and its consolidated subsidiaries;

•
the consolidated subsidiaries of Sixth Street Specialty Lending, Inc. refers to TC Lending, LLC, Sixth Street SL SPV, LLC, Sixth Street SL Holding, LLC, each a Delaware limited liability company, and Sixth Street Specialty Lending Sub, LLC, a limited liability company incorporated under the laws of the Cayman Islands;

•	“Adviser” refers to Sixth Street Specialty Lending Advisers, LLC, a Delaware limited liability company; and

•	“Sixth Street” refers to Sixth Street Partners, LLC together with its affiliates.
We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code.
Sixth Street Specialty Lending
We are a specialty finance company focused on lending to middle-market companies. Since we began our investment activities in July 2011, through December 31, 2024, we have originated more than $46.2 billion aggregate principal amount of investments and retained approximately $10.9 billion aggregate principal amount of these investments on our balance sheet prior to any subsequent exits and repayments. We seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds, equity securities and other instruments.
By “middle-market companies,” we mean companies that have annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, which we believe is a useful proxy for cash flow, of $10 million to $250 million, although we may invest in larger or smaller companies on occasion. As of December 31, 2024, our core portfolio companies, which exclude certain investments that fall outside of our typical borrower profile and represent 95.4% of our total investments based on fair value, had weighted average annual revenue of $336.0 million and weighted average annual EBITDA of $110.2 million. As of December 31, 2024, our core portfolio companies had a median annual revenue of $146.9 million and a median annual EBITDA of $53.1 million.
We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on direct equity investments, capital gains on the sale of investments and various loan origination and other fees.

We have operated as a BDC since we began our investment activities in July 2011, and we are currently one of the largest BDCs by total assets. In conducting our investment activities, we believe that we benefit from the significant scale and resources of our Adviser and its affiliates.
Investment Portfolio
The companies in which we invest use our capital to support organic growth, acquisitions, market or product expansion and recapitalizations (including restructurings).
We invest in first-lien debt, second-lien debt, mezzanine and unsecured debt and equity and other investments. Our first-lien debt may include stand-alone first-lien loans; “last out” first-lien loans, which are loans that have a secondary priority behind super-senior “first out” first-lien loans; “unitranche” loans, which are loans that combine features of first-lien, second-lien and mezzanine debt, generally in a first-lien position; and secured corporate bonds with similar features to these categories of first-lien loans. Our second-lien debt may include secured loans, and, to a lesser extent, secured corporate bonds, with a secondary priority behind first-lien debt.
As of December 31, 2024, our portfolio based on fair value consisted of 93.9% first-lien debt investments, 0.6% second-lien debt investments, 1.1% mezzanine debt investments, 4.4% equity and less than 0.1% structured credit investments. As of December 31, 2024, 97.2% of our debt investments based on fair value bore interest at floating rates, with 100.0% of these subject to interest rate floors, which we believe helps act as a portfolio-wide hedge against inflation.
As of December 31, 2024, we had investments in 116 portfolio companies (including one structured credit investment, which includes each series of collateralized loan obligation as a separate portfolio company investment) with an aggregate fair value of $3,518.4 million. For the year ended December 31, 2024, the principal amount of new investments funded was $838.9 million in 34 new portfolio companies and 21 existing portfolio companies. For this period, we had $793.7 million aggregate principal amount in exits and repayments.
As of December 31, 2024, the largest single investment based on fair value represented 2.3% of our total investment portfolio. As of December 31, 2024, the average investment size in each of our portfolio companies was approximately $30.3 million based on fair value. Portfolio companies includes investments in structured products including each series of collateralized loan obligation as a portfolio company investment. When excluding investments in structured credit investments, the average investment in our remaining portfolio companies was approximately $30.6 million as of December 31, 2024. As of December 31, 2024, the largest industry represented 16.4% of our total portfolio based on fair value.
Since we began investing in 2011 through December 31, 2024, weighted by capital invested, our exited investments have generated an average realized gross internal rate of return to us of 17.1% (based on total capital invested of $7.9 billion and total proceeds from these exited investments of $10.0 billion).
Ninety-two
percent of these exited investments resulted in a realized gross internal rate of return to us of 10% or greater. For a description of how we calculate gross internal rates of return, see the section entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Realized Gross Internal Rate of Return
” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference.
Corporate Structure
Sixth Street Specialty Lending, Inc. is a Delaware corporation formed on July 21, 2010. Sixth Street Specialty Lending Advisers, LLC is our external manager.
Our portfolio is subject to diversification and other requirements because we elected to be regulated as a BDC under the 1940 Act and treated as a RIC for U.S. federal income tax purposes. We made our BDC election on April 15, 2011. We intend to maintain these elections. See “
Regulation as a Business Development Company
” in Part I, Item 1 of our 2024 Annual Report, which is incorporated herein by reference, for more information on these requirements.
About Our Adviser
Our Adviser is a Delaware limited liability company. Our Adviser acts as our investment adviser and administrator and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, or the Advisers Act.
Our Adviser sources and manages our portfolio through our Investment Team, a dedicated team of investment professionals predominately focused on us. Our Investment Team is led by our Chairman and Chief Executive Officer and our Adviser’s
Co-Chief
Investment Officer Joshua Easterly and our Adviser’s
Co-Chief
Investment Officer Alan Waxman, both of whom have substantial experience in credit origination, underwriting and asset management. Our investment decisions are made by our Investment Review Committee, which includes senior personnel of our Adviser and affiliates of Sixth Street Partners, LLC or “Sixth Street.”
Sixth Street is a global investment business with over $100 billion of assets under management as of December 31, 2024. Sixth Street’s core platforms include Sixth Street Specialty Lending, Sixth Street Lending Partners, which is aimed at U.S. upper middle-market loan originations, Sixth Street Specialty Lending Europe, which is aimed at European middle-market loan originations, Sixth Street TAO, which has the flexibility to invest across all of Sixth Street’s private credit market investments, Sixth Street Opportunities, which focuses on actively managed opportunistic investments across the credit cycle, Sixth Street Credit Market Strategies, which is the firm’s “public-side” credit investment platform focused on investment opportunities in broadly syndicated leveraged loan markets, Sixth Street Growth, which provides financing solutions to growing companies, Sixth Street Fundamental Strategies, which primarily invests in secondary credit, and Sixth Street Agriculture, which invests in niche agricultural opportunities. Sixth Street has a long-term oriented, highly flexible capital base that allows it to invest across industries, geographies, capital structures and asset classes. Sixth Street has extensive experience with highly complex, global public and private investments executed through primary originations, secondary market purchases and restructurings, and has a team of over 650 investment and operating professionals. As of December 31, 2024, seventy-two
(72) of these personnel are dedicated to our business, including fifty-seven (57) investment professionals.
Our Adviser consults with Sixth Street in connection with a substantial number of our investments. The Sixth Street platform provides us with a breadth of large and scalable investment resources. We believe we benefit from Sixth Street’s market expertise, insights into industry, sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments. Sixth Street and its affiliates will refer all middle-market loan origination activities for companies domiciled in the United States to us and conduct those activities through us. The Adviser will determine whether it would be permissible, advisable or otherwise appropriate for us to pursue a particular investment opportunity allocated to us.
Corporate Information
Our principal executive offices are located at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201 and our telephone number is (469)
621-3001.
Our corporate website is located at http://www.sixthstreetspecialtylending.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Sixth Street Specialty Lending, Inc.

Common stock offered by us	Common stock having an aggregate maximum offering price of up to $100.0 million. We may from time to time increase or decrease the size of this “at the market” offering. If we do so, it will be pursuant to a new prospectus supplement or supplement to this prospectus supplement.

Common stock outstanding prior to this offering	93,661,436 common stock outstanding as of February 28, 2025.

Manner of offering	“At the market offering” that may be made from time to time through RBC Capital Markets, LLC, Truist Securities, Inc., Citizens JMP Securities, LLC, Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. as sales agents, using commercially reasonable efforts. See “
Plan of Distribution
” in this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, investing in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and repaying indebtedness (which will be subject to reborrowing). See “
Use of Proceeds
” in this prospectus supplement.

Distributions	To the extent we have earnings available for distribution, we expect to continue distributing quarterly dividends to our stockholders. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Future quarterly dividends, if any, will be determined by our Board. See “
Price Range of Common Stock and Distributions
” in the accompanying prospectus.

To maintain our tax treatment as a RIC, we must make certain distributions. See “
Material U.S. Federal Income Tax Considerations-Regulated Investment Company Classification
” in the accompanying prospectus.

Taxation	We have elected to be treated as a RIC for U.S. federal income tax purposes. Our status as a RIC will enable us to deduct qualifying distributions to our stockholders, so that we will be subject to corporate-level U.S. federal income taxation only in respect of earnings that we retain and do not distribute.

To maintain our status as a RIC and to avoid being subject to corporate-level U.S. federal income taxation on our earnings, we must, among other things:

•	maintain our election under the 1940 Act to be treated as a BDC;

•
derive in each taxable year at least 90% of our gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and

•	maintain diversified holdings.

In addition, we must distribute (or be treated as distributing) in each taxable year dividends for tax purposes equal to at least 90% of our investment company taxable income and net tax-exempt
income for that taxable year.

As a RIC, we generally will not be subject to corporate-level U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to stockholders. If we fail to distribute our investment company taxable income or net capital gains on a timely basis, we will be subject to a nondeductible 4% U.S. federal excise tax. We can be expected to carry forward investment company taxable income in excess of current year distributions into the next tax year and pay a 4% excise tax on such income. Any carryover of investment company taxable income or net capital gains must be timely declared and distributed as a dividend in the taxable year following the taxable year in which the income or gains were earned. See “
Price Range of Common Stock and Distributions
” and “
Material U.S. Federal Income Tax Considerations
” in the accompanying prospectus.

Stockholders who receive dividends and other distributions in the form of shares of common stock generally are subject to the same U.S. federal tax consequences as stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, those stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. See “
Dividend Reinvestment Plan
” in the accompanying prospectus.

Risk factors	Investing in our common stock involves risks. You should read “Risk Factors” in this prospectus supplement, and under similar headings in our most recent annual report on Form 10-K incorporated by reference herein, in the accompanying prospectus, and in the documents that are filed with the SEC on or after the date hereof that are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors to consider carefully before making an investment.

NYSE symbol for our common stock	Our common stock is listed on the NYSE under the symbol “TSLX.”

RISK FACTORS
Investing in our common stock involves a number of significant risks. Before deciding whether to invest in our common stock, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in our most recent annual report on Form 10-K, as well as in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value, the trading price of our common stock and the value of our other securities could decline, and you may lose all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly in the twelve months after the date of this prospectus supplement, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses, which may be greater or less than shown. The offering expenses shown assume that we issue 1,000,000 shares of common stock in the offering at the February 27, 2025 closing price of $23.19 and that the sales agents do not exercise their option to purchase any additional shares. Future expenses will depend on many factors, including our use of leverage, which may vary periodically depending on market conditions, our portfolio composition and our Adviser’s assessment of risks and returns. However, our total borrowings are limited under the 1940 Act so that we may not incur any additional leverage if doing so would cause our asset coverage ratio to fall below 150%, as defined in the 1940 Act. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “us,” the “Company” or “Sixth Street Specialty Lending, Inc.” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as investors in Sixth Street Specialty Lending, Inc.

Stockholder transaction expenses (as a percentage of offering price):
Sales load	1.50	% (1)
Offering expenses	0.01	% (2)
Dividend reinvestment plan expenses	None	(3)

Estimated annual expenses (as a percentage of net assets attributable to common stock) (4) :
Management Fee payable under the Investment Advisory Agreement	3.22	% (5)
Incentive Fee payable under the Investment Advisory Agreement	2.89	% (6)
Interest payments on borrowed funds	9.12	% (7)
Other expenses	1.11	% (8)

Total annual expenses:	16.34%

(1)
The sales load (underwriting discount or commission) with respect to the shares of common stock sold in this offering, which is a one-time
fee paid to the sales agents, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of approximately $0.5 million.
(3)
The expenses of the dividend reinvestment plan are included in “Other expenses” in the table above. The plan administrator’s fees will be paid by us. There are no brokerage charges or other charges to stockholders who participate in the plan, except that if a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a brokerage commission from the proceeds. For additional information, see “
Dividend Reinvestment Plan
” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

(4)	The net assets attributable to common stock used to calculate the percentages in this table reflect our net assets of $1,607.5 million as of December 31, 2024.
(5)
The Management Fee is 1.5% of the average value of our gross assets (including cash and cash equivalents and assets purchased with borrowed amounts) using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. We may from time to time decide it is appropriate to change the terms of our Investment Advisory Agreement (as defined in the accompanying prospectus). Under the 1940 Act, any material change to our Investment

Advisory Agreement must be submitted to stockholders for approval. See “
Management Agreements
” in Part I, Item 1 of our 2024 Annual Report and in Note 3 to our consolidated financial statements in our 2024 Annual Report.
The Management Fee reflected in the table is calculated by determining the ratio that the Management Fee for the year ended December 31, 2024 bears to our net assets attributable to common stock (rather than our gross assets).
From time to time, our Adviser voluntarily has waived certain Management Fees. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Management Fees
” in Part II, Item 2 of our 2024 Annual Report. The above estimates are based on our actual Management Fees for the year ended December 31, 2024. For the year ended December 31, 2024, Management Fees of $1.5 million were waived consisting solely of Management Fees pursuant to the Leverage Waiver.
The Adviser intends to waive a portion of the Management Fee payable under the Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt to equity) (the “Leverage Waiver”). Pursuant to the Leverage Waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of our net asset value at the end of the two most recently completed calendar quarters.

(6)
We may have capital gains and interest income that could result in the payment of an Incentive Fee to the Adviser in the twelve months after the date of this prospectus supplement. The Incentive Fee payable in the example below is based upon our actual results for the year ended December 31, 2024 and assumes that the Incentive Fee is 17.5% for all relevant periods. However, the Incentive Fee payable to the Adviser is based on our performance and will not be paid unless we achieve certain goals.

The Incentive Fee consists of two parts, as follows:
(i) The first component, payable at the end of each quarter in arrears, equals 100% of the pre-Incentive
Fee net investment income in excess of a 1.5% quarterly “hurdle rate,” the calculation of which is further explained below, until the Adviser has received 17.5% of the total pre-Incentive
Fee net investment income for that quarter and, for
pre-Incentive
Fee net investment income in excess of 1.82% quarterly, 17.5% of all remaining pre-Incentive
Fee net investment income for that quarter. The 100%
“catch-up”
provision for
pre-Incentive
Fee net investment income in excess of the 1.5% “hurdle rate” is intended to provide the Adviser with an Incentive Fee of 17.5% on all pre-Incentive
Fee net investment income when that amount equals 1.82% in a quarter (7.28% annualized), which is the rate at which catch-up
is achieved. Once the “hurdle rate” is reached and
catch-up
is achieved, 17.5% of any
pre-Incentive
Fee net investment income in excess of 1.82% in any quarter is payable to the Adviser.
Pre-Incentive
Fee net investment income means dividends, interest and fee income accrued by us during the calendar quarter, minus our operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee).
Pre-Incentive
Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind
interest and zero coupon securities), accrued income that we may not have received in cash.
Pre-Incentive
Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses.
(ii) The second component, payable at the end of each fiscal year in arrears, equaled 15% through March 31, 2014 and, beginning April 1, 2014, equals a weighted percentage of cumulative realized capital gains from the Company’s inception to the end of that fiscal year, less cumulative realized capital losses and unrealized capital losses. This component of the Incentive Fee is referred to as the Capital Gains Fee. Each year, the fee paid for this component of the Incentive Fee is net of the aggregate amount of any previously paid Capital

Gains Fee for prior periods. For capital gains that accrue following March 31, 2014, the Incentive Fee rate is 17.5%. The Company accrues, but does not pay, a capital gains Incentive Fee with respect to unrealized capital gains because a capital gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. The weighted percentage is intended to ensure that for each fiscal year following the completion of the IPO, the portion of the Company’s realized capital gains that accrued prior to March 31, 2014, is subject to an Incentive Fee rate of 15% and the portion of the Company’s realized capital gains that accrued beginning April 1, 2014 is subject to an Incentive Fee rate of 17.5%. As of March 31, 2020, there are no remaining investments that were made prior to April 1, 2014, and as a result, the Incentive Fee rate of 17.5% is applicable to any future realized capital gains.
For purposes of determining whether
pre-Incentive
Fee net investment income exceeds the hurdle rate,
pre-Incentive
Fee net investment income is expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter.
Pre-Incentive
Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses. Because of the structure of the Incentive Fee, it is possible that we may pay an Incentive Fee in a quarter in which we incur a loss. For example, if we receive pre-Incentive
Fee net investment income in excess of the quarterly minimum hurdle rate, we will pay the applicable Incentive Fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses. In addition, because the quarterly minimum hurdle rate is calculated based on our net assets, decreases in our net assets due to realized or unrealized capital losses in any given quarter may increase the likelihood that the hurdle rate is reached and therefore the likelihood of us paying an Incentive Fee for that quarter. Our net investment income used to calculate this component of the Incentive Fee is also included in the amount of our gross assets used to calculate the Management Fee because gross assets are total assets (including cash received) before deducting liabilities (such as declared dividend payments).
Section 205(b)(3) of the Advisers Act, as amended, prohibits the Adviser from receiving the payment of fees on unrealized gains until those gains are realized, if ever. There can be no assurance that such unrealized gains will be realized in the future. See Note 3 to our consolidated financial statements in our 2024 Annual Report and “
Management Agreements-Investment Advisory Agreement; Administration Agreement; License Agreement
” in Part I, Item 1 of our 2024 Annual Report.
From time to time, our Adviser has voluntarily waived certain Incentive Fees. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Incentive Fees
” in Part II, Item 7 of our 2024 Annual Report. The above estimates do not reflect or assume any such waivers.

(7)
Interest payments on borrowed funds is based on our interest expense for the year ended December 31, 2024 under our credit facilities excluding fees (such as fees on undrawn amounts and amortization of upfront fees) and including the swap-adjusted interest expense related to our 2026 Notes, 2028 Notes and 2029 Notes. This item is based on the assumption that our borrowings and interest costs after an offering will remain similar to those prior to such offering. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. On October 8, 2018, our stockholders approved the application of the minimum asset coverage ratio of 150% to us, as set forth in Section 61(a)(2) of the 1940 Act, as amended by the SBCAA. Our stockholders indirectly bear the costs of borrowings under any debt instruments we may enter into.

(8)
Includes our overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Adviser, and excise taxes. See “
Agreements and Related Party Transactions-Administration Agreement; Investment Advisory Agreement
;” in Part I, Item 1 of our 2024 Annual Report and Note 3 to our consolidated financial statements in our 2024 Annual Report. The expenses in this table are based on our actual other expenses and excise taxes for the year ended December 31, 2024.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The Incentive Fee payable in the example below assumes that the Incentive Fee is 17.5% for all relevant periods. Transaction expenses are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return from realized capital gains	$143	$391	$594	$959
The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the Incentive Fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the example assumes that the 5% annual return will be generated entirely through the realization of capital gains on our assets and, as a result, will trigger the payment of the capital gains portion of the Incentive Fee under the Investment Advisory Agreement. The income portion of the Incentive Fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an Incentive Fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value. See “
Dividend Reinvestment Plan
” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.
This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

USE OF PROCEEDS
Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on or through the NYSE, sales made to or through market makers and sales made through any other existing trading market or electronic communications network, and by any other method permitted by law, including but not limited to privately negotiated transactions, which may include block trades, as we and the sales agents may agree. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in this paragraph depending on, among other things, the market price of our common stock and the NAV per share of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this prospectus supplement. However, the sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less the sales agents’ commission, discount or other compensation for such sales payable under the equity distribution agreements, will not be less than the NAV per share of our common stock at the time of such sale, unless we have received approval of a majority of our shareholders (including a majority of our unaffiliated shareholders) and our Independent Trustees. Assuming the sale of common stock having an aggregate offering price of $100.0 million pursuant to this prospectus supplement and the accompanying prospectus, we estimate that the net proceeds would be approximately $98.0 million after deducting the sales agents’ estimated commissions of approximately $1.5 million payable by us and estimated offering expenses of approximately $0.5 million payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, investing in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and repaying indebtedness (which will be subject to reborrowing). We may use a portion of net proceeds of any sale of our common stock pursuant to this offering to repay existing borrowings outstanding. As of December 31, 2024, aggregate commitments under the facility were $1.7 billion. However, through reborrowing under the Revolving Credit Facility, we intend to make new investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus. The stated maturity date of the Revolving Credit Facility is April 24, 2029 with respect to $1.505 billion of commitments, February 4, 2026 for $25.0 million of commitments and April 23, 2027 for $170.0 million of commitments. As of December 31, 2024, amounts drawn under the facility bear interest at either the applicable reference rate plus an applicable credit spread adjustment, plus a margin of either 1.75% or 1.875%, or the base rate plus a margin of either 0.75% or 0.875%. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Revolving Credit Facility
” in Part II, Item 2 of our 2024 Annual Report.
Affiliates of certain sales agents are lenders under certain of our indebtedness, including our Revolving Credit Facility. Accordingly, affiliates of certain of the sales agents may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase such outstanding indebtedness.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
The information required by this item is contained in our Quarterly Report on Form
10-Q
for the quarter ended March 31, 2024, filed with the SEC on May 1, 2024, our Quarterly Report on Form
10-Q
for the quarter ended June 30, 2024, filed with the SEC on July 31, 2024, our Quarterly Report on Form
10-Q
for the quarter ended September 30, 2024, filed with the SEC on November 5, 2024, and our annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025, each of which is incorporated by reference in this prospectus supplement.

CAPITALIZATION
The following table sets forth our consolidated capitalization at December 31, 2024. You should read this table together with “Use of Proceeds” described in this prospectus supplement and our most recent balance sheet included in our 2024 Annual Report incorporated by reference in this prospectus supplement.

As of December 31, 2024
(Amounts in thousands, except share and per share amounts)
Cash and cash equivalents	$27,328
Debt (1)
Revolving Credit Facility	1,004,058
2026 Notes	300,000
2028 Notes	300,000
2029 Notes	350,000
Total Debt	1,954,058
Stockholders’ Equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	$—
Common stock, $0.01 par value; 400,000,000 shares authorized; 94,325,686 shares issued and 93,661,436 shares outstanding	943
Additional paid-in capital	1,519,337
Treasury stock at cost, 664,250 shares	(10,459)
Distributable earnings	97,708
Total stockholders’ equity	$1,607,529
Total capitalization	$3,582,225

(1)
The above table reflects the principal amount of indebtedness outstanding as of December 31, 2024. Outstanding indebtedness under the Revolving Credit Facility was $689.9 million as of February 26, 2025. The net proceeds from this offering are expected to be used for general corporate purposes, which may include, among other things, investing in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and repaying indebtedness (which will be subject to reborrowing). We may use a portion of net proceeds of any sale of our common stock pursuant to this offering to repay existing borrowings outstanding. See “Use of Proceeds” in this prospectus supplement.

MANAGEMENT
Please refer to our most recent definitive proxy statement relating to our 2024 Annual Meeting of Stockholders and in our 2024 Annual Report, as well as subsequent filings with the SEC, which are incorporated by reference herein, for information relating to the management of the Company and for information relating to the Adviser.
Portfolio Management
The Adviser manages our
day-to-day
operations and provides us with investment advisory and management services and certain administrative services. We consider Joshua Easterly to be our portfolio manager who is primarily responsible for the day-to-day
management of our portfolio. Please refer to our most recent definitive proxy statement, which is incorporated by reference herein, for the biographical information of the Company’s portfolio manager.
The Company’s portfolio manager does not receive any direct compensation from us for serving is such capacity.
The table below shows the dollar range of shares of common stock beneficially owned by our portfolio manager as of December 31, 2023:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Company
Joshua Easterly	Over 1,000,000
Other Accounts Managed
As of December 31, 2023, Joshua Easterly managed, or was a member of the management team for, the following client accounts:

	Number of Accounts	Assets of Accounts	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee
Registered Investment Companies	—	—	—	—
Pooled Investment Vehicles Other Than Registered Investment Companies (1)	139	$68.5 billion	118	$65.8 billion
Other Accounts	5	$6.8 billion	1	$0.1 billion

(1)	Includes management investment companies that have elected to be regulated as business development companies under the 1940 Act.

PLAN OF DISTRIBUTION
We have entered into separate equity distribution agreements with RBC Capital Markets, LLC, Truist Securities, Inc., Citizens JMP Securities, LLC, Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. under which each will act as our sales agent in connection with the offer and sale of our common stock pursuant to this prospectus supplement and the accompanying prospectus.
Upon written instructions from us, a sales agent will use its commercially reasonable efforts consistent with its normal sales and trading practices to sell, as our sales agent, our common stock under the terms and subject to the conditions set forth in the respective equity distribution agreement. We will instruct each sales agent as to the amount of our common stock to be sold by it. We may instruct a sales agent not to sell our common stock if the sales cannot be effected at or above the price designated by us in any instruction. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less the sales agent’s commission, discount or other compensation for such sales payable under the applicable equity distribution agreement, will not be less than the NAV per share of our common stock as determined within 48 hours of such sale unless we have received requisite approval of a majority of our shareholders (including a majority of our unaffiliated shareholders) and our Independent Trustees, in accordance with the applicable equity distribution agreement. We or the sales agents may suspend this offering of our common stock upon proper notice and subject to other conditions. We cannot predict the number of such shares of common stock that we may sell hereby or if any such shares will be sold.
Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings, as defined in Rule 415(a)(4) under the Securities Act, including, without limitation, sales made directly on the NYSE or a similar securities exchange or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices.
If our common stock is sold by one or more of the sales agents, the applicable sales agent will provide written confirmation of a sale to us following the close of trading on the NYSE each trading day on which our common stock is sold under such sales agent’s equity distribution agreement. Each confirmation will include the number of our common stock sold that day, the net proceeds to us and the compensation payable by us to such sales agent in connection with the sales.
Under the terms of the equity distribution agreements, each of the sales agents will be entitled to compensation of up to 1.50% of the gross sales price of any common stock sold through it as sales agents. We may reimburse the sales agents for certain expenses associated with this offering. We estimate that the total expenses for this offering, excluding compensation payable to the sales agents under the terms of each equity distribution agreement, will be approximately $0.5 million.
Settlement for sales of our common stock will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Under the terms of the equity distribution agreements, we also may sell our common stock to the sales agents as principal for their own accounts at a price agreed upon at the time of sale. The sales agents may from time to time offer the common stock sold to them as principal through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with the applicable sales agent, setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement to the extent required by law.

We will report in a prospectus supplement and/or our filings under the Exchange Act, at least quarterly, the number of our common stock sold through the sales agents under the equity distribution agreements and the net proceeds to us.
In connection with the sale of our common stock on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents with respect to certain civil liabilities, including liabilities under the Securities Act.
If we have reason to believe that our common stock is no longer an “actively traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act we will promptly notify the sales agents and sales of our common stock pursuant to the equity distribution agreements will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.
The offering of our common stock pursuant to the equity distribution agreements will terminate upon the earlier of (i) the sale of all of our common stock subject to the equity distribution agreements or (ii) the termination of the equity distribution agreements as permitted therein.
Conflicts of Interest
The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial
activities and services. The sales agents and their respective affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to, and their respective affiliates have provided, and may from time to time in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. In particular, the sales agents or their respective affiliates may execute transactions with the Company or on behalf of the Company, the Advisers and/or its affiliates or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the sales agents or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to the Company, the Adviser, and their affiliates and managed funds.
The sales agents or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to the Company, the Adviser or any of our portfolio companies.
We may purchase securities of third parties from the sales agents or their affiliates. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities. We would purchase any such securities only if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the sales agents and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the sales agents and their affiliates in the ordinary course of their business and not in connection with this offering. In addition, the sales agents or their affiliates may develop analyses or opinions related to the Company, the Adviser or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding the Adviser to our shareholders or any other persons.

In the ordinary course of their business activities, the sales agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to the Company’s assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the Company. The sales agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Such investment and securities activities may involve our securities and instruments.
Proceeds of the sale of our common stock pursuant to this offering may be used to repay or repurchase outstanding indebtedness under the Revolving Credit Facility. Affiliates of certain sales agents are lenders under the Revolving Credit Facility and may receive proceeds of this offering to the extent proceeds are used to repay or repurchase outstanding indebtedness under the Revolving Credit Facility.
The principal business address of RBC Capital Markets, LLC is Brookfield Place 200 Vesey Street, New York, New York 10281. The principal business address of Truist Securities, Inc. is 50 Hudson Yards, 70 th
Floor, New York, New York 10001. The principal business address of Citizens JMP Securities, LLC is 101 California Street, Suite 1700, San Francisco, California 94111. The principal business address of Keefe, Bruyette & Woods, Inc. is 787 Seventh Avenue, 4th Floor, New York, New York 10019. The principal business address of Raymond James & Associates, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

LEGAL MATTERS
Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. In addition, Morris, Nichols, Arsht & Tunnell LLP will pass on certain legal matters for us. Certain legal matters in connection with the offering will be passed upon for the sales agents by Ropes & Gray LLP.

INFORMATION INCORPORATED BY REFERENCE
This prospectus supplement is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 13, 2025 (the “2024 Annual Report”);

•	our Current Report on Form 8-K (other than information furnished rather than filed), filed with the SEC on February 13, 2025; and

•
the information specifically incorporated by reference into the Annual Report on Form
10-K
for the fiscal year ended December 31, 2023, filed with the SEC on February 15, 2024 from our Definitive Proxy Statement on Schedule 14A relating to our 2024 Annual Meeting of Stockholders, filed with the SEC on April 11, 2024.

We incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of these securities; provided, however, the information “furnished” under Item 2.02 or Item 7.01 of Form
8-K
or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and any accompanying prospectus. Information that we file with the SEC will automatically update and may supersede information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.
We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost. Any such request may be made by contacting us in writing at the following address:
Sixth Street Specialty Lending, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201
Attention: TSLX Investor Relations
Email: IRTSLX@sixthstreet.com.
You should rely only on the information incorporated by reference or provided in this prospectus supplement or accompanying prospectus. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

PROSPECTUS

Sixth Street Specialty Lending, Inc.

Common Stock

Preferred Stock

Subscription Rights

Warrants

Debt Securities

We are a specialty finance company focused on lending to middle-market companies that has elected to be regulated as a business development company under the Investment Company Act of 1940. We seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds and equity securities. By “middle-market companies,” we mean companies that have annual EBITDA, which we believe is a useful proxy for cash flow, of $10 million to $250 million, although we may invest in larger or smaller companies on occasion As of September 30, 2023, our investment portfolio consisted of investments in 131 portfolio companies (including 42 structured credit investments, which include each series of collateralized loan obligation as a separate portfolio company investment) with an aggregate fair value of $3,113.3 million. We intend to continue to pursue an investment strategy focused primarily on direct origination of loans to middle-market companies domiciled in the United States.

We are an externally-managed, closed-end, non-diversified management investment company. Sixth Street Specialty Lending Advisers, LLC, or the Adviser, acts as our investment adviser and administrator. Our investment decisions are made by our Investment Review Committee, which includes senior personnel of our Adviser and Sixth Street Partners, LLC or “Sixth Street.” Sixth Street is a global investment business with over $60 billion of assets under management as of September 30, 2023.

The companies in our investment portfolio are typically highly leveraged, and, in many cases, our investments in these companies are not rated by any rating agency. If these investments were rated, we believe that most would likely receive a rating of below investment grade (that is, below BBB- or Baa3, which is often referred to as “junk”). Our exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal. The debt investments in our portfolio generally have a significant portion of principal due at the maturity of the investment, which would result in a substantial loss to us if such borrowers are unable to refinance or repay their debt at maturity.

Substantially all of our debt investments have variable interest rates that reset periodically based on interest rate benchmarks such as the London Interbank Offered Rate, the Euro Interbank Offered Rate, the Secured Overnight Financing Rate, the Sterling Overnight Interbank Average Rate, the Federal Funds Effective Rate or the Prime Rate. As a result, significant increases in such interest rate benchmarks in the future would make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.” The preferred stock, debt securities, subscription rights and warrants offered hereby may be convertible or exchangeable into shares of our common stock. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus.

In the event we offer common stock, the offering price per share of our common stock less any underwriting discounts or commissions will generally not be less than the net asset value per share of our common stock at the time we make the offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our net asset value per share (i) in connection with a rights offering to our existing stockholders, (ii) with the prior approval of the majority of our outstanding voting securities or (iii) under such other circumstances as the Securities and Exchange Commission may permit.

The securities may be offered directly to one or more purchasers, or through agents designated from time to time by us or to or through underwriters or dealers. Each prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of the securities, and will disclose any applicable purchase price, fee, discount or commissions arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We will not sell any of the securities pursuant to this registration statement through agents, underwriters or dealers without delivery of this prospectus and a prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “TSLX.” On December 20, 2023, the last reported sales price of our common stock on the NYSE was $21.08 per share. The net asset value per share of our common stock at September 30, 2023 (the last date prior to the date of this prospectus for which we reported net asset value) was $16.97.

Investing in our securities involves a high degree of risk. Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset values. If our shares trade at a discount to our net asset value, purchasers in any offering will face increased risk of loss. In addition, the companies in which we invest are subject to special risks. Before buying any securities, you should read the discussion of the material risks of investing in our securities, including the risk of leverage, in “Risk Factors“ beginning on page 24 of this prospectus and in the documents incorporated by reference herein.

This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement.

Please read this prospectus and any accompanying prospectus supplements, including any information incorporated by reference herein or therein, before investing and keep such documents for future reference. This prospectus and any accompanying prospectus supplements, and the documents incorporated by reference herein or therein, contain important information about us that a prospective investor ought to know before investing in our securities. Information required to be included in a Statement of Additional Information may be found in this prospectus and an accompanying prospectus supplement, as applicable. We also file periodic and current reports, proxy statements and other information about us with the Securities and Exchange Commission. This information is available free of charge by contacting us at 888 7th Avenue, 41st Floor, New York, NY 10106, Attention: TSLX Investor Relations, by emailing us at IRTSLX@sixthstreet.com or visiting our website at https://sixthstreetspecialtylending.gcs-web.com/. Information on our website is not incorporated into or a part of this prospectus or any prospectus supplement. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains this information.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2023

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus, any prospectus supplement to this prospectus or any information that we have incorporated by reference herein or therein. This prospectus and any such supplements do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus and any such supplements is accurate only as of the dates on their respective covers unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since then. We will update these documents to reflect material changes only as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act, we may offer, from time to time, in one or more offerings of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, on terms to be determined at the time of the offering.

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The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the offerings of securities that we may conduct pursuant to this prospectus. Each time we use this prospectus to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

Please read this prospectus and the accompanying prospectus supplement, including any information incorporated herein or therein by reference, before you make an investment decision. You should also read the documents we have referred you to in “Available Information” and “Information Incorporated by Reference” below for information on our company and our consolidated financial statements.

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SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read this entire prospectus and any accompanying prospectus supplement, including any information incorporated herein or therein by reference, carefully. In particular, you should read the more detailed information set forth under “Risk Factors” and the consolidated financial statements and the related notes included elsewhere in this prospectus and any accompanying prospectus supplement or incorporated by reference herein or therein.

As used in the prospectus, except where the context suggests otherwise, references to:

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“TSLX,” “Sixth Street Specialty Lending,” “we,” “us,” “our,” the “Company,” and the “Registrant” refer to Sixth Street Specialty Lending, Inc., a Delaware corporation, and its consolidated subsidiaries;

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the consolidated subsidiaries of Sixth Street Specialty Lending, Inc. refers to TC Lending, LLC, Sixth Street SL SPV, LLC and Sixth Street SL Holding, LLC, each a Delaware limited liability company, and Sixth Street Specialty Lending Sub, LLC, a Cayman Islands limited liability company;

•	“Adviser” refers to Sixth Street Specialty Lending Advisers, LLC, a Delaware limited liability company; and

•	“Sixth Street” refers to Sixth Street Partners, LLC.

We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code.

Sixth Street Specialty Lending

We are a specialty finance company focused on lending to middle-market companies. Since we began our investment activities in July 2011, through September 30, 2023, we have originated more than $28.6 billion aggregate principal amount of investments and retained approximately $9.8 billion aggregate principal amount of these investments on our balance sheet prior to any subsequent exits and repayments. We seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds and equity securities. By “middle-market companies,” we mean companies that have annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, which we believe is a useful proxy for cash flow, of $10 million to $250 million, although we may invest in larger or smaller companies on occasion. As of September 30, 2023 our core portfolio companies, which excludes certain investments that fall outside of our typical borrower profile and represent 92.8% of our total investments based on fair value, had weighted average annual revenue of $209.0 million and weighted average annual EBITDA of $69.2 million.

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on direct equity investments, capital gains on the sale of investments and various loan origination and other fees.

We have operated as a BDC since we began our investment activities in July 2011, and we are currently one of the largest BDCs by total assets. In conducting our investment activities, we believe that we benefit from the significant scale and resources of our Adviser and its affiliates.

Investment Portfolio

The companies in which we invest use our capital to support organic growth, acquisitions, market or product expansion and recapitalizations (including restructurings). We invest in first-lien debt, second-lien debt, mezzanine and unsecured debt and equity and other investments. Our first-lien debt may include stand-alone first-lien loans; “last out” first-lien loans, which are loans that have a secondary priority behind super-senior “first out” first-lien loans; “unitranche” loans, which are loans that combine features of first-lien, second-lien and mezzanine debt, generally in a first-lien position; and secured corporate bonds with similar features to these categories of first-lien loans. Our second-lien debt may include secured loans, and, to a lesser extent, secured corporate bonds, with a secondary priority behind first-lien debt.

As of September 30, 2023, based on fair value our portfolio consisted of 91.0% first-lien debt investments, 1.3% second-lien debt investments, 1.2% mezzanine debt investments, 4.8% equity and other investments and 1.7% structured credit investments. As of September 30, 2023, 99.7% of our debt investments based on fair value bore interest at floating rates, with 100.0% of these subject to interest rate floors, which we believe helps act as a portfolio-wide hedge against inflation.

As of September 30, 2023, we had investments in 131 portfolio companies (including 42 structured credit investments, which include each series of collateralized loan obligation as a separate portfolio company investment) with an aggregate fair value of $3,113.3 million. For the three months ended September 30, 2023, the principal amount of new investments funded was $151.6 million in eight new portfolio companies and two existing portfolio companies. For this period, we had $158.9 million aggregate principal amount in exits and repayments.

As of December 31, 2022, we had investments in 121 portfolio companies with an aggregate fair value of $2,787.9 million. For the three months ended September 30, 2022, the principal amount of new investments funded was $274.4 million in twenty-five new portfolio companies and six existing portfolio companies. For this period, we had $15.8 million aggregate principal amount in exits and repayments.

As of September 30, 2023, the largest single investment based on fair value represented 2.5% of our total investment portfolio. As of September 30, 2023, the average investment size in each of our portfolio companies was approximately $23.8 million based on fair value. Portfolio companies includes investments in structured products including each series of collateralized loan obligation as a portfolio company investment. When excluding investments in structured products the average investment in our remaining portfolio companies was approximately $34.4 million as of September 30, 2023. As of September 30, 2023, the largest industry represented 15.7% of our total portfolio based on fair value.

Since we began investing in 2011 through September 30, 2023, weighted by capital invested, our exited investments have generated an average realized gross internal rate of return to us of 17.5% (based on total capital invested of $6.9 billion and total proceeds from these exited investments of $8.7 billion). Ninety percent of these exited investments resulted in a realized gross internal rate of return to us of 10% or greater. For a description of how we calculate gross internal rates of return, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Realized Gross Internal Rate of Return” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2023 (“3Q 2023 Quarterly Report”), which is incorporated by reference in this prospectus.

Corporate Structure

Sixth Street Specialty Lending, Inc. is a Delaware corporation formed on July 21, 2010. Sixth Street Specialty Lending Advisers, LLC is our external manager.

Our portfolio is subject to diversification and other requirements because we elected to be regulated as a BDC under the 1940 Act and treated as a RIC for U.S. federal income tax purposes. We made our BDC election on April 15, 2011. We intend to maintain these elections. See “Regulation as a Business Development Company” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”) for more information on these requirements.

About Our Adviser

Our Adviser is a Delaware limited liability company. Our Adviser acts as our investment adviser and administrator and is a registered investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended, or the Advisers Act.

Our Adviser sources and manages our portfolio through our Investment Team, a dedicated team of investment professionals predominately focused on us. Our Investment Team is led by our Chairman and Chief Executive Officer and our Adviser’s Co-Chief Investment Officer Joshua Easterly and our Adviser’s Co-Chief Investment Officer Alan Waxman, both of whom have substantial experience in credit origination, underwriting and asset management. Our investment decisions are made by our Investment Review Committee, which includes senior personnel of our Adviser and Sixth Street Partners, LLC or “Sixth Street.”

Sixth Street is a global investment business with over $75 billion of assets under management as of September 30, 2023. Sixth Street’s core platforms include Sixth Street Specialty Lending, Sixth Street Specialty Lending Europe, which is aimed at European middle-market loan originations, Sixth Street TAO, which has the flexibility to invest across all of Sixth Street’s private credit market investments, Sixth Street Opportunities, which focuses on actively managed opportunistic investments across the credit cycle, Sixth Street Credit Market Strategies, which is the firm’s “public-side” credit investment platform focused on investment opportunities in broadly syndicated leveraged loan markets, Sixth Street Growth, which provides financing solutions to growing companies, Sixth Street Fundamental Strategies, which primarily invests in secondary credit, and Sixth Street Agriculture, which invests in niche agricultural opportunities. Sixth Street has a long-term oriented, highly flexible capital base that allows it to invest across industries, geographies, capital structures and asset classes. Sixth Street has extensive experience with highly complex, global public and private investments executed through primary originations, secondary market purchases and restructurings, and has a team of over 520 investment and operating professionals. As of September 30, 2023, sixty-seven (67) of these personnel are dedicated to our business, including fifty-three (53) investment professionals.

Our Adviser consults with Sixth Street in connection with a substantial number of our investments. The Sixth Street platform provides us with a breadth of large and scalable investment resources. We believe we benefit from Sixth Street’s market expertise, insights into industry, sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments. Sixth Street and its affiliates will refer all middle-market loan origination activities for companies domiciled in the United States to us and conduct those activities through us. The Adviser will determine whether it would be permissible, advisable or otherwise appropriate for us to pursue a particular investment opportunity allocated to us.

On April 15, 2011, the Company entered into the Investment Advisory Agreement with the Adviser. The Investment Advisory Agreement was subsequently amended on December 12, 2011. Under the terms of the Investment Advisory Agreement, the Adviser provides investment advisory services to the Company. The Adviser’s services under the Investment Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Company are not impaired. Under the terms of the Investment Advisory Agreement, the Company will pay the Adviser the Management Fee and may also pay certain Incentive Fees.

About Our Administrator

On March 15, 2011, we entered into the Administration Agreement with our Adviser (the “Administration Agreement”). Under the terms of the Administration Agreement, the Adviser acts as our administrator and provides administrative services to us. These services include providing office space, equipment and office services, maintaining financial records, preparing reports to stockholders and reports filed with the SEC, and managing the payment of expenses and the oversight of the performance of administrative and professional services rendered by others. Certain of these services are reimbursable to the Adviser under the terms of the Administration Agreement. In addition, the Adviser is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we pay or reimburse the Adviser for certain expenses incurred by any such affiliates or third parties for work done on our behalf.

In February 2017, the Board of Directors of the Company and the Adviser entered into an amended and restated administration agreement (the “Administration Agreement”) reflecting certain clarifications to the agreement to provide greater detail regarding the scope of the reimbursable costs and expenses of the Administrator’s services.

In November 2023, the Board renewed the Administration Agreement. Unless earlier terminated as described below, the Administration Agreement will remain in effect until November 2024, and may be extended subject to required approvals. The Administration Agreement may be terminated by either party without penalty on 60 days’ written notice to the other party.

See the section entitled “Administration Agreement” in Note 3 to our consolidated financial statements in our 3Q 2023 Quarterly Report.

Market Opportunity

Our investment objective is to generate current income by targeting investments with favorable risk-adjusted returns. We believe the middle-market lending environment provides opportunities for us to meet this objective as a result of a combination of the following factors:

Limited availability of capital for middle-market companies. We believe that certain structural changes in the market have reduced the amount of capital available to middle-market companies. In particular, we believe there are currently fewer providers of capital to middle-market companies. Traditional middle-market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination activities and are focusing on more liquid asset classes. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle-market companies to raise debt capital through public capital markets. We believe the Basel III Accord and regulations imposed by the Federal Reserve, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, or FDIC, significantly increase capital and liquidity requirements for banks, decreasing their capacity to hold non-investment grade leveraged loans on their balance sheets. We believe these factors reduce the capacity of traditional lenders to serve this market segment and, as a result, increase the cost of borrowing for middle-market companies.

Strong demand for debt capital. We believe middle-market companies will continue to require access to debt capital to refinance existing debt, support growth and finance acquisitions. In addition, we believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd., an alternative assets industry data and research company, at over $2.7 trillion as of December 12, 2023, will continue to drive deal activity. We expect that private equity firms will continue to pursue acquisitions and to seek to leverage their equity investments with secured loans provided by companies such as ours.

Attractive investment dynamics. An imbalance between the supply of, and demand for, middle-market debt capital creates attractive pricing dynamics. The directly negotiated nature of middle-market financings also generally provides more favorable terms to the lender, including stronger covenant and reporting packages, better call protection, and lender-protective change of control provisions. Additionally, we believe BDC managers’ expertise in credit selection and ability to manage through credit cycles has generally resulted in BDCs experiencing lower loss rates than U.S. commercial banks through credit cycles. Further, we believe that historical middle-market default rates have been lower, and recovery rates have been higher, as compared to the larger market capitalization, broadly distributed market, leading to lower cumulative losses.

Conservative capital structures. Following the credit crisis, which we define broadly as occurring between mid-2007 and mid-2009, borrowers have generally been required to maintain more equity as a percentage of their total capitalization, specifically to protect lenders during periods of economic downturns. With more conservative capital structures, middle-market companies have exhibited higher levels of cash flows available to service their debt. In addition, middle-market companies often are characterized by simpler capital structures than larger borrowers, which facilitates a streamlined underwriting process and improves returns to lenders during a restructuring process.

Specialized lending requirements. Lending to middle-market companies requires specialized due diligence and underwriting capabilities, as well as extensive ongoing monitoring. Middle-market lending also is generally more labor-intensive than lending to larger companies due to smaller investment sizes and the lack of publicly available information on these companies. We believe the experience and resources of our Adviser and Sixth Street position us more strongly than many capital providers to lend to middle-market companies.

Desirability of partnering with BDCs. We believe middle-market companies see advantages in raising capital from BDCs. BDCs have the ability to offer attractive financing structures, including unitranche loans and “one-stop” financings and can provide a valuable combination of flexibility to develop loans that reflect each borrower’s distinct situation, long-term relationship focus and reliability as a potential source of future capital.

Competitive Strengths and Core Competencies

Leading platform and access to proprietary deal flow. The substantial majority of our investments are not intermediated and are originated without the assistance of investment banks or other traditional Wall Street sources. Our Adviser has a dedicated team of 53 investment professionals responsible for originating, underwriting, executing and managing the assets of our direct lending transactions. This team is responsible for sourcing and executing opportunities directly, while leveraging the resources and expertise of the Sixth Street platform. The senior members of our Investment Team have over 450 years of collective experience as commercial dealmakers.

In addition to executing direct calling campaigns on companies based on the Adviser’s sector and macroeconomic views, our Investment Team also maintains direct contact with financial sponsors, banks, corporate advisory firms, industry consultants, attorneys, investment banks, “club” investors and other potential sources of lending opportunities. By sourcing through multiple channels, we believe we are able to generate investment opportunities that have more attractive risk-adjusted return characteristics than by relying solely on origination flow from investment banks or other intermediaries.

In addition, our Adviser draws upon the resources of Sixth Street in underwriting transactions, performing due diligence, managing assets and optimizing our operations as a public company. Access to Sixth Street resources complements our Adviser’s view of markets and provides insight into important cyclical patterns.

Disciplined investment and underwriting process. Through our Adviser, we seek to achieve the highest risk-adjusted returns available as opposed to the highest absolute return available. Our investment approach seeks to combine a rigorous analysis of macroeconomic and market factors with a deep understanding of individual companies and their assets, management and prospects. We believe four factors distinguish our investment approach:

•	Flexibility. Our broad middle-market focus and our Adviser’s integrated position within Sixth Street allow us to determine current market opportunities and identify relative value.

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Risk pricing. The risk profile of our portfolio evolves across credit cycles as credit tightens and loosens. During periods when risk premiums are tight and pricing alone may not reflect the possibility for volatility, we typically focus on investing at a senior position in deals that permit us to control duration (that is, price sensitivity as a function of time and changes in interest rates, expressed as a number of years). Conversely, during periods when risk premiums are wide, we seek to capture an incremental risk premium by offering more junior instruments that have higher rates and longer durations.

•	Disciplined four-tiered investment framework. Through our Adviser, we perform detailed company-specific analysis focusing on a four-tiered investment framework:

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Business and sector selection. We focus on companies with enterprise value between $50 million and $1 billion. When reviewing potential investments, we seek to invest in businesses with high marginal cash flow, recurring revenue streams and where we believe credit quality will improve over time. We look for portfolio companies that we think have a sustainable competitive advantage in growing industries or distressed situations. We also seek companies where our investment will have a low loan-to-value ratio. We currently do not limit our focus to any specific industry and we may invest in larger or smaller companies.

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Investment structuring. We focus on investing at the top of the capital structure and protecting that position. We carefully diligence and structure investments to include strong investor covenants. As a result, we structure investments with a view to creating opportunities for early intervention in the event of non-performance or stress. In addition, we seek to retain effective voting control in investments over the loans or particular class of securities in which we invest through maintaining affirmative voting positions or negotiating consent rights that allow us to retain a blocking position. We also aim for our loans to mature on a medium term, between two to six years after origination.

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Deal dynamics. We focus on, among other deal dynamics, direct origination of investments, where we identify and lead the investment transaction. We seek transactions that are too small for the traditional high yield market. We look to invest in companies that value our commitment and ability to originate an investment that meets their goals and fits within their existing capital structure.

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Risk Mitigation. We seek to mitigate non-credit-related risk on our returns in several ways, including call protection provisions to protect future payment income. In addition, most of our investments are floating rate in nature, which we believe helps act as a portfolio-wide hedge against inflation.

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Robust and active investment management. Our Adviser rigorously monitors the credit profile of portfolio investments, with the aim of proactively identifying sector and operational issues and carefully managing risks. The information gathered on market trends through this process also informs our underwriting for new loans.

We tailor investments rather than focusing only on driving investment volume.

Carefully constructed, existing portfolio consisting of predominantly senior, floating rate loans across a broad range of industries and borrowers. Since we began investing in July 2011, through September 30, 2023, we have originated more than $28.6 billion aggregate principal amount of investments. As of September 30, 2023, our investment portfolio consisted of investments in 131 portfolio companies (including 42 structured credit investments, which include each series of collateralized loan obligation as a separate portfolio company investment) with an aggregate fair value of $3,113.3 million that we believe exhibits strong credit quality and broad industry composition. As of September 30, 2023, 99.7% of our debt investments based on fair value bore interest at floating rates, with 100.0% of these subject to interest rate floors, and 91.0% of the fair value of our portfolio was invested in first-lien debt investments. We believe this portfolio will allow us to generate meaningful investment income, and consequently dividend income, for our stockholders.

Experienced management team. The Adviser has a highly experienced management team consisting of nine Sixth Street Partners and nine Sixth Street Managing Directors, with deep experience identifying and executing transactions across a broad range of industries and types of financings. Over their careers, our team has developed unique relationships and access to proprietary sourcing and servicing channels. The team includes the founder of the Goldman Sachs Specialty Lending Group, Alan Waxman, who managed the group from its inception in 2003 through 2009, and other senior members, such as Joshua Easterly, who was Co-head from 2006 through 2010. The team also includes Michael Fishman, who, as National Director of Loan Originations at Wells Fargo Capital Finance, oversaw primary and secondary lending, loan distribution and syndications, strategic transactions and new lending products from 2000 to 2011, and Bo Stanley, who brings expertise in the software, payment systems, data infrastructure and business services sectors. Our Adviser’s senior team also has experience managing us as a BDC since we began our investment activities in July 2011. We believe that the broad knowledge of this group from investing across asset classes through numerous credit cycles provides us with sound decision-making and invaluable insights into the investment process.

Aligned investment professionals. We believe our investment professionals are aligned with our investment objective. The compensation structure for our investment professionals is based on our returns, as opposed to transaction volume, which we believe fosters a focus on credit quality when originating investments.

Operating and Regulatory Structure

The Adviser manages our investment activities under the direction of our board of directors, or the Board. A majority of our Board members are not “interested persons” of us, the Adviser and our respective affiliates, as such term is defined under Section 2(a)(19) of the 1940 Act.

As a BDC, we are required to comply with numerous regulatory requirements:

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Leverage. Regulations under the 1940 Act limit our ability to use borrowing, also known as leverage, in significant respects. In accordance with the 1940 Act, with certain limitations, we are allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing. On October 8, 2018, our stockholders approved the application of the minimum asset coverage ratio of 150% to us, as set forth in Section 61(a)(2) of the 1940 Act, as amended by the SBCAA. As a result and subject to certain additional disclosure requirements, as of October 9, 2018, our minimum asset coverage ratio was reduced from 200% to 150%. See “Regulation as a Business Development Company” in Part I, Item 1 of our 2022 Annual Report.

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Investment Allocation. As a BDC, we are required to invest at least 70% of our total assets in qualifying assets, which generally include securities of “eligible portfolio companies,” cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. “Eligible portfolio companies” are defined in the 1940 Act as:

•	private domestic operating companies;

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public domestic operating companies whose securities are not listed on a national securities exchange (e.g., the NYSE Amex Equities and The NASDAQ Global Market) or registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act; and

•	public domestic operating companies having a market capitalization of less than $250 million.

Public domestic operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group, Inc. are not listed on a national securities exchange and, as a result, are eligible portfolio companies.

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RIC Status. We have elected to be treated as a RIC for U.S. federal income tax purposes. To maintain our status as a RIC and to avoid having our earnings subject to corporate-level U.S. federal income taxation, we must satisfy certain source of income, asset diversification and distribution requirements.

See “Material U.S. Federal Income Tax Considerations.”

Use of Leverage

Leverage increases the potential for gain and loss on amounts invested and, as a result, increases the risks associated with investing in our securities. The costs associated with our borrowings, including any increase in the fees payable to the Adviser, are borne by our stockholders. Any decision on our part to use borrowings depends upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage.

On October 8, 2018, our stockholders approved the application of the minimum asset coverage ratio of 150% to us, as set forth in Section 61(a)(2) of the 1940 Act, as amended by the SBCAA. As a result and subject to certain additional disclosure requirements, as of October 9, 2018, our minimum asset coverage ratio was reduced from 200% to 150%. In other words, pursuant to Section 61(a) of the 1940 Act, as amended by the SBCAA, we are permitted to potentially increase our maximum debt-to-equity ratio from an effective level of one-to-one to two-to-one.

The Adviser intends to waive a portion of the Management Fee payable under the Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt to equity). Pursuant to the waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of our gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of our net asset value at the end of the two most recently completed calendar quarters. For the three and nine months ended September 30, 2023, Management Fees of $0.3 million and $0.8 million, respectively, have been waived pursuant to the Leverage Waiver. For the three and nine months ended September 30, 2022, Management Fees of $0.2 million have been waived pursuant to the Leverage Waiver.

While as a BDC the amount of leverage that we are permitted to use is limited in significant respects, we use leverage to increase our ability to make investments. The amount of leverage we use in any period depends on a variety of factors, including cash available for investing, the cost of financing and general economic and market conditions, however, under the 1940 Act, our total borrowings are limited so that our asset coverage ratio cannot fall below 150% immediately after any borrowing, as defined in the 1940 Act. In any period, our interest expense will depend largely on the extent of our borrowing and we expect interest expense will increase as we increase leverage over time within the limits of the 1940 Act. In addition, we may dedicate assets as collateral to financing facilities from time to time.

See “Business-General—Our Company”; and “Business-General-Regulation as a Business Development Company” in Part I, Item 1 of our 2022 Annual Report, as well as “Risk Factors—Legislation allows us to incur additional leverage,” “Risk Factors—We borrow money, which magnifies the potential for gain or loss and increases the risk of investing in us,” “Risk Factors—Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital,” “Risk Factors—Our indebtedness could adversely affect our business, financial conditions or results of operations,” and “Risk Factors—Even in the event the value of your investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable to the Adviser.” in Part II, Item 1A of our 3Q 2023 Quarterly Report.

Conflicts of Interests

Certain members of the Adviser’s senior management and the Investment Review Committee are and will continue to be active in other investment funds affiliated with Sixth Street and its affiliates that pursue investment opportunities that could overlap with those pursued by us. However, the Adviser and its affiliates intend to allocate investment opportunities in a fair and equitable manner in accordance with their allocation principles and are obligated to refer any investments to us, by means of our Adviser, that fit within certain criteria that our Board may establish from time to time (such criteria, the “Board Established Criteria”). If no Board Established Criteria are in effect, then we will be notified of all such potential investment opportunities that fall within our current investment objective and principal investment strategies. The Adviser will determine whether it would be permissible, advisable or otherwise appropriate for us to pursue a particular investment opportunity referred to us for inclusion in our portfolio. For example, certain investment opportunities which otherwise fit within our investment strategies and objectives and any Board Established Criteria may not be suitable for us if they would cause us to violate asset coverage or concentration limitations imposed by the 1940 Act, the Code or the Amended Order (as defined below), be ineligible for financing under our financing arrangements, pose adverse legal, regulatory or tax risks, constrain our resources to make future investments, involve inappropriate investment risk or otherwise be inappropriate or inadvisable as an investment for us. If the Adviser deems participation in an investment referred to us to be appropriate, it will determine an appropriate size for our investment. If the aggregate interest in an investment opportunity across Sixth Street funds or investment vehicles, including us, exceeds the size of the opportunity, the Adviser would allocate to us our pro-rata share of the investment opportunity based on the size of each respective participating Sixth Street funds’ or investment vehicles’ demand for such opportunity.

While we seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans, we may also invest up to 30% of our portfolio opportunistically in securities or other instruments of issuers not deemed eligible portfolio companies under the 1940 Act. These opportunities may include, among other things, debt issued by companies located outside the United States, publicly and privately traded debt and equity securities of companies listed on a national securities exchange with a market capitalization of $250 million or more, certain high yield bonds and other instruments or assets (including consumer and commercial loans). Many of these opportunities may be required to be offered to, or may be otherwise suitable for, other Sixth Street funds or investment vehicles, in which case the scope or size of opportunities otherwise available to us may be adversely affected or reduced. In the event that an investment opportunity falls outside of our Board Established Criteria and Sixth Street is not required to, and otherwise determines not to, direct these investment opportunities to an affiliated fund, we may be permitted to take them. The decision to allocate an opportunity as between us and other Sixth Street vehicles will take into account various factors that Sixth Street and our Adviser deem appropriate.

Our ability to pursue investment opportunities other than those that meet our Board Established Criteria is subject to the allocation decisions by Sixth Street senior professionals. Such opportunities may be required to be offered to, or may be otherwise suitable for, other Sixth Street funds or investment vehicles. As a result, the Adviser and its affiliates may face conflicts in allocating investment opportunities between us and those other entities. It is possible that we may not be given the opportunity to participate in certain investments made by Sixth Street vehicles that would otherwise be suitable for us if the investment falls outside of our Board Established Criteria. Sixth Street has organized separate investment vehicles, aimed specifically at middle-market loan originations and may in the future organize vehicles aimed at other loan origination opportunities outside our primary focus (for example, based on opportunity size or geography).

See “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A relating to our 2023 Annual Meeting of Stockholders filed with the SEC on April 13, 2023 (“2023 Annual Proxy”), and such section is incorporated by reference in this prospectus.

Exemptive Order

On December 16, 2014, we were granted an exemptive order from the SEC (the “Prior Order”) that allows us to co-invest, subject to certain conditions and to the extent the size of an investment opportunity exceeds the amount our Adviser has independently determined is appropriate to invest, with certain of our affiliates (including affiliates of Sixth Street).

On January 16, 2020, we filed a further application for co-investment exemptive relief with the SEC to better align our existing co-investment relief with more recent SEC exemptive orders. On August 3, 2022, the SEC granted the new order (the “Amended Order”) in response to our application. The Amended Order superseded the Prior Order, and updated the conditions pursuant to which we could co-invest with certain of our affiliates (including affiliates of Sixth Street) in investment opportunities that fall within our Board Established Criteria.

We believe our ability to co-invest with Sixth Street affiliates is particularly useful where we identify larger capital commitments than otherwise would be appropriate for us. We expect that with the ability to co-invest with Sixth Street affiliates we will continue to be able to provide “one-stop” financing to a potential portfolio company in these circumstances, which may allow us to capture opportunities where we alone could not commit the full amount of required capital or would have to spend additional time to locate unaffiliated co-investors.

See “Regulation as a Business Development Company-Transactions with our Affiliates” in our 2022 Annual Report, and such section is incorporated by reference in this prospectus.

See “Certain Relationships and Related Party Transactions—Exemptive Order” in our 2023 Annual Proxy, and such section is incorporated by reference in this prospectus.

Stock Repurchase Plan

On August 4, 2015, the Company’s Board authorized the Company to acquire up to $50 million in aggregate of the Company’s common stock from time to time over an initial six month period, and has continued to authorize the refreshment of the $50 million amount authorized under and extension of the stock repurchase program prior to its expiration since that time, most recently as of November 15, 2023. The amount and timing of stock repurchases under the program may vary depending on market conditions, and no assurance can be given that any particular amount of common stock will be repurchased.

Summary of Risk Factors

Potential investors should be aware that an investment in our securities involves risk. We cannot assure you that our objectives will be achieved or guarantee a return on invested capital. In addition, there will be occasions when the Adviser and its affiliates may encounter potential conflicts of interest. See “Risk Factors” in this prospectus, our 2022 Annual Report and our 3Q 2023 Quarterly Report, as well as the other documents that are incorporated by reference in this prospectus or in any prospectus supplement, for a description of these and other risks relating to our business and investments in our securities, including that:

Risks Related to Our Business and Structure

•	We are dependent upon management personnel of the Adviser, Sixth Street and their affiliates for our future success.

•

We are subject to significant regulations governing our operation as a BDC, which affect our ability to, and the way in which we, raise additional capital. Changes in regulation could adversely affect our business.

•	We borrow money, which magnifies the potential for gain or loss and increases the risk of investing in us.

•	We operate in a highly competitive market for investment opportunities.

•	If we are unable to source investments, access financing or manage future growth effectively, we may be unable to achieve our investment objective.

•	Even in the event the value of your investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable to the Adviser.

•

To the extent that we do not realize income or choose not to retain after-tax realized net capital gains, we will have a greater need for additional capital to fund our investments and operating expenses.

•

We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our qualification as a RIC under Subchapter M of the Code, including as a result of our failure to satisfy the RIC distribution requirements.

•	We can be expected to retain some income and capital gains in excess of what is permissible for excise tax purposes and such amounts will be subject to a nondeductible 4% U.S. federal excise tax.

•	Our Adviser and its affiliates, officers and employees may face certain conflicts of interest.

•

Our Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations and a loss of the benefits from our relationship with Sixth Street. Any new investment advisory agreement would require stockholder approval.

•

The Adviser’s liability is limited under the Investment Advisory Agreement, and we are required to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

•	Any failure to maintain our status as a BDC would reduce our operating flexibility.

•	We incur significant costs as a result of being a publicly traded company.

•

Provisions of the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws could deter takeover attempts and have an adverse effect on the price of our common stock.

•	Certain investors are limited in their ability to make significant investments in us.

•	Cybersecurity risks and cyber incidents may adversely affect our business or those of our portfolio companies.

•	Our Board may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

•	The interest rates of our debt investments to our portfolio companies and our indebtedness that extend beyond 2023 might be subject to change based on recent regulatory changes.

Risks Related to Economic Conditions

•

The COVID-19 pandemic has materially and adversely affected, and is likely to continue to materially and adversely affect, our portfolio companies and the results of our operations, including our financial results.

•	The current state of the economy and financial markets increases the likelihood of adverse effects on our financial position and results of operations.

•	Uncertainty about financial stability could have a significant adverse effect on our business, results of operations and financial condition.

•	Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Risks Related to Our Portfolio Company Investments

•	Our investments are very risky and highly speculative.

•

The value of most of our portfolio securities will not have a readily available market price and we value these securities at fair value as determined in good faith by our Board, which valuation is inherently subjective, may not reflect what we may actually realize for the sale of the investment and could result in a conflict of interest with the Adviser.

•	The lack of liquidity in our investments may adversely affect our business.

•

Our portfolio may be focused on a limited number of portfolio companies or industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

•	We may securitize certain of our investments, which may subject us to certain structured financing risks.

•

Because we generally do not hold controlling interests in our portfolio companies, we may not be in a position to exercise control over those portfolio companies or prevent decisions by management of those portfolio companies that could decrease the value of our investments.

•	We are exposed to risks associated with changes in interest rates.

•	We may not be able to realize expected returns on our invested capital.

•	By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

•

Our portfolio companies in some cases may incur debt or issue equity securities that rank equally with, or senior to, our investments in those companies and we may be exposed to special risks associated with bankruptcy cases.

•	Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.

•	Our ability to enter into transactions with our affiliates is restricted.

•	Any acquisitions or strategic investments that we pursue are subject to risks and uncertainties.

•	We cannot guarantee that we will be able to obtain various required licenses in U.S. states or in any other jurisdiction where they may be required in the future.

•	Our investments in foreign companies may involve significant risks in addition to the risks inherent in U.S. investments.

•	We expose ourselves to risks when we engage in hedging transactions.

•	The new market structure applicable to derivatives imposed by the Dodd-Frank Act may affect our ability to use over-the-counter (“OTC”) derivatives for hedging purposes.

•	Our portfolio investments may present special tax issues, and there are certain risks associated with holding debt obligations that have original issue discount or payment-in-kind interest.

Risks Related to Our Securities

•	There is a risk that investors in our common stock may not receive dividends or that our dividends may not grow over time.

•	Investing in our securities may involve a high degree of risk and the market price of our common stock may fluctuate significantly and could decline.

•	Our stockholders will experience dilution in their ownership percentage if they opt out of our dividend reinvestment plan.

•

Purchases of our common stock by us under the Company 10b5-1 Plan may result in dilution to our net asset value per share and the price of our common stock being higher than the price that otherwise might exist in the open market.

General Risk Factors

•

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividend.

•	Changes in laws or regulations governing our operations may adversely affect our business.

•	The effect of global climate change may impact the operations of our portfolio companies.

•	Legislation allows us to incur additional leverage.

•	We borrow money, which magnifies the potential for gain or loss and increases the risk of investing in us.

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital.

•	Our indebtedness could adversely affect our business, financial conditions or results of operations.

•	Even in the event the value of your investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable to the Adviser.

•	We will have broad discretion over the use of proceeds of any offering made pursuant to this prospectus, to the extent it is successful.

•

The net asset value per share of our common stock may be diluted if we sell or otherwise issue shares of our common stock at prices below the then-current net asset value per share of our common stock.

•

Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering. In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.

•

We may in the future determine to issue preferred stock, which could adversely affect the market value of our common stock and cause the net asset value and market value of our common stock to be more volatile.

•	Holders of any preferred stock we might issue would have the right to elect members of the board of directors and class voting rights on certain matters.

Corporate Information

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201 and our telephone number is (469) 621-3001. Our corporate website is located at https://sixthstreetspecialtylending.com. Information on our website is not incorporated into or a part of this prospectus.

THE OFFERING

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus. The offering price per share of our common stock, less any underwriting commissions or discounts, generally will not be less than the net asset value per share of our common stock at the time of an offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our net asset value per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of the majority of our outstanding voting securities or (c) under such other circumstances as the SEC may permit. Any such issuance of shares of our common stock at a price per share below the net asset value per share of our common stock may be dilutive to the net asset value of our common stock. See “Risk Factors—Risks Related to Offerings Pursuant to This Prospectus.”

Pursuant to approval granted at a special meeting of stockholders held on May 25, 2023, we are currently permitted to sell or otherwise issue shares of our common stock at a price below our then-current net asset value per share, subject to the approval of our Board and certain other conditions. Such stockholder approval expires on May 25, 2024. We intend to propose the extension of this approval in future years.

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering by us, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and the agents or underwriters or among the underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of the securities pursuant to this registration statement through agents, underwriters or dealers without delivery of this prospectus and a prospectus supplement describing the method and terms of the offering of our securities.

Set forth below is additional information regarding offerings of our securities:

Use of Proceeds

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, investing in portfolio companies in accordance with our investment objective and repaying indebtedness (which will be subject to reborrowing).

Each supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds.”

Symbol on the NYSE	“TSLX”

Distributions	To the extent we have earnings available for distribution, we expect to continue distributing quarterly dividends to our stockholders. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Future quarterly dividends, if any, will be determined by our Board. See “Price Range of Common Stock and Distributions.”

To maintain our tax treatment as a RIC, we must make certain distributions. See “Material U.S. Federal Income Tax Considerations-Regulated Investment Company Classification.”

Anti-Takeover Provisions	Our Board is divided into three classes of directors serving staggered three-year terms. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered board of directors also may serve to deter hostile takeovers or proxy contests, as may certain other measures adopted by us. See “Description of Our Capital Stock—Anti-Takeover Provisions.”

Leverage

As a BDC, we are permitted under the 1940 Act to borrow funds or issue senior securities to finance a portion of our investments. As a result, we are exposed to the risks of leverage, which may be considered a speculative investment technique.

Leverage increases the potential for gain and loss on amounts invested and, as a result, increases the risks associated with investing in our securities. The costs associated with our borrowings, including any increase in the fees payable to the Adviser, are borne by our stockholders. Any decision on our part to use borrowings depends upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. See “Regulation as a Business Development Company” in Part I, Item 1 of our 2022 Annual Report.

Dividend Reinvestment Plan	We have adopted a dividend reinvestment plan for our stockholders, which is an “opt out” dividend reinvestment plan. Under this plan, if we declare a cash dividend or other distribution, our stockholders who have not elected to “opt out” of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution. If a stockholder elects to “opt out,” that stockholder will receive cash dividends or other distributions.

Taxation	We have elected to be treated as a RIC for U.S. federal income tax purposes. Our status as a RIC will enable us to deduct qualifying distributions to our stockholders, so that we will be subject to corporate-level U.S. federal income taxation only in respect of earnings that we retain and do not distribute.

To maintain our status as a RIC and to avoid being subject to corporate-level U.S. federal income taxation on our earnings, we must, among other things:

•	maintain our election under the 1940 Act to be treated as a BDC;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and

•	maintain diversified holdings.

In addition, we must distribute (or be treated as distributing) in each taxable year dividends for tax purposes equal to at least 90% of our investment company taxable income and net tax-exempt income for that taxable year.

As a RIC, we generally will not be subject to corporate-level U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to stockholders. If we fail to distribute our investment company taxable income or net capital gains on a timely basis, we will be subject to a nondeductible 4% U.S. federal excise tax. We can be expected to carry forward investment company taxable income in excess of current year distributions into the next tax year and pay a 4% excise tax on such income. We elected to retain a portion of income and capital gains for the nine months ended September 30, 2023. For the three and nine months ended September 30, 2023 we recorded a net expense of $0.5 million and $1.8 million, respectively, for U.S. federal excise tax and other taxes. For the three and nine months ended September 30, 2022, the Company recorded a net expense of $0.4 million and $1.5 million, respectively, for U.S. federal excise tax and other taxes and for the calendar years ended December 31, 2022 and 2021 and we recorded a net expense of, $2.6 million and $0.4 million, respectively, for U.S. federal excise tax as a result. Any carryover of investment company taxable income or net capital gains must be timely declared and distributed as a dividend in the taxable year following the taxable year in which the income or gains were earned. See “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations.”

Stockholders who receive dividends and other distributions in the form of shares of common stock generally are subject to the same U.S. federal tax consequences as stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, those stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. See “Dividend Reinvestment Plan.”

Management Arrangements

Our Adviser serves as our investment adviser and our administrator. For more information regarding our Adviser and Sixth Street and our contractual arrangements with these companies, see “Management Agreements” in Part I, Item 1 of our 2022 Annual Report and Note 3 to our consolidated financial statements in our 3Q 2023 Quarterly Report.

Trading at a Discount

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. We are not generally able to issue and sell our common stock at a price below our net asset value per share except (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of the majority of our outstanding voting securities or (c) under such other circumstances as the SEC may permit. The risk that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade at a price per share above, at or below net asset value per share. See “Risk Factors-Risks Related to Offerings Pursuant to This Prospectus.”

Available Information

We have filed with the SEC a registration statement on Form N-2, of which this prospectus is a part, under the Securities Act. This registration statement contains additional information about us and the securities being offered by this prospectus. We are also required to file periodic reports, current reports, proxy statements and other information with the SEC.

We maintain a website at https://sixthstreetspecialtylending.com and make all of our periodic and current reports, proxy statements and other information available, free of charge, on or through our website. Information on our website is not incorporated into or part of this prospectus. You may also obtain such information free of charge by contacting us in writing at 888 7th Avenue, 41st Floor, New York, NY 10106, Attention: TSLX Investor Relations, or by emailing us at IRTSLX@sixthstreet.com.

Information Incorporated by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Information Incorporated by Reference” for more information.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly in the twelve months after the date of this prospectus, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses, which may be greater or less than shown. Future expenses will depend on many factors, including our use of leverage, which may vary periodically depending on market conditions, our portfolio composition and our Adviser’s assessment of risks and returns. However, our total borrowings are limited under the 1940 Act so that we may not incur any additional leverage if doing so would cause our asset coverage ratio to fall below 150%, as defined in the 1940 Act. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us,” the “Company” or “Sixth Street Specialty Lending, Inc.” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as investors in Sixth Street Specialty Lending, Inc.

Stockholder transaction expenses (as a percentage of offering price):
Sales load	—	(1)
Offering expenses	—	(2)
Dividend reinvestment plan expenses	—	(3)

Estimated annual expenses (as a percentage of net assets attributable to common stock)(4):
Management Fee payable under the Investment Advisory Agreement	2.97%	(5)
Incentive Fee payable under the Investment Advisory Agreement	2.49	(6)
Interest payments on borrowed funds	4.17	(7)
Other expenses	1.20	(8)
Total annual expenses	10.83%

(1)

In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load (underwriting discount or commission).

(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)

The expenses of the dividend reinvestment plan are included in “Other expenses” in the table above. The plan administrator’s fees will be paid by us. There are no brokerage charges or other charges to stockholders who participate in the plan, except that if a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a brokerage commission from the proceeds. For additional information, see “Dividend Reinvestment Plan.”

(4)	The net assets attributable to common stock used to calculate the percentages in this table reflect our net assets of $1,341.6 million as of December 31, 2022.

(5)

The Management Fee is 1.5% of the average value of our gross assets (including cash and cash equivalents and assets purchased with borrowed amounts) using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. We may from time to time decide it is appropriate to change the terms of our Investment Advisory Agreement. Under the 1940 Act, any material change to our Investment Advisory Agreement must be submitted to stockholders for approval. See “Management Agreements” in Part I, Item 1 of our 2022 Annual Report and in Note 3 to our consolidated financial statements in our 3Q 2023 Quarterly Report.

The Management Fee reflected in the table is calculated by determining the ratio that the Management Fee for the year ended December 31, 2022 bears to our net assets attributable to common stock (rather than our gross assets).

From time to time, our Adviser voluntarily has waived certain Management Fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Management Fees” in Part II, Item 7 of our 2022 Annual Report and in Part I, Item 2 of our 3Q 2023 Quarterly Report. The above estimates are based on our actual Management Fees for the year ended December 31, 2022. For the year ended December 31, 2022, Management Fees of $0.4 million were waived consisting solely of Management Fees pursuant to the Leverage Waiver.

The Adviser intends to waive a portion of the Management Fee payable under the Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt to equity) (the “Leverage Waiver”). Pursuant to the Leverage Waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of our net asset value at the end of the two most recently completed calendar quarters. For the three and nine months ended September 30, 2023, Management Fees of $0.3 million and $0.8 million have been waived pursuant to the Leverage Waiver. We may have capital gains and interest income that could result in the payment of an Incentive Fee to the Adviser in the twelve months after the date of this prospectus. The Incentive Fee payable in the example below is based upon our actual results for the year ended December 31, 2022 and assumes that the Incentive Fee is 17.5% for all relevant periods. However, the Incentive Fee payable to the Adviser is based on our performance and will not be paid unless we achieve certain goals.

(6)	The Incentive Fee consists of two parts, as follows:

(i) The first component, payable at the end of each quarter in arrears, equals 100% of the pre-Incentive Fee net investment income in excess of a 1.5% quarterly “hurdle rate,” the calculation of which is further explained below, until the Adviser has received 17.5% of the total pre-Incentive Fee net investment income for that quarter and, for pre-Incentive Fee net investment income in excess of 1.82% quarterly, 17.5% of all remaining pre-Incentive Fee net investment income for that quarter. The 100% “catch-up” provision for pre-Incentive Fee net investment income in excess of the 1.5% “hurdle rate” is intended to provide the Adviser with an Incentive Fee of 17.5% on all pre-Incentive Fee net investment income when that amount equals 1.82% in a quarter (7.28% annualized), which is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 17.5% of any pre-Incentive Fee net investment income in excess of 1.82% in any quarter is payable to the Adviser.

Pre-Incentive Fee net investment income means dividends, interest and fee income accrued by us during the calendar quarter, minus our operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that we may not have received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses.

(ii) The second component, payable at the end of each fiscal year in arrears, equaled 15% through March 31, 2014 and, beginning April 1, 2014, equals a weighted percentage of cumulative realized capital gains from the Company’s inception to the end of that fiscal year, less cumulative realized capital losses and unrealized capital losses. This component of the Incentive Fee is referred to as the Capital Gains Fee. Each year, the fee paid for this component of the Incentive Fee is net of the aggregate amount of any previously paid Capital Gains Fee for prior periods. For capital gains that accrue following March 31, 2014, the Incentive Fee rate is 17.5%. The Company accrues, but does not pay, a capital gains Incentive Fee with respect to unrealized capital gains because a capital gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. The weighted percentage is intended to ensure that for each fiscal year following the completion of the IPO, the portion of the Company’s realized capital gains that accrued prior to March 31, 2014, is subject to an Incentive Fee rate of 15% and the portion of the Company’s realized capital gains that accrued beginning April 1, 2014 is subject to an Incentive Fee rate of 17.5%. As of March 31, 2020, there are no remaining investments that were made prior to April 1, 2014, and as a result, the Incentive Fee rate of 17.5% is applicable to any future realized capital gains..

For purposes of determining whether pre-Incentive Fee net investment income exceeds the hurdle rate, pre-Incentive Fee net investment income is expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter.

Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses. Because of the structure of the Incentive Fee, it is possible that we may pay an Incentive Fee in a quarter in which we incur a loss. For example, if we receive pre-Incentive Fee net investment income in excess of the quarterly minimum hurdle rate, we will pay the applicable Incentive Fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses. In addition, because the quarterly minimum hurdle rate is calculated based on our net assets, decreases in our net assets due to realized or unrealized capital losses in any given quarter may increase the likelihood that the hurdle rate is reached and therefore the likelihood of us paying an Incentive Fee for that quarter. Our net investment income used to calculate this component of the Incentive Fee is also included in the amount of our gross assets used to calculate the Management Fee because gross assets are total assets (including cash received) before deducting liabilities (such as declared dividend payments).

Section 205(b)(3) of the Advisers Act, as amended, prohibits the Adviser from receiving the payment of fees on unrealized gains until those gains are realized, if ever. There can be no assurance that such unrealized gains will be realized in the future.

See Note 3 to our consolidated financial statements in our 2022 Annual Report and our 3Q 2023 Quarterly Report and “Management Agreements-Investment Advisory Agreement; Administration Agreement; License Agreement” in Part I, Item 1 of our 2022 Annual Report and Note 3 to our consolidated financial statements in our 3Q 2023 Quarterly Report.

From time to time, our Adviser has voluntarily waived certain Incentive Fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Incentive Fees” in Part II, Item 7 of our 2022 Annual Report and in Part I, Item 2 of our 3Q 2023 Quarterly Report. The above estimates do not reflect or assume any such waivers.

(7)

Interest payments on borrowed funds is based on our interest expense for the year ended December 31, 2022 under our credit facilities excluding fees (such as fees on undrawn amounts and amortization of upfront fees) and including the swap-adjusted interest expense related to our 2022 Convertible Notes, 2023 Notes, 2024 Notes and 2026 Notes. This item is based on the assumption that our borrowings and interest costs after an offering will remain similar to those prior to such offering. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. On October 8, 2018, our stockholders approved the application of the minimum asset coverage ratio of 150% to us, as set forth in Section 61(a)(2) of the 1940 Act, as amended by the SBCAA.

(8)

Includes our overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Adviser, and excise taxes. See “Management Agreements-Investment Advisory Agreement; Administration Agreement; License Agreement” in Part I, Item 1 of our 2022 Annual Report and Note 3 to our consolidated financial statements in our 3Q 2023 Quarterly Report. The expenses in this table are based on our actual other expenses and excise taxes for the year ended December 31, 2022.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The Incentive Fee payable in the example below assumes that the Incentive Fee is 17.5% for all relevant periods. Transaction expenses are not included in the following example. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load and offering expenses.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return from realized capital gains	$92	$265	$423	$765

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the Incentive Fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the example assumes that the 5% annual return will be generated entirely through the realization of capital gains on our assets and, as a result, will trigger the payment of the capital gains portion of the Incentive Fee under the Investment Advisory Agreement. The income portion of the Incentive Fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an Incentive Fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

FINANCIAL HIGHLIGHTS

The financial data set forth in the following table as of and for the years ended December 31, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, 2014 and 2013 are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this prospectus, certain documents incorporated by reference in this prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. The financial data set forth in the following table as of and for the nine months ended September 30, 2023, is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the nine months ended September 30, 2023, are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus, any documents incorporated by reference in this prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Per Share Data(8)
Net asset value, beginning of period	$16.48	$16.84	$17.16	$16.83	$16.25	$16.09
Net investment income(1)	1.68	2.13	1.97	2.19	1.94	2.25
Net realized and unrealized gains (losses)(1)	0.35	(0.75)	0.96	0.46	0.40	(0.39)

Total from operations	2.03	1.38	2.93	2.65	2.34	1.86
Issuance of common stock, net of offering costs(2)	0.03	0.04	0.31	0.01	0.04	0.08
Settlement of 2022 Convertible Notes(2)	—	0.08	0.03	—	—	—
Repurchase of common stock(2)	—	(0.02)	—	0.01	—	—
Repurchase of debt(2)	—	—	—	(0.01)	—	—
Dividends declared from net investment income(2)	—	(1.59)	(2.80)	(2.07)	(1.81)	(1.77)
Dividends declared from realized gains(2)	(1.57)	(0.25)	(0.79)	(0.23)	—	(0.01)

Total increase/(decrease) in net assets	0.49	(0.36)	(0.32)	0.33	0.58	0.16

Net Asset Value, End of Period	$16.97	$16.48	$16.84	$17.16	$16.83	$16.25

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Per Share Data(8)
Net asset value, beginning of period	$15.95	$15.15	$15.53	$15.52	$15.19
Net investment income(1)	2.00	1.83	1.76	2.07	1.66
Net realized and unrealized gains (losses)(1)	(0.14)	0.51	(0.58)	(0.33)	0.23

Total from operations	1.86	2.34	1.18	1.74	1.89
Issuance of common stock, net of offering costs(2)	0.03	0.03	—	(0.20)	—
Settlement of 2022 Convertible Notes(2)	—	—	—	—	—
Repurchase of common stock(2)	—	—	—	—	—
Repurchase of debt(2)	—	—	—	—	—
Dividends declared from net investment income(2)	(1.53)	(1.39)	(1.15)	(1.51)	(1.36)
Dividends declared from realized gains(2)	(0.22)	(0.17)	(0.41)	(0.02)	(0.20)

Total increase/(decrease) in net assets	0.14	0.81	(0.38)	0.01	0.33

Net Asset Value, End of Period	$16.09	$15.95	$15.15	$15.53	$15.52

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Per share market value at end of period	$20.44	$17.80	$23.39	$20.75	$21.47	$18.09
Total return based on market value with reinvestment of dividends(3)	23.65%	(15.78)%	32.80%	11.24%	30.57%	4.24%
Total return based on market value(4)	25.14%	(16.03)%	30.02%	7.36%	28.69%	0.35%
Total return based on net asset value(5)	12.49%	8.79%	19.06%	15.63%	14.71%	12.06%
Shares Outstanding, End of Period	87,546,498	81,389,287	75,771,542	67,684,209	66,524,591	65,412,817
Ratios / Supplemental Data(6)
Ratio of net expenses to average net assets(7)	16.71%	11.05%	11.17%	11.10%	11.27%	11.32%
Ratio of net investment income to average net assets	13.39%	12.85%	11.67%	13.26%	11.73%	13.80%
Portfolio turnover	16.12%	26.67%	44.23%	41.88%	30.89%	44.57%
Net assets, end of period	$1,485,822	$1,341,569	$1,275,848	$1,161,315	$1,119,297	$1,063,202

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Per share market value at end of period	$19.80	$18.68	$16.22	$16.82	—
Total return based on market value with reinvestment of dividends(3)	15.75%	26.74%	5.75%	12.28%	—
Total return based on market value(4)	15.36%	24.78%	5.71%	14.69%	—
Total return based on net asset value(5)	11.87%	15.54%	7.62%	9.92%	12.44%
Shares Outstanding, End of Period	60,247,201	59,716,205	54,163,960	53,797,358	37,026,023
Ratios / Supplemental Data(6)
Ratio of net expenses to average net assets(7)	9.41%	9.39%	9.31%	7.56%	6.60%
Ratio of net investment income to average net assets	12.49%	11.84%	11.35%	13.42%	10.80%
Portfolio turnover	58.08%	37.40%	34.51%	53.16%	26.97%
Net assets, end of period	$969,284	$952,212	$820,741	$835,405	$574,696

(1)	The per share data was derived by using the weighted average shares outstanding during the period.
(2)	The per share data was derived by using the actual shares outstanding at the date of the relevant transactions.
(3)

Total return based on market value with dividends reinvested is calculated as the change in market value per share during the period plus declared dividends per share, assuming reinvestment of dividends, divided by the beginning market value per share.

(4)	Total return based on market value is calculated as the change in market value per share during the period plus declared dividends per share, divided by the beginning market value per share.
(5)	Total return based on net asset value is calculated as the change in net asset value per share during the period plus declared dividends per share, divided by the beginning net asset value per share.
(6)	The ratios reflect an annualized amount.
(7)

The ratio of net expenses to average net assets in the table above reflects the Adviser’s waivers of its right to receive a portion of the Management Fee pursuant to the Leverage Waiver for the nine months ended September 30, 2023. Excluding the effects of the waivers, the ratio of net expenses to average net assets would have been 16.79%, for the nine months ended September 30, 2023. The ratio of net expenses to average net assets in the table above reflects the Adviser’s waivers of its right to receive a portion of the Management Fee pursuant to the Leverage Waiver for the years ended December 31, 2022 and 2021 and the Adviser’s waivers of its right to receive a portion of the Management and Incentive Fees with respect to the Company’s ownership of shares of common stock of Oxford Square Capital Corp. and Triangle Capital Corp for the year ended December 31, 2018. Excluding the effects of the waivers, the ratio of net expenses to average net assets would have been 11.08%, 11.19% and 11.33% for the years ended December 31, 2022, 2021 and 2018, respectively. The Adviser did not waive any Management Fees or Incentive Fees for the years ended December 31, 2020 and 2019. Excluding the effects of the waivers, the ratio of net expenses to average net assets would have been 9.42%, 9.43% and 9.33% for the years ended December 31, 2017, 2016 and 2015, respectively. For the years ended December 31, 2014 and 2013, the Company did not own any shares of common stock of TICC Capital Corp. or Triangle Capital Corp. For the years ended December 31, 2014 and 2013, the ratio of net expenses to average net assets in the table above reflects the Adviser’s waivers of its right to receive a portion of the Management Fee prior to the Company’s IPO. Excluding the effects of the waiver, the ratio of net expenses to average net assets would have been 7.88%, and 7.94% for the years ended December 31, 2014 and 2013, respectively.

(8)	Table may not sum due to rounding.

RISK FACTORS

Investing in our securities involves a number of significant risks. You should carefully consider the risks set out below and described in Part I, Item 1A, “Risk Factors,” in our 2022 Annual Report and Part I, Item IA, “Risk Factors,” in our quarterly report on Form 10-Q for the three months ended March 31, 2023 (the “1Q 2023 Quarterly Report”), in our quarterly report on Form 10-Q for the three months ended June 30, 2023 (the “2Q 2023 Quarterly Report”), and in our 3Q 2023 Quarterly Report, which are incorporated by reference in this prospectus, together with the other information set forth in this prospectus or in any prospectus supplement and in the other documents that we include or incorporate by reference into this prospectus before making a decision about investing in our securities. The risks and uncertainties set out below and discussed in our 2022 Annual Report, 1Q 2023 Quarterly Report, 2Q 2023 Quarterly Report, and 3Q 2023 Quarterly Report are not the only ones we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also materially and adversely affect our business, financial condition and results of operations. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Offerings Pursuant to This Prospectus

We will have broad discretion over the use of proceeds of any offering made pursuant to this prospectus, to the extent it is successful.

We will have significant flexibility in applying the proceeds of any offering made pursuant to this prospectus. For example, we may pay operating expenses from net proceeds, which could limit our ability to achieve our investment objective.

The net asset value per share of our common stock may be diluted if we sell or otherwise issue shares of our common stock at prices below the then-current net asset value per share of our common stock.

Pursuant to approval granted at a special meeting of stockholders held on May 25, 2023, we are currently permitted to sell or otherwise issue shares of our common stock at a price below our then-current net asset value per share, subject to the approval of our Board and certain other conditions. Such stockholder approval expires on May 25, 2024. We intend to propose the extension of this approval in future years.

Any decision to sell or otherwise issue shares of our common stock below our then-current net asset value per share would be subject to the determination by our board of directors that such issuance or sale is in our and our stockholders’ best interests.

If we were to sell or otherwise issue shares of our common stock below our then-current net asset value per share, such issuances or sales would result in an immediate dilution to the net asset value per share of our common stock. This dilution would occur as a result of the issuance or sale of shares at a price below the then-current net asset value per share of our common stock and a proportionately greater decrease in the stockholders’ interest in our earnings and assets and their voting interest in us than the increase in our assets resulting from such issuance or sale. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted.

Further, if our current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then-current net asset value per share, their voting power will be diluted. For additional information and hypothetical examples of these risks, see “Sales of Common Stock Below Net Asset Value” and the prospectus supplement pursuant to which such sale is made.

Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering. In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.

In the event we issue subscription rights, stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of a rights offering pursuant to this prospectus, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of such rights offering.

In addition, if the subscription price is less than the net asset value per share of our common stock, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of a rights offering or what proportion of the shares will be purchased as a result of such rights offering. Such dilution could be substantial.

We may in the future determine to issue preferred stock, which could adversely affect the market value of our common stock and cause the net asset value and market value of our common stock to be more volatile.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive and could make the net asset value and market value of our common stock more volatile. Payment of dividends and repayment of the liquidation preference of preferred stock would take preference over any dividends or other payments to our common stockholders, and holders of preferred stock would not be subject to any of our expenses or losses and would not be entitled to participate in any income or appreciation in excess of their stated preference (other than convertible preferred stock that converts into common stock). If the dividend rate on the preferred stock were to approach the net rate of return on our investment portfolio, the benefit of leverage to the holders of the common stock would be reduced. If the dividend rate on the preferred stock were to exceed the net rate of return on our portfolio, the leverage would result in a lower rate of return to the holders of common stock than if we had not issued preferred stock. Any decline in the net asset value of our investments would be borne entirely by the holders of common stock. Therefore, if the market value of our portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of common stock than if we were not leveraged through the issuance of preferred stock. This greater net asset value decrease would also tend to cause a greater decline in the market price for the common stock. We might be in danger of failing to maintain the required asset coverage of the preferred stock or of losing our ratings on the preferred stock or, in an extreme case, our current investment income might not be sufficient to meet the dividend requirements on the preferred stock. In order to counteract such an event, we might need to liquidate investments in order to fund a redemption of some or all of the preferred stock. In addition, under the 1940 Act, preferred stock constitutes a “senior security” for purposes of the asset coverage test.

Holders of any preferred stock we might issue would have the right to elect members of the board of directors and class voting rights on certain matters.

Holders of any preferred stock we might issue, voting separately as a single class, would have the right to elect two members of the Board at all times and in the event dividends become two full years in arrears would have the right to elect a majority of the directors until such arrearage is completely eliminated. In addition, preferred stockholders may have class voting rights on certain matters, including changes in fundamental investment restrictions and conversion to open-end status, and, accordingly, could veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and preferred stock, both by the 1940 Act and by requirements imposed by rating agencies or the terms of our credit facilities, might impair our ability to maintain our qualification as a RIC for federal income tax purposes. While we would intend to redeem our preferred stock to the extent necessary to enable us to distribute our income as required to maintain our qualification as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

In addition to factors identified elsewhere in this prospectus and the documents incorporated by reference herein, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	an economic downturn could impair our portfolio companies’ abilities to continue to operate, which could lead to the loss of some or all of our investments in those portfolio companies;

•

such an economic downturn could disproportionately impact the companies in which we have invested and others that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	such an economic downturn could also impact availability and pricing of our financing;

•	an inability to access the capital markets could impair our ability to raise capital and our investment activities;

•	inflation could negatively impact our business, including our ability to access the debt markets on favorable terms, or could negatively impact our portfolio companies; and

•

the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” in this prospectus and in Part I, Item 1A of our 2022 Annual Report and Part II, Item 1A of our 3Q 2023 Quarterly Report, and those discussed in other documents we file with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include, among other things, those described or identified in the section entitled “Risk Factors” in this prospectus and in Part I, Item 1A and Part II, Item 1A of our 3Q 2023 Quarterly Report, and in our 2022 Annual Report and those discussed in other documents we file with the SEC and elsewhere in this prospectus and the documents incorporated by reference herein. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein or therein, except as required by applicable law. You should understand that, under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements made in connection with any offering of securities pursuant to this prospectus.

The “TSLX” and “TAO” marks are marks of Sixth Street.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which may include investing in portfolio companies in accordance with our investment objective and strategies described in this prospectus and repaying indebtedness (which will be subject to reborrowing). The supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering.

We estimate that it will take less than three months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus, depending on the availability of attractive opportunities, market conditions and the amount raised.

Proceeds not immediately used for new investments or the temporary repayment of debt will be invested primarily in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower dividends, if any, during such period.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the NYSE under the symbol “TSLX.” Our common stock has historically traded at prices both above and below our net asset value per share. It is not possible to predict whether our common stock will trade at a price per share at, above or below net asset value per share. See “Risk Factors—Risks Related to Offerings Pursuant to This Prospectus.”

The following table sets forth the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock reported on the NYSE, the closing sales price as a premium (discount) to net asset value and the dividends declared by us in each fiscal quarter for the year ending December 31, 2023, and for the years ended December 31, 2022 and December 31, 2021. On December 20, 2023, the last reported closing sales price of our common stock on the NYSE was $21.08 per share, which represented a premium of approximately 24.2% to the net asset value per share reported by us as of September 30, 2023, the last date prior to the date of this prospectus for which we reported net asset value.

		Price Range		High Sales Price to Net Asset Value(2)	Low Sales Price to Net Asset Value	Cash Dividend Per Share(3)
	NAV(1)	High	Low
Year ended December 31, 2021
First Quarter	$16.47	$22.76	$20.46	38.2%	24.2%	$1.71
Second Quarter	16.85	22.78	20.80	35.2%	23.4%	0.47
Third Quarter	17.18	23.97	21.13	39.5%	23.0%	0.43
Fourth Quarter	16.84	24.74	21.97	47.0%	30.5%	0.98
Year ended December 31, 2022
First Quarter	$16.88	$24.27	$22.40	43.8%	23.0%	$0.52
Second Quarter	16.27	23.64	18.09	45.3%	11.2%	0.45
Third Quarter	16.36	19.64	6.13	19.9%	(1.4)%	0.42
Fourth Quarter	16.48	19.14	16.56	16.1%	0.5%	0.45
Year ending December 31, 2023
First Quarter	$16.59	$19.83	$16.86	19.5%	1.6%	$0.55
Second Quarter	16.74	20.08	17.31	20.0%	3.4%	0.50
Third Quarter	16.97	20.97	19.02	23.6%	12.1%	0.52
Fourth Quarter (through December 20, 2023)	*	21.49	19.05	* %	* %	0.53

(1)

Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the applicable quarter). Does not reflect intraday trading prices.

(3)	Represents the dividends declared in the relevant quarter.

*	Net asset value has not yet been reported for this period.

To the extent we have earnings available for distribution, we expect to continue distributing quarterly dividends to our stockholders. Our quarterly dividends, if any, will be determined by our Board. Any dividends to our stockholders will be declared out of assets legally available for distribution.

The following tables summarize dividends declared during the nine months ended September 30, 2023 and years ended December 31, 2022 and 2021:

	Nine Months Ended September 30, 2023
Date Declared	Dividend	Record Date	Payment Date	Dividend per Share
February 16, 2023	Supplemental	February 28, 2023	March 20, 2023	$0.09
February 16, 2023	Base	March 15, 2023	March 31, 2023	0.46
May 8, 2023	Supplemental	May 31, 2023	June 20, 2023	0.04
May 8, 2023	Base	June 15, 2023	June 30, 2023	0.46
August 3, 2023	Supplemental	August 31, 2023	September 20, 2023	0.06
August 3, 2023	Base	September 15, 2023	September 29, 2023	0.46

Total Dividends Declared				$1.57

	Year Ended December 31, 2022
Date Declared	Dividend	Record Date	Payment Date	Dividend per Share
February 17, 2022	Supplemental	February 28, 2022	March 31, 2022	$0.11
February 17, 2022	Base	March 15, 2022	April 18, 2022	0.41
May 3, 2022	Supplemental	May 31, 2022	September 30, 2022	0.04
May 3, 2022	Base	June 15, 2022	July 15, 2022	0.41
August 2, 2022	Base	September 15, 2022	September 30, 2022	0.42
November 1, 2022	Base	December 15, 2022	December 30, 2022	0.45

Total Dividends Declared				$1.84

	Year Ended December 31, 2021
Date Declared	Dividend	Record Date	Payment Date	Dividend per Share
February 17, 2021	Supplemental	February 26, 2021	March 31, 2021	$0.05
February 17, 2021	Base	March 15, 2021	April 15, 2021	0.41
February 17, 2021	Special	March 25, 2021	April 8, 2021	1.25
May 4, 2021	Supplemental	May 28, 2021	June 30, 2021	0.06
May 4, 2021	Base	June 15, 2021	July 15, 2021	0.41
August 3, 2021	Supplemental	August 31, 2021	September 30, 2021	0.02
August 3, 2021	Base	September 15, 2021	October 15, 2021	0.41
November 2, 2021	Supplemental	November 30, 2021	December 31, 2021	0.07
November 2, 2021	Special	December 7, 2021	December 20, 2021	0.50
November 2, 2021	Base	December 15, 2021	January 14, 2022	0.41

Total Dividends Declared				$3.59

The dividends declared during the nine months ended September 30, 2023 were derived from net investment income, determined on a tax basis. The dividends declared during the year ended December 31, 2022 were derived from net investment income and net realized capital gains, determined on a tax basis.

To the extent that the amounts distributed by us are in excess of our current and accumulated earnings and profits, such excess distributions will be treated first as a return of capital to the extent of a stockholder’s tax basis in his or her shares and then as capital gain. Reducing a stockholder’s tax basis will have the effect of increasing his or her gain (or reducing loss) on a subsequent sale of shares. The specific tax characteristics of the dividend will be reported to stockholders after the end of the calendar year.

To be treated as a regulated investment company, or a RIC, for U.S. federal income tax purposes and therefore to avoid being subject to corporate-level U.S. federal income taxation of our earnings, we must distribute (or be treated as distributing) in each taxable year dividends for tax purposes equal to at least 90% of our investment company taxable income (as defined by the Code) and 90% of our net tax-exempt income to our stockholders in that taxable year. In addition, we generally will be subject to a nondeductible U.S. federal excise tax equal to 4% of the amount by which our distributions for a calendar year are less than the sum of:

•	98% of our net ordinary income, excluding certain ordinary gains and losses, recognized during such calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of such calendar year; and

•	100% of income or gains recognized, but not distributed, in preceding years.

For these purposes, we will be deemed to have distributed any net ordinary taxable income or capital gain net income on which we have paid U.S. federal income tax. Depending on the level of taxable income earned in a calendar year, we may choose to carry forward taxable income for distribution in the following calendar year, and pay any applicable U.S. federal excise tax. We elected to retain a portion of income and capital gains for the nine months ended September 30, 2023 and for calendar years ended December 31, 2022 and 2021 for purposes of additional liquidity and we recorded a net expense of $1.8 million for the nine months ended September 30, 2023 and $2.2 million and $0.7 million for the years ended December 31, 2022, and December 31, 2021, respectively, for U.S. federal excise tax as a result. We cannot assure you that we will achieve results that will permit the payment of any dividends. See “Risk Factors—Risks Related to Our Business and Structure—We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our qualification as a RIC under Subchapter M of the Code, including as a result of our failure to satisfy the RIC distribution requirements” in Part I, Item 1A of our 2022 Annual Report.

We also intend to distribute net capital gains (that is, net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such net capital gains for investment and elect to treat such gains as deemed distributions to our stockholders. If this happens, our stockholders will be treated for U.S. federal income tax purposes as if they had received an actual distribution of the net capital gains that we retain and they reinvested the net after-tax proceeds in us. In this situation, our stockholders would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to their allocable share of the tax we paid on the capital gains deemed distributed to them. See “Material U.S. Federal Income Tax Considerations.” We cannot assure you that we will achieve results that will permit us to pay any cash dividends or that we will not be limited in our ability to pay dividends under the asset coverage test applicable to us under the 1940 Act.

Unless our common stockholders elect to receive their dividends in cash, we intend to make such distributions in additional shares of our common stock under our dividend reinvestment plan. See “Dividend Reinvestment Plan.”

SENIOR SECURITIES

Information about our senior securities is shown as of the dates indicated in the below table. The report of our independent registered public accounting firm, KPMG LLP, on the senior securities table as of December 31, 2022 is included in our 2022 Annual Report and is incorporated by reference to the registration statement of which this prospectus is a part.

Class and Year/Period	Total Amount Outstanding Exclusive of Treasury Securities (1) ($ in millions)	Asset Coverage Per Unit	Involuntary Liquidating Preference Per Unit	Average Market Value Per Unit
Revolving Credit Facilities
September 30, 2023 (unaudited)	$758.2	$1,872.8	—	N/A
December 31, 2022	719.3	1,885.7	—	N/A
December 31, 2021	316.4	2,053.6	—	N/A
December 31, 2020	472.3	2,045.4	—	N/A
December 31, 2019	495.7	2,004.1	—	N/A
December 31, 2018	187.5	2,705.2	—	N/A
December 31, 2017	486.8	2,355.3	—	N/A
December 31, 2016	578.7	2,376.6	—	N/A
December 31, 2015	540.3	2,257.3	—	N/A
December 31, 2014	283.9	3,110.3	—	N/A
December 31, 2013	432.3	2,329.5	—	N/A
Convertible Senior Notes due 2019
September 30, 2023 (unaudited)	$—	$—	—	N/A
December 31, 2022	—	—	—	N/A
December 31, 2021	—	—	—	N/A
December 31, 2020	—	—	—	N/A
December 31, 2019	—	—	—	N/A
December 31, 2018	114.3	2,705.2	—	N/A
December 31, 2017	113.7	2,355.3	—	N/A
December 31, 2016	113.1	2,376.6	—	N/A
December 31, 2015	112.5	2,257.3	—	N/A
December 31, 2014	111.9	3,110.3	—	N/A
Convertible Senior Notes due 2022
September 30, 2023 (unaudited)	$—	$—	—	N/A
December 31, 2022	—	—	—	N/A
December 31, 2021	100.0	2,053.6	—	N/A
December 31, 2020	142.5	2,045.4	—	N/A
December 31, 2019	171.9	2,004.1	—	N/A
December 31, 2018	171.7	2,705.2	—	N/A
December 31, 2017	114.7	2,355.3	—	N/A
2023 Notes
September 30, 2023 (unaudited)	$—	$—	—	N/A
December 31, 2022	150.0	1,885.7	—	N/A
December 31, 2021	150.0	2,053.6	—	N/A
December 31, 2020	150.0	2,045.4	—	N/A
December 31, 2019	150.0	2,004.1	—	N/A
December 31, 2018	150.0	2,705.2	—	N/A

Class and Year/Period	Total Amount Outstanding Exclusive of Treasury Securities (1) ($ in millions)	Asset Coverage Per Unit	Involuntary Liquidating Preference Per Unit	Average Market Value Per Unit
2024 Notes
September 30, 2023 (unaudited)	$347.1	$1,872.8	—	N/A
December 31, 2022	346.8	1,885.7	—	N/A
December 31, 2021	346.4	2,053.6	—	N/A
December 31, 2020	346.1	2,045.4	—	N/A
December 31, 2019	297.2	2,004.1	—	N/A
2026 Notes
September 30, 2023 (unaudited)	$298.8	$1,872.8	—	N/A
December 31, 2022	298.5	1,885.7	—	N/A
December 31, 2021	298.1	2,053.6	—	N/A
2028 Notes
September 30, 2023 (unaudited)	$298.2	$1,872.8	—	N/A

(1)	Total amount of each class of senior securities outstanding at carrying value, excluding the impact of deferred financing costs and hedge accounting relationships, at the end of the period presented

PORTFOLIO COMPANIES

The table set forth below contains certain information as of September 30, 2023 for each portfolio company in which we had an investment. Other than these investments, our only formal relationships with our portfolio companies are the managerial assistance that we may provide upon request and any board observer or participation rights we may receive in connection with our investment. In this table, we have further specified our descriptions of certain investments to indicate whether they are Debt Investments such as first-lien or second-lien loans, unsecured notes, or bonds, or they are Equity or Other Investments such as common equity, preferred equity, or equity warrants. We either originated or purchased in the secondary market the Debt Investments and Equity or Other Investments in our current portfolio.

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Debt Investments
Automotive
Bestpass, Inc. (3)(5) 500 New Karner Road Albany, NY 12205 USA	First-lien loan ($39,900 par, due 5/2029)	5/26/2023	SOFR + 5.75%	11.07%	$38,810	$39,202	2.6%
Carlstar Group, LLC (3) 725 Cool Springs Boulevard Suite 500 Franklin, TN 37067 USA	First-lien loan ($26,118 par, due 7/2027)	7/8/2022	SOFR + 6.60%	11.92%	25,508	26,378	1.8%

					64,318	65,580	4.4%

Business Services
Acceo Solutions, Inc. (3)(4)(5) 75, Queen Street Suite 6100 Montreal, Quebec H3C 2N6 Canada	First-lien loan (CAD 57,353 par, due 10/2025)	7/6/2018	C + 4.75%	10.14%	43,340	42,633 (CAD 57,640)	2.9%
Alpha Midco, Inc. (3)(5) 3933 Lake Washington Blvd NE #350 Kirkland, WA 98033 USA	First-lien loan ($68,794 par, due 8/2025)	8/15/2019	SOFR + 7.65%	12.99%	68,125	69,660	4.7%
BCTO Ignition Purchaser, Inc. (3) 1801 West End Ave Suite 300 Nashville, TN 37203 USA	First-lien holdco loan ($30,913 par, due 10/2030)	4/18/2023	SOFR + 9.00%	14.31 PIK %	30,045	30,449	2.0%
Dye & Durham Corp. (3)(4) 25 York Street Suite 1100 Toronto, Ontario M5J 2V5 Canada	First-lien loan (CAD 36,778 par, due 12/2027)	12/3/2021	C + 5.75%	11.26%	28,026	27,483 (CAD 37,157)	1.8%
	First-lien revolving loan (CAD 1,086 par, due 12/2026)	12/3/2021	C + 5.75%	11.26%	715	804 (CAD 1,086)	0.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
ExtraHop Networks, Inc. (3)(5) 520 Pike St Suite 1600 Seattle, WA 98101 USA	First-lien loan ($64,162 par, due 7/2027)	7/22/2021	SOFR + 7.60%	12.92%	63,157	63,681	4.3%
ForeScout Technologies, Inc. (3) 300 Santana Row Suite 400 San Jose, CA 95128 USA	First-lien loan ($2,788 par, due 8/2026)	7/1/2022	SOFR + 9.10%	14.49 (incl. 9.00% PIK)%	2,737	2,803	0.2%
	First-lien loan ($2,566 par, due 8/2026)	8/17/2020	SOFR + 9.10%	14.49 (incl. 9.00% PIK)%	2,554	2,572	0.2%
Galileo Parent, Inc. (3) Prudential Tower, 800 Boylston Street Boston, MA 02199 USA	First-lien loan ($64,904 par, due 5/2030)	5/3/2023	SOFR + 7.25%	12.64%	63,030	63,930	4.3%
	First-lien revolving loan ($4,471 par, due 5/2029)	5/3/2023	SOFR + 7.25%	12.64%	4,189	4,320	0.3%
Hornetsecurity Holding GmbH (3)(4) Am Listholze 78 30177 Hanover Germany	First-lien loan (EUR 3,335 par, due 11/2029)	11/14/2022	E + 6.50%	10.30%	3,150	3,335 (EUR 3,150)	0.2%
Information Clearinghouse, LLC and MS Market Service, LLC (3)(5) 310 East Shore Road Great Neck, NY 11023 USA	First-lien loan ($17,685 par, due 12/2026)	12/20/2021	SOFR + 6.65%	12.05%	17,361	17,596	1.2%
Mitnick Corporate Purchaser, Inc. (3)(9) 197 East University Drive Auburn, AL 36832 USA	First-lien loan ($330 par, due 5/2029)	5/2/2022	SOFR + 4.60%	9.97%	330	317	0.0%
Netwrix Corp. (3) 6160 Warren Parkway Suite 100 Frisco, TX 75034 USA	First-lien loan ($36,456 par, due 6/2029)	6/9/2022	SOFR + 5.00%	10.30%	35,952	36,456	2.5%
	First-lien revolving loan ($718 par, due 6/2029)	6/9/2022	SOFR + 5.00%	10.24%	682	718	0.0%
OutSystems Luxco SARL(3)(4)(5) 55 Thomson Place 2nd Floor Boston, MA 02210 USA	First-lien loan (EUR 3,180 par, due 12/2028)	12/8/2022	E + 5.75%	9.72%	3,083	3,180 (EUR 3,004)	0.2%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
ReliaQuest Holdings, LLC (3)(5) 777 South Harbour Island Boulevard Suite 500 Tampa, FL 33602 USA	First-lien loan ($76,220 par, due 10/2026)	10/8/2020	SOFR + 7.25%	12.62%	75,271	77,172	5.2%
Wrangler TopCo, LLC (3) 555 California Street Suite 2900 San Francisco, CA 94104 USA	First-lien loan ($4,153 par, due 7/2029)	7/7/2023	SOFR + 7.50%	12.88%	4,041	4,095	0.3%

					445,788	451,204	30.4%

Chemicals
Erling Lux Bidco SARL(3)(4) 1-3 Boulevard De La Foire 1528 Luxembourg Luxembourg	First-lien loan (EUR 9,625 par, due 9/2028)	9/6/2022	E + 6.75%	10.61%	9,514	10,257 (EUR 9,688)	0.7%
	First-lien loan (GBP 10,217 par, due 9/2028)	9/6/2022	S + 6.75%	11.94%	11,276	12,533 (GBP 10,269)	0.8%
	First-lien revolving loan (GBP 312 par, due 9/2028)	9/6/2022	S + 6.75%	11.94%	400	382 (GBP 313)	0.0%

					21,190	23,172	1.5%

Communications
Banyan Software Holdings, LLC (3)(4) 303 Perimeter Center North Suite 450 Atlanta, GA 30346 USA	First-lien loan ($19,850 par, due 10/2026)	1/27/2023	SOFR + 7.35%	12.67%	18,803	19,651	1.3%
Celtra Technologies, Inc. (3)(5) 545 Boylston Street 11th Floor Boston, MA 02116 USA	First-lien loan ($34,256 par, due 11/2026)	11/19/2021	SOFR + 7.10%	12.42%	33,521	33,742	2.3%
IntelePeer Holdings, Inc. 155 Bovet Rd. Suite 405 San Mateo, CA 94402 USA	First-lien loan ($33,925 par, due 12/2024) (3)	12/2/2019	SOFR + 8.40%	13.79%	33,899	33,586	2.3%
	Convertible note ($4,619 par, due 5/2028)	5/12/2021	7.00%	7.00 PIK %	4,590	4,803	0.3%

					90,813	91,782	6.2%

Education
Astra Acquisition Corp. (3) 5201 Congress Ave. Boca Raton, FL 33487	Second-lien loan ($43,479 par, due 10/2029)	10/25/2021	SOFR + 8.99%	14.53%	42,796	34,566	2.3%
Destiny Solutions Parent Holding Company (3)(5) 1320 Flynn Road, Suite 100 Camarillo, CA 93012	First-lien loan ($59,700 par, due 6/2026)	6/8/2021	SOFR + 5.85%	11.17%	58,941	59,103	4.0%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
EMS Linq, Inc. (3) 2528 INDEPENDENCE BLVD STE 200 WILMINGTON NC 28412-2591	First-lien loan ($56,216 par, due 12/2027)	12/22/2021	SOFR + 6.35%	11.67%	55,240	54,916	3.7%

					156,977	148,585	10.0%

Financial Services
Alaska Bidco Oy (3)(4) Linnoitustie 6 02600, Norway	First-lien loan (EUR 727 par, due 5/2030)	5/30/2023	E + 6.25%	10.39%	754	763 (EUR 720)	0.1%
BCTO Bluebill Buyer, Inc. (3)(5) 6100 W. 96th Street, Suite 100 Indianapolis, IN 46278	First-lien loan ($28,164 par, due 7/2029)	7/20/2023	SOFR + 7.25%	12.64%	27,122	27,319	1.8%
BTRS Holdings, Inc.(3) 1009 Lenox Drive, Suite 101 Lawrenceville, NJ 08648	First-lien loan ($46,580 par, due 12/2028)	12/16/2022	SOFR + 8.00%	13.41%	45,277	46,323	3.1%
Bear OpCo, LLC (3)(5) 5435 Corporate Drive, Suite 300 Troy, MI 48098	First-lien loan ($21,082 par, due 10/2024)	10/10/2019	SOFR + 7.65%	12.97%	20,953	21,345	1.4%
BlueSnap, Inc. (3)(5) 800 South Street Suite 640 Waltham, MA 02453	First-lien loan ($42,000 par, due 10/2024)	10/25/2019	SOFR + 7.15%	12.54%	41,786	42,223	2.8%
Ibis Intermediate Co. (3)(5) 485 Lexington Ave, 20th Floor New York, NY 10017	First-lien loan ($1,514 par, due 5/2027)	5/28/2021	SOFR + 4.65%	10.07%	1,359	1,593	0.1%
Ibis US Blocker Co. (3) 485 Lexington Ave, 20th Floor New York, NY 10017	First-lien loan ($15,419 par, due 5/2028)	5/28/2021	SOFR + 8.40%	13.82 PIK %	15,196	15,342	1.0%
Kyriba Corp.(3) 4435 Eastgate Mall, Suite 200 San Diego, CA 92121	First-lien loan ($20,382 par, due 4/2025)	4/9/2019	SOFR + 9.25%	14.72 (incl. 9.00% PIK)%	20,255	20,433	1.4%
	First-lien loan (EUR 10,617 par, due 4/2025)	4/9/2019	E + 9.00%	13.14 (incl. 9.00% PIK)%	11,782	11,269 (EUR 10,644)	0.8%
	First-lien revolving loan ($1,411 par, due 4/2025)	4/9/2019	SOFR + 7.50%	12.97%	1,399	1,415	0.1%
	First-lien revolving loan (EUR 336 par, due 4/2025)	4/9/2019	E + 7.25%	11.39%	374	356 (EUR 336)	0.0%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Passport Labs, Inc. 128 S Tryon St, Ste 1000 Charlotte, NC 28202	First-lien loan ($24,349 par, due 4/2026) (3)	4/28/2021	SOFR + 8.40%	13.79%	24,174	24,294	1.6%
	Convertible Promissory Note A ($694 par, due 9/2024)	3/2/2023	8.00%	8.00%	694	943	0.1%
Ping Identity Holding Corp. (3) 1001 17th Street, Suite 100 Denver, CO 80202	First-lien loan ($22,727 par, due 10/2029)	10/17/2022	SOFR + 7.00%	12.32%	22,165	23,040	1.6%
PrimeRevenue, Inc. (3) 600 Peachtree St NE, Suite 4400 Atlanta, GA 30308	First-lien loan ($15,007 par, due 12/2024)	12/31/2018	SOFR + 7.15%	12.55%	14,997	15,113	1.0%
TradingScreen, Inc. (3)(5) 1 Penn Plaza, 49th Fl New York, NY 10119	First-lien loan ($47,318 par, due 4/2027)	4/30/2021	SOFR + 6.35%	11.72%	46,421	47,081	3.2%
Volante Technologies, Inc. Harborside 5 185 Hudson Street, #1605 Jersey City, NJ 07311	First-lien loan ($2,500 par, due 9/2028)	9/29/2023	16.50%	16.50 PIK %	2,438	2,438	0.2%

					297,146	301,290	20.3%

Healthcare
BCTO Ace Purchaser, Inc. (3) 3675 Mt. Diablo Boulevard, Suite 100B Lafayette, CA 94549	First-lien loan ($69,231 par, due 11/2027) (5)	11/23/2020	SOFR + 8.45%	13.87%	68,271	69,577	4.7%
	Second-lien loan ($5,401 par, due 1/2030)	1/23/2023	SOFR + 10.70%	16.05 PIK %	5,266	5,374	0.4%
Edge Bidco B.V (3)(4)(5) De Lairessestraat 145 1075 HJ Amsterdam	First-lien loan (EUR 3,520 par, due 2/2029)	2/24/2023	E + 7.00%	10.97 (incl. 3.25% PIK)%	3,590	3,727 (EUR 3,520)	0.3%
Homecare Software Solutions, LLC (3)(5) 130 West 42nd Street 2nd Floor New York, NY 10036	First-lien loan ($65,000 par, due 10/2026)	10/6/2021	SOFR + 5.70%	11.03%	63,942	64,675	4.4%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Merative L.P. (3)(5) 100 Phoenix Drive Ann Arbor, MI 48108	First-lien loan ($70,103 par, due 6/2028)	6/30/2022	SOFR + 7.25%	12.65%	68,127	69,052	4.6%
Raptor US Buyer II Corp. (3) 205 West Wacker Drive, Suite 1800 Chicago, IL 60606	First-lien loan ($15,609 par, due 3/2029)	3/24/2023	SOFR + 6.75%	12.14%	15,083	15,413	1.0%
SL Buyer Corp. (3)(5) 111 South Wood Avenue Iselin, NJ 08830	First-lien loan ($31,475 par, due 7/2029)	7/7/2023	SOFR + 7.00%	12.32%	30,096	30,520	2.1%

					254,375	258,338	17.5%

Hotel, Gaming and Leisure
ASG II, LLC (3)(5) Walnut Creek, CA 94596 USA	First-lien loan ($60,693 par, due 5/2028)	5/25/2022	SOFR + 6.40%	11.77%	59,414	60,693	4.1%
IRGSE Holding Corp. (3)(6) 1555 Palm Beach Lake Blvd Unit 1105 West Palm Beach, FL 33401 USA	First-lien loan ($30,261 par, due 6/2024)	9/29/2015	SOFR + 9.65%	15.04%	28,594	30,034	2.0%
	First-lien revolving loan ($24,752 par, due 6/2024)	9/29/2015	SOFR + 9.65%	15.04%	24,752	24,564	1.7%

					112,760	115,291	7.8%

Human Resource Support Services
Axonify, Inc. (3)(4)(5) 450 Phillip St Waterloo, Ontario N2L 5J2 Canada	First-lien loan ($40,920 par, due 5/2027)	5/5/2021	SOFR + 7.65%	13.02%	40,312	40,920	2.7%
bswift, LLC (3)(5) 500 W. Monroe Suite 3800 Chicago, IL 60661 USA	First-lien loan ($44,470 par, due 11/2028)	11/7/2022	SOFR + 6.63%	11.91%	43,287	44,582	3.0%
Elysian Finco Ltd. (3)(4)(5) 27-28 Clements Lane London EC4N 7AE United Kingdom	First-lien loan ($18,955 par, due 1/2028)	1/31/2022	SOFR + 6.65%	11.95%	18,528	19,356	1.3%
Employment Hero Holdings Pty Ltd. (3)(4) Level 2, 441 Kent Street Sydney, New South Wales 2000 Australia	First-lien loan (AUD 32,270 par, due 12/2026)	12/6/2021	B + 6.50%	10.72%	34,791	32,067 (AUD 49,685)	2.2%
HireVue, Inc.(3) 10876 South River Front Parkway Suite 500 South Jordan, UT 84095 USA	First-lien loan ($54,113 par, due 5/2029)	5/3/2023	SOFR + 7.25%	12.34%	52,422	53,350	3.6%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
PageUp People, Ltd. (3)(4)(5) Suite S5051, Level 5, 447 Collins Street Melbourne, Victoria 3000 Australia	First-lien loan (AUD 13,916 par, due 12/2025)	1/11/2018	B + 5.25%	9.36%	10,500	8,982 (AUD 13,916)	0.6%
	First-lien loan (GBP 3,258 par, due 12/2025)	10/28/2021	S + 5.28%	10.47%	4,487	3,976 (GBP 3,258)	0.3%
	First-lien loan ($11,441 par, due 12/2025)	10/28/2021	SOFR + 5.35%	10.67%	11,431	11,441	0.8%
PayScale Holdings, Inc. (3)(5) 255 S King Street Ste 800 Seattle, WA 98104 USA	First-lien loan ($71,379 par, due 5/2027)	5/3/2019	SOFR + 6.35%	11.74%	70,985	71,379	4.8%
PrimePay Intermediate, LLC (3)(5) 1487 Dunwoody Drive West Chester, PA 19380 USA	First-lien loan ($34,462 par, due 12/2026)	12/17/2021	SOFR + 7.15%	12.54%	33,697	34,290	2.3%

					320,440	320,343	21.6%

Insurance
Disco Parent, Inc. (3) 22 Boston Wharf Road Boston, MA 02210 USA	First-lien loan ($4,545 par, due 3/2029)	3/30/2023	SOFR + 7.50%	12.92%	4,431	4,495	0.3%
Internet Services
Arrow Buyer, Inc. (3) 12 East 49th Street Tower 49 New York, NY 10017 USA	First-lien loan ($33,125 par, due 7/2030)	6/30/2023	SOFR + 6.50%	11.89%	32,225	32,514	2.2%
Bayshore Intermediate #2, L.P. (3) 1400 Liberty Ridge Drive Chesterbrook, PA 19087 USA	First-lien loan ($35,464 par, due 10/2028)	10/1/2021	SOFR + 7.60%	13.00 PIK %	34,947	35,198	2.4%
	First-lien revolving loan ($480 par, due 10/2027)	10/1/2021	SOFR + 6.60%	11.87%	444	461	0.0%
Coupa Holdings, LLC (3) 1855 S. Grant Street San Mateo, CA 94402 USA	First-lien loan ($43,191 par, due 2/2030)	2/27/2023	SOFR + 7.50%	12.82%	42,092	43,066	2.9%
CrunchTime Information, Systems, Inc. (3)(5) 129 Portland Street Boston, MA 02114 USA	First-lien loan ($59,651 par, due 6/2028)	6/17/2022	SOFR + 6.00%	11.32%	58,579	59,651	4.0%
EDB Parent, LLC (3)(5) 34 Crosby Drive Suite 201, CORPORATION TRUST CENTER 1209 ORANGE ST Bedford, MA 01730 USA	First-lien loan ($61,858 par, due 7/2028)	7/7/2022	SOFR + 6.75%	12.14%	60,612	61,394	4.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Higher Logic, LLC (3)(5) 1919 North Lynn Street Suite 500 Arlington, VA 22209 USA	First-lien loan ($53,658 par, due 1/2025)	6/18/2018	SOFR + 6.75%	12.14%	53,464	53,792	3.6%
LeanTaaS Holdings, Inc. (3)(5) 471 El Camino Real Suite 230 Santa Clara, CA 95050 USA	First-lien loan ($35,413 par, due 7/2028)	7/12/2022	SOFR + 7.50%	12.89%	34,602	35,556	2.4%
Lithium Technologies, LLC (3) One World Trade Center Suite 46D New York, NY 10007 USA	First-lien loan ($57,009 par, due 1/2025)	10/3/2017	SOFR + 9.00%	14.37 (incl. 4.50% PIK)%	56,996	55,726	3.8%
Lucidworks, Inc. (3)(5) 235 Montgomery Street Suite 500 San Francisco, CA 94104 USA	First-lien loan ($8,764 par, due 2/2027)	2/11/2022	SOFR + 7.50%	12.82 (incl. 3.50% PIK)%	8,763	8,717	0.6%
Piano Software, Inc. (3)(5) One World Trade Center Suite 46D New York, NY 10007 USA	First-lien loan ($51,218 par, due 2/2026)	2/25/2021	SOFR + 7.10%	12.42%	50,545	50,706	3.3%
SMA Technologies Holdings, LLC(3)(5) 14237 East Sam Houston Pawkway N. Suite 200-314 Houston, TX 77044 USA	First-lien loan ($36,833 par, due 10/2028)	10/31/2022	SOFR + 6.75%	12.07%	35,406	36,649	2.5%

					468,675	473,430	31.8%

Manufacturing
ASP Unifrax Holdings, Inc. (9) 600 Riverwalk Parkway Suite 120 Tonawanda, NY 14150 USA	First-lien loan ($1,133 par, due 12/2025) (3)	8/25/2023	SOFR + 3.90%	9.29%	1,051	1,055	0.1%
	First-lien loan (EUR 364 par, due 12/2025) (3)	9/14/2023	E + 3.75%	7.72%	357	354 (EUR 335)	0.0%
	Unsecured Note ($227 par, due 9/2029)	8/31/2023	7.50%	7.50%	119	123	0.0%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Avalara, Inc (3) 255 South King Street #1200 Seattle, WA 98104	First-lien loan ($38,636 par, due 10/2028)	10/19/2022	SOFR + 7.25%	12.64%	37,701	38,424	2.6%
Skylark UK DebtCo Limited (3)(4) 4th Floor 100 Pall Mall London SW1Y 5NQ United Kingdom	First-lien loan ($16,340 par, due 9/2030)	9/7/2023	SOFR + 6.25%	11.65%	15,705	15,697	1.1%
	First-lien loan (EUR 4,851 par, due 9/2030)	9/7/2023	E + 6.25%	10.08%	5,051	5,021 (EUR 4,742)	0.3%
	First-lien loan (GBP 16,640 par, due 9/2030)	9/7/2023	S + 6.25%	11.44%	20,194	19,852 (GBP 16,265)	1.3%

					80,178	80,526	5.4%

Office Products
USR Parent, Inc. (3)(5) 500 Staples Drive MS: E5A Framingham, MA 01702	ABL FILO term loan ($17,500 par, due 4/2027)	4/25/2022	SOFR + 6.50%	11.83%	17,185	17,369	1.2%
Oil, Gas and Consumable Fuels
Laramie Energy, LLC (3) 730 17th Street Denver, CO 80202	First-lien loan ($27,317 par, due 2/2027)	2/21/2023	SOFR + 7.10%	12.42%	26,724	27,055	1.8%
Murchison Oil and Gas, LLC (3) 1100 Mira Vista Plano, TX 79093	First-lien loan ($29,478 par, due 6/2026)	6/30/2022	SOFR + 8.65%	14.04%	28,986	29,887	2.0%
TRP Assets, LLC (3) 1111 Louisiana Street Suite 4550 Houston, TX	First-lien loan ($65,000 par, due 12/2025)	12/3/2021	SOFR + 7.76%	13.15%	64,299	67,310	4.5%

					120,009	124,252	8.3%

Other
Omnigo Software, LLC (3)(5) 10430 Baur Boulevard Saint Louis, MO 63132	First-lien loan ($40,045 par, due 3/2026)	3/31/2021	SOFR + 6.60%	11.92%	39,492	39,745	2.7%
Retail and Consumer Products
99 Cents Only Stores LLC (3) 4000 Union Pacific Avenue Commerce, CA 90023	ABL FILO term loan ($25,000 par, due 5/2025)	9/6/2017	SOFR + 8.65%	14.05%	24,845	25,000	1.7%
American Achievement, Corp. (3)(14) 1550 W Mockingbird Lane Dallas, TX 75235	First-lien loan ($27,089 par, due 9/2026)	9/30/2015	SOFR + 6.35%	11.68 (incl. 11.19% PIK)%	26,260	20,452	1.4%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
	First-lien loan ($1,355 par, due 9/2026)	6/10/2021	SOFR + 14.10%	19.43 (incl. 18.93% PIK)%	1,355	102	0.0%
	Subordinated note ($4,740 par, due 9/2026)	3/16/2021	SOFR + 1.15%	6.40 PIK %	545	71	0.0%
Bed Bath and Beyond Inc. (3)(15) 650 Liberty Avenue Union, NJ 07083	ABL FILO term loan ($15,375 par, due 8/2027)	9/2/2022	SOFR + 9.90%	15.22%	15,055	15,029	1.0%
	Roll Up DIP term loan ($25,914 par, due 9/2024)	4/24/2023	SOFR + 7.90%	13.22 (incl. 13.22% PIK)%	25,914	25,331	1.7%
	Super-Priority DIP term loan ($4,946 par, due 9/2024)	4/24/2023	SOFR + 7.90%	13.22%	4,946	4,835	0.3%
Cordance Operations, LLC (3) 16 W. Martin Street Raleigh, NC 27601	First-lien loan ($47,006 par, due 7/2028)	7/25/2022	SOFR + 9.25%	14.62%	46,095	47,006	3.1%
Neuintel, LLC (3)(5) 20 Pacifica Suite 1000 Irvine, CA 92618	First-lien loan ($57,701 par, due 12/2026)	12/20/2021	SOFR + 7.65%	13.02%	56,869	57,990	3.9%
Project P Intermediate 2, LLC (3) 461 Nott Street Schenectady, NY 12308	ABL FILO term loan ($71,250 par, due 5/2026)	11/8/2021	SOFR + 8.10%	13.42%	70,344	72,141	4.9%
Rapid Data GmbH Unternehmensberatung (3)(4) Agricolastr. 54 30952 Ronnenberg, Germany	First-lien loan (EUR 4,495 par, due 7/2029)	7/11/2023	E + 6.50%	10.15%	4,666	4,625 (EUR 4,368)	0.3%
Tango Management Consulting, LLC (3)(5) 9797 Rombauer Road Suite #450 Dallas, TX 75019	First-lien loan ($54,052 par, due 12/2027)	12/1/2021	SOFR + 6.85%	12.18%	53,318	53,512	3.6%
	First-lien revolving loan ($9 par, due 12/2027)	12/1/2021	P + 6.85%	15.25%	(56)	(29)	0.0%

					330,156	326,065	21.9%

Transportation
Project44, Inc. (3)(5) 222 W Merchandise Mart Plaza Suite 1744 Chicago, IL 60654	First-lien loan ($35,139 par, due 11/2027)	11/12/2021	SOFR + 6.40%	11.76%	34,210	34,864	2.3%
Marcura Equities LTD (3)(4) Highdown House Yeoman Way Worthing, West Sussex BN99 3HH United Kingdom	First-lien loan ($31,667 par, due 8/2029)	8/11/2023	SOFR + 7.75%	13.14 (incl. 4.25% PIK)%	30,641	31,146	2.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
	First-lien revolving loan ($1,667 par, due 8/2029)	8/11/2023	SOFR + 7.00%	12.39%	1,585	1,625	0.1%

					66,436	67,635	4.5%

Total Debt Investments					2,890,369	2,909,102	195.8%

Equity and Other Investments
Business Services
Dye & Durham, Ltd. (4)(10) 25 York Street Suite 1100 Toronto, Ontario M5J 2V5 Canada	Common Shares (126,968 shares)	12/3/2021			3,909	1,248 (CAD 1,688)	0.1%	0.2%
Mitnick TA Aggregator, LP (11)(13) 197 East University Drive Auburn, AL 36832 USA	Membership Interest (0.43% ownership)	5/2/2022			5,243	5,243	0.4%	0.4%
ReliaQuest, LLC (11)(13) 777 South Harbour Island Boulevard Suite 500 Tampa, FL 33602 USA	Class A-1 Units (567,683 units)	11/23/2021			1,120	1,324	0.1%	3.2%
	Class A-2 Units (2,580 units)	6/21/2022			6	8	0.0%	0.1%
Sprinklr, Inc. (10)(11) 29 West 35th Street 7th Floor New York, NY 10001	Common Shares (315,005 shares)	6/24/2021			2,716	4,360	0.3%	0.2%
Warrior TopCo LP (11)(12) 9171 Towne Center Drive Suite 200 San Diego, CA 92122	Class A Units (423,728 units)	7/7/2023			424	424	0.0%	0.1%

					13,418	12,607	0.9%

Communications
Celtra Technologies, Inc. (11) 545 Boylston Street 11th Floor Boston, MA 02116 USA	Class A Units (1,250,000 units)	11/19/2021			1,250	1,250	0.1%	1.6%
IntelePeer Holdings, Inc. (11) 155 Bovet Rd. Suite 405 San Mateo, CA 94402 USA	Series C Preferred Shares (1,816,295 shares)	4/8/2021			1,816	1,866	0.1%	8.2%
	Series D Preferred Shares (1,598,874 shares)	4/8/2021			2,925	2,004	0.1%	4.1%
	280,000 Warrants	2/28/2020			183	—	0.0%	11.7%
	106,592 Warrants	4/8/2021			—	—	0.0%	4.1%

					6,174	5,120	0.3%

Education
Astra 2L Holdings II LLC (11) 5201 Congress Ave. Boca Raton, FL 33487	Membership Interest (10.17% ownership)	1/13/2022			3,255	594	0.0%	10.2%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
EMS Linq, Inc. (11) 2528 INDEPENDENCE BLVD STE 200 WILMINGTON NC 28412-2591	Class B Units (5,522,526 units)	12/22/2021			5,523	4,763	0.4%	15.9%
RMCF IV CIV XXXV, LP. (11) 1320 Flynn Road, Suite 100 Camarillo, CA 93012	Partnership Interest (11.94% ownership)	6/8/2021			1,000	1,410	0.1%	11.9%

					9,778	6,767	0.5%

Financial Services
AvidXchange, Inc. (10)(11) 1210 AvidXchange Lane Charlotte, NC 28206	Common Shares (50,179 shares)	10/15/2021			256	476	0.0%	0.0%
Newport Parent Holdings, LP (11) 58 Durham Road DH3 2QJ	Class A-2 Units (131,569 units)	12/10/2020			4,177	9,607	0.6%	1.3%
Oxford Square Capital Corp. (4)(10) 8 Sound Shore Drive Suite 255 Suite 255 Greenwich, CT 06830	Common Shares (1,620 shares)	8/5/2015			6	5	0.0%	0.0%
Passport Labs, Inc. (11) 128 S Tryon St, Ste 1000 Charlotte, NC 28202	17,534 Warrants	4/28/2021			192	2	0.0%	16.4%
TradingScreen, Inc. (11)(13) 1 Penn Plaza, 49th Fl New York, NY 10119	Class A Units (600,000 units)	5/14/2021			600	600	0.1%	0.3%

					5,231	10,690	0.7%

Healthcare
Caris Life Sciences, Inc. (11) 750 W John Carpenter Fwy Suite 800 Irving, TX 75039	Series C Preferred Shares (1,915,114 shares)	10/13/2020			3,500	6,703	0.5%	1.6%
	Series D Preferred Shares (1,240,740 shares)	5/11/2021			10,050	9,573	0.6%	1.2%
	633,376 Warrants	9/21/2018			192	1,196	0.1%	5.0%
	569,991 Warrants	4/2/2020			250	893	0.1%	5.0%
Merative L.P. (11)(13) 100 Phoenix Drive Ann Arbor, MI 48108	989,691 Class A-1 Units	6/30/2022			9,897	9,897	0.7%	16.5%
Raptor US Buyer II Corp. (11)(12) 205 West Wacker Drive, Suite 1800 Chicago, IL 60606	2,027 Ordinary Shares	3/24/2023			203	203	0.0%	0.6%
	2,027 Class A	3/24/2023			203	203	0.0%	0.6%
	2,027 Class B	3/24/2023			203	203	0.0%	0.6%
	2,027 Class C	3/24/2023			203	203	0.0%	0.6%
	2,027 Class D	3/24/2023			203	203	0.0%	0.6%
	2,027 Class E	3/24/2023			203	203	0.0%	0.6%
	2,027 Class F	3/24/2023			203	203	0.0%	0.6%
	2,027 Class G	3/24/2023			203	203	0.0%	0.6%
	2,027 Class H	3/24/2023			203	203	0.0%	0.6%
	2,027 Class I	3/24/2023			203	203	0.0%	34.5%

					25,919	30,292	2.0%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Hotel, Gaming and Leisure
IRGSE Holding Corp. (7)(11) 1555 Palm Beach Lake Blvd Unit 1105 West Palm Beach, FL 33401 USA	Class A Units (33,790,171 units)	12/21/2018			21,842	6,336	0.4%	100.0%
	Class C-1 Units (8,800,000 units)	12/21/2018			100	43	0.0%	86.1%

					21,942	6,379	0.4%

Human Resource Support Services
Axonify, Inc. (4)(11)(13) 450 Phillip St Waterloo, Ontario N2L 5J2 Canada	Class A-1 Units (3,780,000 units)	5/5/2021			3,780	3,837	0.3%	1.8%
bswift, LLC (11)(12) 500 W. Monroe Suite 3800 Chicago, IL 60661 USA	Class A-1 Units (2,393,509 units)	11/7/2022			2,394	2,394	0.2%	0.5%
DaySmart Holdings, LLC (11)(13) 312 Soutg State Street Fl 2 Ann Arbor, MI 48104	Class A Units (166,811 units)	10/1/2019			1,347	2,030	0.1%	1.2%
Employment Hero Holdings Pty Ltd. (4)(11) Level 2, 441 Kent Street Sydney, New South Wales 2000 Australia	Series E Preferred Shares (113,250 shares)	3/1/2022			2,134	2,493 (AUD 3,862)	0.2%	0.2%

					9,655	10,754	0.8%

Internet Services
Bayshore Intermediate #2, L.P. (11)(13) 1400 Liberty Ridge Drive Chesterbrook, PA 19087 USA	Co-Invest Common Units (8,837,008 units)	10/1/2021			8,837	8,152	0.5%	0.4%
	Co-Invest 2 Common Units (3,493,701 units)	10/1/2021			3,494	3,223	0.2%	0.4%
Lucidworks, Inc. (11) 235 Montgomery Street Suite 500 San Francisco, CA 94104 USA	Series F Preferred Shares (199,054 shares)	8/2/2019			800	800	0.1%	1.5%
Piano Software, Inc. (11) One World Trade Center Suite 46D New York, NY 10007 USA	Series C-1 Preferred Shares (418,527 shares)	12/22/2021			3,000	3,000	0.2%	24.9%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
	Series C-2 Preferred Shares (27,588 shares)(12)	11/18/2022			198	198	0.0%	2.1%
SMA Technologies Holdings, LLC (11)(12) 14237 East Sam Houston Pawkway N. Suite 200-314 Houston, TX 77044 USA	Class A Units (1,300 shares)	11/21/2022			1,300	1,300	0.1%	1.3%
	Class B Units (923,250 shares)	11/21/2022			—	—	0.0%	1.3%

					17,629	16,673	1.1%

Marketing Services
Validity, Inc. (11) 100 Summer St Suite 2900 Boston, MA 02110	Series A Preferred Shares (3,840,000 shares)	5/31/2018			3,840	10,944	0.7%	3.1%
Oil, Gas and Consumable Fuels
Murchison Oil and Gas, LLC (13) 1100 Mira Vista Plano, TX 79093	13,355 Preferred Units	6/30/2022			13,355	14,891	1.0%	16.3%
TRP Assets, LLC (11)(13) 1111 Louisiana Street Suite 4550 Houston, TX	Partnership Interest (1.89% ownership)	8/25/2022			8,732	11,811	0.8%	1.9%

					22,087	26,702	1.8%

Pharmaceuticals
TherapeuticsMD, Inc. (4)(11) 3 Second Street, Suite 206 Jersey City, NJ	14,256 Warrants	8/5/2020			1,029	—	0.0%
Retail and Consumer Products
American Achievement, Corp. (11) 1550 W Mockingbird Lane Dallas, TX 75235	Class A Units (687 units)	3/16/2021			—	50	0.0%	3.8%
Copper Bidco, LLC 951 Yamato Road Suite 220 Boca Raton, FL 33431	Trust Certificates (132,928 Certificates)	12/7/2020			—	7	0.0%	1.3%
	Trust Certificates (996,958 Certificates) (9)	1/30/2021			2,589	10,727	0.7%	1.3%
Neuintel, LLC (11)(13) 20 Pacifica Suite 1000 Irvine, CA 92618	Class A Units (1,176,494 units)	12/21/2021			3,000	2,468	0.2%	1.3%

					5,589	13,252	0.9%

Structured Credit
Allegro CLO Ltd, Series 2018-1A, (3)(4)(9) 100 West Putnam Ave, Third Floor, Greenwich, CT 06830	Structured Credit ($1,000 par, due 6/2031)	5/26/2022	SOFR + 3.11%	8.42%	973	953	0.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
American Money Management Corp CLO Ltd, Series 2016-18A (3)(4)(9) 301 East Fourth Street, 38 Th Floor, Cincinnati, OH 45202	Structured Credit ($1,500 par, due 5/2031)	6/22/2022	SOFR + 3.31%	8.70%	1,356	1,455	0.1%
Ares CLO Ltd, Series 2021-59A (3)(4)(9) 245 Park Ave 44th floor, New York, NY 10167	Structured Credit ($1,000 par, due 4/2034)	6/23/2022	SOFR + 6.51%	11.86%	897	906	0.0%
Ares Loan Funding I Ltd, Series 2021-ALFA, Class E (3)(4)(9) 245 Park Ave 44th floor, New York, NY 10167	Structured Credit ($1,000 par, due 10/2034)	6/24/2022	SOFR + 6.96%	12.27%	943	925	0.0%
Bain Capital Credit CLO Ltd, Series 2018-1A (3)(4)(9) 200 Clarendon St, Boston, MA 02116	Structured Credit ($500 par, due 4/2031)	10/15/2020	SOFR + 5.61%	10.96%	428	421	0.0%
Battalion CLO Ltd, Series 2021-21A (3)(4)(9) 399 Park Avenue, 16th Floor, New York, NY 10022	Structured Credit ($1,300 par, due 7/2034)	7/13/2022	SOFR + 3.56%	8.87%	1,167	1,222	0.1%
Benefit Street Partners CLO Ltd, Series 2015-BR (3)(4)(9) 9 W 57th St #4920, New York, NY 10019	Structured Credit ($2,500 par, due 7/2034)	7/13/2022	SOFR + 4.11%	9.44%	2,190	2,500	0.2%
Benefit Street Partners CLO Ltd, Series 2015-8A (3)(4)(9) 9 W 57th St #4920, New York, NY 10019	Structured Credit ($1,425 par, due 1/2031)	9/13/2022	SOFR + 3.01%	8.34%	1,282	1,334	0.1%
Carlyle Global Market Strategies CLO Ltd, Series 2014-4RA (3)(4)(9) 1001 Pennsylvania Avenue NW Washington, DC	Structured Credit ($1,000 par, due 7/2030)	5/26/2022	SOFR + 3.16%	8.47%	917	928	0.1%
Carlyle Global Market Strategies CLO Ltd, Series 2016-1, Ltd (3)(4)(9) 1001 Pennsylvania Avenue NW Washington, DC	Structured Credit ($1,600 par, due 4/2034)	2/15/2023	SOFR + 6.86%	12.19%	1,427	1,467	0.1%
Carlyle Global Market Strategies CLO Ltd, Series 2018-1A (3)(4)(9) 1001 Pennsylvania Avenue NW Washington, DC	Structured Credit ($1,550 par, due 4/2031)	8/11/2020	SOFR + 6.01%	11.34%	1,259	1,386	0.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
CarVal CLO III Ltd, Series 2019-2A (3)(4)(9) 1601 Utica Avenue South, Suite 1000. Minneapolis, MN 55416	Structured Credit ($1,000 par, due 7/2032)	6/30/2022	SOFR + 6.70%	12.03%	901	957	0.1%
Cedar Funding CLO Ltd, Series 2018-7A (3)(4)(9) 1201 Wills Street, Suite 800. Baltimore, MD 21231	Structured Credit ($1,000 par, due 1/2031)	7/21/2022	SOFR + 4.81%	10.14%	871	867	0.0%
CIFC CLO Ltd, Series 2018-3A (3)(4)(9) 1 SE 3rd Avenue, Suite 1660, Miami, FL 33131	Structured Credit ($1,000 par, due 7/2031)	6/16/2022	SOFR + 5.76%	11.07%	902	928	0.1%
CIFC CLO Ltd, Series 2021-4A (3)(4)(9) 1 SE 3rd Avenue, Suite 1660, Miami, FL 33131	Structured Credit ($1,000 par, due 7/2033)	7/14/2022	SOFR + 6.26%	11.57%	899	950	0.1%
Crown Point CLO Ltd, Series 2021-10A (3)(4)(9) 810 7th Ave, New York, NY 10019	Structured Credit ($1,000 par, due 7/2034)	6/14/2022	SOFR + 7.11%	12.44%	903	925	0.1%
Dryden Senior Loan Fund, Series 2018-55A (3)(4)(9) 655 Broad Street Newark, NJ 07102	Structured Credit ($1,000 par, due 4/2031)	7/25/2022	SOFR + 3.11%	8.42%	925	928	0.1%
Dryden Senior Loan Fund, Series 2020-86A (3)(4)(9) 655 Broad Street Newark, NJ 07102	Structured Credit ($1,500 par, due 7/2034)	8/17/2022	SOFR + 6.76%	12.07%	1,451	1,358	0.1%
Eaton CLO Ltd, Series 2015-1A (3)(4)(9) wo International Place, Suite 1400 Boston, MA 02110	Structured Credit ($2,500 par, due 1/2030)	6/23/2022	SOFR + 2.76%	8.09%	2,252	2,394	0.2%
Eaton CLO Ltd, Series 2020-1A (3)(4)(9) wo International Place, Suite 1400 Boston, MA 02110	Structured Credit ($1,000 par, due 10/2034)	8/11/2022	SOFR + 6.51%	11.82%	934	962	0.1%
GoldenTree CLO Ltd, Series 2020-7A (3)(4)(9) 300 Park Avenue New York, NY 10022	Structured Credit ($1,000 par, due 4/2034)	6/17/2022	SOFR + 6.76%	12.09%	921	984	0.1%
Gulf Stream Meridian, Series 2021-4A (3)(4)(9) 4201 Congress Street, Charlotte NC 28209	Structured Credit ($1,015 par, due 7/2034)	6/3/2022	SOFR + 6.61%	11.98%	941	920	0.0%
Gulf Stream Meridian, Series 2021-6A (3)(4)(9) 4201 Congress Street, Charlotte NC 28209	Structured Credit ($2,000 par, due 1/2037)	9/12/2022	SOFR + 6.62%	11.93%	1,849	1,785	0.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Jefferson Mill CLO Ltd, Series 2015-1A (3)(4)(9) 151 W 42nd St 29th Floor, New York, NY 10036	Structured Credit ($1,000 par, due 10/2031)	5/23/2022	SOFR + 3.81%	9.14%	906	937	0.0%
KKR CLO Ltd, 49A (3)(4)(9) 30 Hudson Yards, New York, NY 10001	Structured Credit ($1,000 par, due 7/2035)	6/2/2022	SOFR + 8.26%	13.33%	977	959	0.1%
Madison Park CLO, Series 2018-28A (3)(4)(9) 11 Madison Ave, New York, NY 10010	Structured Credit ($1,000 par, due 7/2030)	6/28/2022	SOFR + 5.51%	10.82%	908	948	0.0%
Magnetite CLO Ltd, Series 2021-30A (3)(4)(9) 50 Hudson Yards, New York, NY 10001	Structured Credit ($1,000 par, due 10/2034)	6/13/2022	SOFR + 6.46%	11.81%	919	956	0.1%
MidOcean Credit CLO Ltd, Series 2016-6A (3)(4)(9) 320 Park Avenue Suite 1600 New York, NY 10022 USA	Structured Credit ($3,500 par, due 4/2033)	5/23/2022	SOFR + 3.78%	9.11%	3,165	3,231	0.2%
MidOcean Credit CLO Ltd, Series 2018-9A (3)(4)(9) 320 Park Avenue Suite 1600 New York, NY 10022 USA	Structured Credit ($1,100 par, due 7/2031)	6/1/2022	SOFR + 6.31%	11.64%	964	952	0.1%
Octagon 57 LLC, Series 2021-1A (3)(4)(9) 250 Park Ave, New York, NY 10177	Structured Credit ($1,000 par, due 10/2034)	5/24/2022	SOFR + 6.86%	12.17%	949	916	0.0%
Octagon Investment Partners 18 Ltd, Series 2018-18A (3)(4)(9) 250 Park Ave, New York, NY 10177	Structured Credit ($1,000 par, due 4/2031)	7/26/2022	SOFR + 2.96%	8.27%	911	925	0.1%
Octagon Investment Partners 38 Ltd, Series 2018-1A (3)(4)(9) 250 Park Ave, New York, NY 10177	Structured Credit ($2,800 par, due 7/2030)	9/20/2022	SOFR + 3.21%	8.54%	2,489	2,620	0.2%
Park Avenue Institutional Advisers CLO Ltd, Series 2018-1A (3)(4)(9) 7 Hanover Square, New York, NY 10004	Structured Credit ($1,000 par, due 10/2031)	9/23/2022	SOFR + 3.59%	8.92%	868	922	0.0%
Pikes Peak CLO, Series 2021-9A (3)(4)(9) 1114 6th Ave, New York, NY 10036	Structured Credit ($2,000 par, due 10/2034)	8/31/2022	SOFR + 6.84%	12.20%	1,782	1,894	0.1%
RR Ltd, Series 2020-8A (3)(4)(9) 126 East 56th Street, New York, New York 10022	Structured Credit ($1,000 par, due 4/2033)	8/22/2022	SOFR + 6.66%	11.97%	954	980	0.1%

Company (1)(6)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost (2)(8)	Fair Value (9)	Percentage of Net Assets	Percentage of Class Held
Signal Peak CLO LLC, Series 2018-5A (3)(4)(9) 280 Park Avenue, 40 West New York, NY 10017	Structured Credit ($333 par, due 4/2031)	8/9/2022	SOFR + 5.91%	11.26%	301	297	0.0%
Southwick Park CLO Ltd, Series 2019-4A (3)(4)(9) 345 PARK AVENUE NEW YORK, NY 10154	Structured Credit ($1,000 par, due 7/2032)	5/25/2022	SOFR + 6.51%	11.84%	931	925	0.0%
Stewart Park CLO Ltd, Series 2015-1A (3)(4)(9) 345 PARK AVENUE NEW YORK NY 10154	Structured Credit ($1,000 par, due 1/2030)	7/25/2022	SOFR + 2.86%	8.17%	926	922	0.0%
Voya CLO Ltd, Series 2018-3A (3)(4)(9) 230 Park Ave, United States	Structured Credit ($2,750 par, due 10/2031)	6/22/2022	SOFR + 6.01%	11.32%	2,435	2,391	0.2%
Wind River CLO Ltd, Series 2014-2A (3)(4)(9) 1345 Avenue of the Americas. New York, NY 10105.	Structured Credit ($1,500 par, due 1/2031)	6/23/2022	SOFR + 3.16%	8.47%	1,405	1,339	0.1%
Wind River CLO Ltd, Series 2017-1A (3)(4)(9) 1345 Avenue of the Americas. New York, NY 10105.	Structured Credit ($3,000 par, due 4/2036)	7/14/2022	SOFR + 3.98%	9.29%	2,630	2,721	0.2%
Wind River CLO Ltd, Series 2018-3A (3)(4)(9) 1345 Avenue of the Americas. New York, NY 10105.	Structured Credit ($2,000 par, due 1/2031)	12/12/2022	SOFR + 5.91%	11.24%	1,710	1,705	0.1%

					52,718	53,995	3.6%

Total Equity and Other Investments					195,009	204,175	13.7%

Total Investments					$3,085,378	$3,113,277	209.5%

(1)	Certain portfolio company investments are subject to contractual restrictions on sales.

(2)	The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.

(3)

Investment contains a variable rate structure, subject to an interest rate floor. Variable rate investments bear interest at a rate that may be determined by reference to either Euro Interbank Offer Rate (“Euribor” or “E”), Canadian Dollar Offered Rate (“CDOR” or “C”), Secured Overnight Financing Rate (“SOFR”) which may also contain a credit spread adjustment depending on the tenor election, Bank Bill Swap Bid Rate (“BBSY” or “B”), Sterling Overnight Interbank Average Rate (“SONIA” or “S”) or an alternate base rate (which can include the Federal Funds Effective Rate or the Prime Rate or “P”), all of which include an available tenor, selected at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect at September 30, 2023.

(4)

This portfolio company is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of total assets. Non-qualifying assets represented 11.0% of total assets as of September 30, 2023.

(5)

In addition to the interest earned based on the stated interest rate of this investment, which is the amount reflected in this schedule, the Company may be entitled to receive additional interest as a result of an arrangement with other members in the syndicate to the extent an investment has been allocated to “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any amounts due thereunder and the Company holds the “last out” tranche.

(6)

Under the 1940 Act, the Company is deemed to be both an “Affiliated Person” of and “Control,” as such terms are defined in the 1940 Act, this portfolio company, as the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement). Transactions during the nine months ended September 30, 2023 in which the Company was an Affiliated Person of and was deemed to Control a portfolio company are as follows:

Company	Fair Value at December 31, 2022	Gross Additions (a)	Gross Reductions (b)	Net Change In Unrealized Gain/(Loss)	Realized Gain/ (Loss)	Transfers	Fair Value at September 30, 2023	Other Income	Interest Income
IRGSE Holding Corp.	$70,755	$8,005	$—	$(17,783)	$—	$—	$60,977	$4	$5,599

Total	$70,755	$8,005	$—	$(17,783)	$—	$—	$60,977	$4	$5,599

(a)

Gross additions include increases in the cost basis of investments resulting from new investments, payment-in-kind interest or dividends, the amortization of any unearned income or discounts on debt investments, as applicable.

(b)

Gross reductions include decreases in the cost basis of investments resulting from principal collections related to investment repayments or sales, and the amortization of any premiums on debt investments, as applicable. When an investment is placed on non-accrual status, any cash flows received by the Company may be applied to the outstanding principal balance.

(7)

As of September 30, 2023, the estimated cost basis of investments for U.S. federal tax purposes was $3,096,469, resulting in estimated gross unrealized gains and losses of $147,820 and $125,469, respectively.

(8)

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC Topic 820”), unless otherwise indicated, the fair values of all investments were determined using significant unobservable inputs and are considered Level 3 investments. See Note 6 for further information related to investments at fair value.

(9)	This investment is valued using observable inputs and is considered a Level 2 investment. See Note 6 for further information related to investments at fair value.

(10)	This investment is valued using observable inputs and is considered a Level 1 investment. See Note 6 for further information related to investments at fair value.

(11)	This investment is non-income producing.

(12)

All or a portion of this security was acquired in a transaction exempt from registration under the Securities Act of 1933, and may be deemed to be “restricted securities” under the Securities Act. As of September 30, 2023, the aggregate fair value of these securities is $6,346, or 0.4% of the Company’s net assets.

(13)	Ownership of equity investments may occur through a holding company or partnership.

(14)	Investment is on non-accrual status as of September 30, 2023.

(15)

In addition to the principal amount outstanding and accrued interest owed on this investment, the Company is entitled to a separate Make-Whole Amount (the “Make-Whole”) of $11.4 million. The Make-Whole is a contractual obligation of the borrower and accrues interest on the balance outstanding. The Make-Whole is included on the Company’s consolidated balance sheet within other assets, net of any valuation allowance. Given uncertainty relating to collectability of the Make-Whole, the Company has applied a full valuation allowance against the amount of the Make-Whole balance outstanding.

MANAGEMENT

Please refer to our most recent definitive proxy statement and in our 2022 Annual Report, as well as subsequent filings with the SEC, which are incorporated by reference herein, for information relating to the management of the Company and for information relating to the Adviser.

Portfolio Management

The Adviser manages our day-to-day operations and provides us with investment advisory and management services and certain administrative services. We consider Joshua Easterly to be our portfolio manager who is primarily responsible for the day-to-day management of our portfolio. Please refer to our most recent definitive proxy statement, which is incorporated by reference herein, for the biographical information of the Company’s portfolio manager.

The Company’s portfolio manager does not receive any direct compensation from us for serving is such capacity.

The table below shows the dollar range of shares of common stock beneficially owned by our portfolio manager as of December 20, 2023:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Company
Joshua Easterly	Over 1,000,000

Other Accounts Managed

As of December 31, 2022, Joshua Easterly managed, or was a member of the management team for, the following client accounts:

	Number of Accounts	Assets of Accounts	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee
Registered Investment Companies	—	—	—	—
Pooled Investment Vehicles Other Than Registered Investment Companies(1)	123	$64.47 billion	111	$61.93 billion
Other Accounts	5	$3.79 billion	3	$2.82 billion

(1)	Includes management investment companies that have elected to be regulated as business development companies under the 1940 Act.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding. We calculate the value of our investments in accordance with the procedures described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies-Investments at Fair Value” in Part I, Item 1 of our 2022 Annual Report incorporated by reference in this prospectus.

Determinations in Connection with Offerings

In connection with certain future offerings of shares of our common stock, our Board or an authorized committee of our Board will be required to make the determination that we are not selling shares of our common stock at a price below the then-current net asset value of our common stock at the time at which the sale is made. Our Board or an authorized committee will consider the following factors, among others, in making a determination:

•	the net asset value of our common stock disclosed in the most recent periodic report that we filed with the SEC;

•

our management’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between (i) a value that our Board or an authorized committee thereof has determined reflects the current net asset value of our common stock, which is generally based upon the net asset value of our common stock disclosed in the most recent periodic report that we filed with the SEC, as adjusted to reflect our management’s assessment of any material change in the net asset value of our common stock since the date of the most recently disclosed net asset value of our common stock, and (ii) the offering price of the shares of our common stock in the proposed offering.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records that we are required to maintain under the 1940 Act.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

Pursuant to approval granted at a special meeting of stockholders held on May 25, 2023, we are currently permitted to sell or otherwise issue shares of our common stock at a price below our then-current net asset value per share, subject to the approval of our Board and certain other conditions. Such stockholder approval expires on May 25, 2026. We intend to propose the extension of this approval in future years.

Except for such authorizations as otherwise may be required with respect to a particular issuance under applicable law, New York Stock Exchange rules or our certificate of incorporation, no further authorization from stockholders will be solicited or required prior to a sale or other issuance of shares of common stock at a price below net asset value per share in accordance with the terms of the approval. However, will would only issue shares of our common stock at a price below net asset value per share if the following conditions are met:

•	a “required majority” of our directors have determined that any such sale would be in the best interests of us and our stockholders;

•

a “required majority” of our directors, in consultation with any underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such common stock or immediately prior to the issuance of such common stock, that the price at which such shares of common stock are to be sold is not less than a price which closely approximates the market value of those shares of common stock, less any distributing commission or discount; and

•	the number of shares to be issued does not exceed 25% of our then-outstanding common stock immediately prior to each such offering.

Under the 1940 Act, a “required majority” of directors means both a majority of our directors who have no financial interest in the transaction and a majority of our independent directors. For these purposes, directors will not be deemed to have a financial interest solely by reason of their ownership of our common stock.

There is no limit on the percentage below net asset value per share at which shares may be sold by us or the number of offerings, each for up to 25% of our then-outstanding common stock, that we may conduct under the approval for the one-year period that authorization is granted.

In making a determination that an offering of common stock at a price below its net asset value per share pursuant to the approval is in our and our stockholders’ best interests, our Board will consider a variety of factors including:

•

the effect that an offering at a price below net asset value per share would have on our stockholders, including the potential dilution to the net asset value per share of our common stock our stockholders would experience as a result of the offering;

•	the amount per share by which the offering price per share and the net proceeds per share are less than our most recently determined net asset value per share;

•	the relationship of recent market prices of our common stock to net asset value per share and the potential impact of the offering on the market price per share of our common stock;

•	whether the estimated offering price would closely approximate the market value of shares of our common stock;

•	the potential market impact of being able to raise capital during the current financial market difficulties;

•	the nature of any new investors anticipated to acquire shares of our common stock in the offering;

•	the anticipated rate of return on and quality, type and availability of investments; and

•	the leverage available to us.

Our Board will also consider any possible conflict of interest due to the fact that the proceeds from the issuance of additional shares of our common stock would increase the management fees that we pay to the Adviser, as such fees are based on the amount of our gross assets, as it would regardless of whether we offer shares of common stock at a price below our net asset value per share or above our net asset value per share.

We will not sell shares of our common stock under this prospectus or an accompanying prospectus supplement without first filing a new post-effective amendment to the registration statement if the cumulative dilution to our net asset value per share from offerings under the registration statement, as amended by any post-effective amendments, exceeds 15%. This limit will be measured separately for each offering pursuant to the registration statement, as amended by any post-effective amendments, by calculating the percentage dilution or accretion to aggregate net asset value from that offering and then summing the percentage from each offering. For example, if our most recently determined net asset value per share at the time of the first offering is $16.00 and we have 60 million shares of common stock outstanding, the sale of 12 million shares of common stock at net proceeds to us of $8.00 per share (a 50% discount) would produce dilution of 8.33%. If we subsequently determined that our net asset value per share increased to $17.00 on the then 72 million shares of common stock outstanding and then made an additional offering, we could, for example, sell approximately an additional

11.07 million shares of common stock at net proceeds to us of $8.50 per share, which would produce dilution of 6.67%, before we would reach the aggregate 15% limit.

Sales by us of our common stock at a discount from net asset value per share pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering. Any sale of common stock at a price below net asset value per share would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro rata basis.

Examples of Dilutive Effect of the Issuance of Shares Below net asset value

The following two headings and accompanying tables explain and provide hypothetical examples on the impact of a public offering of the Company’s common stock at a price less than net asset value on two different types of investors:

•	existing stockholders who do not purchase any shares in the offering; and

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering.

A placement of common stock at a price less than net asset value to a third party in a private placement would have an impact substantially similar to the impact on existing stockholders who do not purchase any shares in the public offering described below.

Impact on Existing Stockholders Who Do Not Participate in the Offering

Our existing stockholders who do not participate in an offering below net asset value per share or who do not buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate decrease in the net asset value of the shares they hold and their net asset value per share. These stockholders will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than the increase we will experience in its assets, potential earning power and voting interests due to the offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value. This decrease could be more pronounced as the size of the offering and level of discounts increase. There is no maximum level of discount from net asset value at which we may sell shares pursuant to this authority.

The following chart illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in four different hypothetical offerings of different sizes and levels of discount from NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

The examples below assume that the issuer has 81.4 million shares outstanding, $2.8 billion in total assets and $1.5 billion in total liabilities (all figures correspond to actual data for us as of December 31, 2022). The net asset value and net asset value per share are thus $1.3 billion and $16.48 per share as of December 31, 2022. The chart illustrates the dilutive effect on Stockholder A of (a) an offering of 4.1 million shares of common stock (5% of the outstanding shares) at $15.66 per share after offering expenses and commissions (a 5% discount from net asset value per share), (b) an offering of 8.1 million shares of common stock (10% of the outstanding shares) at $14.83 per share after offering expenses and commissions (a 10% discount from net asset value per share), (c) an offering of 16.3 million shares of common stock (20% of the outstanding shares) at $13.18 per share after offering expenses and commissions (a 20% discount from net asset value per share), and (d) an offering of 20.3 million shares of common stock (25% of the outstanding shares) at $12.36 per share after offering expenses and commissions (a 25% discount from net asset value per share). The prospectus pursuant to which any discounted offering is made will include a chart based on the actual number of shares of common stock in such offering and the actual discount to the most recently determined net asset value. It is not possible to predict the level of market price decline that may occur.

	Prior to Sale Below net asset value	Example 1		Example 2		Example 3		Example 4
		5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$16.48		$15.61		$13.88		$13.01
Net Proceeds per Share to Issuer		$15.66		$14.83		$13.18		$12.36
Decrease/Increase to Net Asset Value
Shares Offered		4,069,464		8,138,929		16,277,857		20,347,322
Total Shares Outstanding	81,389,287	85,458,751		89,528,216		97,667,144		101,736,609
Net Asset Value per Share	$16.48	$16.44	(0.22)%	$16.33	(0.89)%	$15.93	(3.32)%	$15.66	(4.98)%
Dilution to Nonparticipating Stockholder
Shares Held by Stockholder A	81,389	81,389	0.00%	81,389	0.00%	81,389	0.00%	81,389	0.00%
Percentage Held by Stockholder A	0.10%	0.10%	(4.76)%	0.09%	(9.09)%	0.08%	(16.67)%	0.08%	(20.00)%
Total Net Asset Value Held by Stockholder A	$1,341,570	$1,338,359	(0.24%)	$1,329,347	(0.91)%	$1,296,810	(3.34)%	$1,274,446	(5.00)%
Total Investment by Stockholder A (Assumed to be $16.48 per Share)	$1,341,570	$1,341,570		$1,341,570		$1,341,570		$1,341,570
Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)		$(3,211)		$(12,223)		$(44,760)		$(67,124)
Investment per Share Held by Stockholder A (Assumed to be $16.48 per Share on Shares Held Prior to Sale)	$16.48	$16.48	0.00%	$16.48	0.00%	$16.48	0.00%	$16.48	0.00%
Net Asset Value per Share Held by Stockholder A		$16.44		$16.33		$15.93		$15.66
Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.04)		$(0.15)		$(0.55)		$(0.82)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(0.22)%		(0.89)%		(3.32)%		(4.98)%

Impact on Existing Stockholders Who Do Participate in the Offering

Our existing stockholders who participate in an offering below net asset value or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) will experience the same types of net asset value per share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in shares of our common stock immediately prior to the offering. The level of net asset value per share dilution will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience net asset value per share dilution on their existing shares but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in average net asset value per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who overparticipates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience net asset value per share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and level of discounts increases. There is no maximum level of discount from net asset value at which the Company may sell shares pursuant to this authority.

The following chart illustrates the level of dilution and accretion in the hypothetical 20% discount offering from the prior chart (Example 3) for a stockholder that acquires shares equal to (a) 50% of its proportionate share of the offering (i.e., 0.05% of an offering of 16.3 million shares) rather than its 0.10% proportionate share and (b) 150% of such percentage (i.e., 0.15% of an offering of 16.3 million shares) rather than its 0.10% proportionate share. The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined net asset value. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

	Prior to Sale Below net asset value	50% Participation		150% Participation
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$13.88		$13.88
Net Proceeds per Share to Issuer		$13.18		$13.18
Decrease/Increase to Net Asset Value
Shares Offered		15,154,308		15,154,308
Total Shares Outstanding	81,389,287	97,667,144	20.00%	97,667,144	20.00%
Net Asset Value per Share	$16.48	$15.93	(3.32)%	$15.93	(3.32)%
Dilution/Accretion to Participating Stockholder Shares Held by Stockholder A
Shares Held by Stockholder A	81,389	89,528	10.00%	105,806	30.00%
Percentage Held by Stockholder A	0.10%	0.09%	(8.33)%	0.11%	8.33%
Total Net Asset Value Held by Stockholder A	$1,341,570	$1,426,491	6.33%	$1,685,854	25.66%
Total Investment by Stockholder A (Assumed to be $16.48 per Share on Shares Held Prior to Sale)	$1,341,570	$1,454,521		$1,680,423
Total Dilution/Accretion to Stockholder A (Total Net Asset Value Less Total Investment)		$(28,030)		$5,431
Investment per Share Held by Stockholder A (Assumed to be $16.48 per Share on Shares Held Prior to Sale)	$16.48	$16.25	(1.42)%	$15.88	(3.63)%
Net Asset Value per Share Held by Stockholder A		$15.93		$15.93
Dilution/Accretion per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.31)		$0.05
Percentage Dilution/Accretion to Stockholder A (Dilution per Share Divided by Investment per Share)			(1.93)%		0.32%

Impact on New Investors

Investors who are not currently stockholders and who participate in an offering of shares of our common stock at a price below net asset value per share, but whose investment per share is greater than the resulting net asset value per share due to selling compensation and expenses paid by us, will experience an immediate decrease, although small, in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering of shares of our common stock at a price below net asset value per share and whose investment per share is also less than the resulting net asset value per share due to selling compensation and expenses paid by us being significantly less than the discount per share, will experience an immediate increase in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. These investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to such offering. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and level of discounts increases. There is no maximum level of discount from net asset value per share at which we may sell shares pursuant to such authority.

The example assumes that the issuer has 81.4 million shares outstanding, $2.8 billion in total assets and $1.5 billion in total liabilities. The net asset value and NAV per share are thus $1.3 billion and $16.48 per share. The chart illustrates the dilutive effect on Stockholder A of (a) an offering of 4.1 million shares of common stock (5% of the outstanding shares) at $15.66 per share after offering expenses and commissions (a 5% discount from NAV per share), (b) an offering of 8.1 million shares of common stock (10% of the outstanding shares) at $14.83 per share after offering expenses and commissions (a 10% discount from NAV per share), (c) an offering of 16.3 million shares of common stock (20% of the outstanding shares) at $13.18 per share after offering expenses and commissions (a 20% discount from NAV per share), and (d) an offering of 20.3 million shares of common stock (25% of the outstanding shares) at $12.36 per share after offering expenses and commissions (a 25% discount from NAV per share). The prospectus pursuant to which any discounted offering is made will include a chart based on the actual number of shares of common stock in such offering and the actual discount to the most recently determined NAV. It is not possible to predict the level of market price decline that may occur.

The following chart illustrates the level of dilution or accretion for new investors that would be experienced by a new investor in the same hypothetical 5%, 10%, 20% and 25% discounted offerings as described in the first chart above. The illustration is for a new investor who purchases the same percentage (0.10%) of the shares in the offering as Stockholder A in the prior examples held immediately prior to the offering. The prospectus supplement pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined net asset value per share. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

		Example 1		Example 2		Example 3		Example 4
	Prior to Sale Below NAV	5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$16.48		$15.61		$13.88		$13.01
Net Proceeds per Share to Issuer		$15.66		$14.83		$13.18		$12.36
Decrease/Increase to Net Asset Value
Total Shares Outstanding	81,389,287	85,458,751		89,528,216		97,667,144		101,736,609
Shares Offered		4,069,464		8,138,929		16,277,857		20,347,322
Net Asset Value per Share	$16.48	$16.44	(0.22)%	$16.33	(0.89)%	$15.93	(3.32)%	$15.66	(4.98)%
Dilution/Accretion to New Investor A
Shares Held by Investor A	0	4,069		8,139		16,278		20,347
Percentage Held by Investor A	0.00%	0.00%		0.01%		0.02%		0.02%
Total Net Asset Value Held by Investor A	$0	$66,918		$132,935		$259,363		$318,613
Total Investment by Investor A (At Price to Public)		$67,065		$127,070		$225,902		$264,729
Total Dilution/Accretion to Investor A (Total Net Asset Value Less Total Investment		$(147)		$5,865		$33,460		$53,883
Investment per Share Held by Investor A		$16.48		$15.61		$13.88		$13.01
Net Asset Value per Share Held by Investor A		$16.44		$16.33		$15.93		$15.66
Dilution/Accretion per Share Held by Investor A (Net Asset Value per Share Less Investment per Share)		$(0.04)		$0.72		$2.06		$2.65
Percentage Dilution/Accretion to Investor A (Dilution per Share Divided by Investment per Share)			(0.22)%		4.62%		14.81%		20.35%

DIVIDEND REINVESTMENT PLAN

The information under the heading “Dividend Reinvestment Plan” in Part I, Item I of our 2022 Annual Report is incorporated by reference in this prospectus.

A stockholder who does not opt out of the dividend reinvestment plan will be treated for U.S. federal income tax purposes as having received a cash dividend or distribution in an amount equal to the total dollar amount of the dividend or distribution payable to such stockholder, net of applicable withholding taxes, and then reinvesting that net cash for additional shares of our stock. Such a stockholder is subject to the same U.S. federal income tax consequences as stockholders who elect to receive their cash dividends or distributions in cash; however, because a stockholder that participates in the dividend reinvestment plan does not actually receive any cash, such a stockholder will not have such cash available to pay any applicable taxes on the deemed distribution. A stockholder that participates in the dividend reinvestment plan and thus is treated as having invested in additional shares of our stock will have a basis in such additional shares of stock equal to the total dollar amount of the cash dividend or distribution payable to the stockholder divided by the total numbers of shares issued to such stockholder pursuant to such dividend or distribution. The stockholder’s holding period for such stock will commence on the day following the day on which the shares are credited to the stockholder’s account.

All correspondence concerning the plan should be directed to the plan administrator by mail at Equiniti Trust Company, LLC, Transfer Agency-Sixth Street Specialty Lending, 6201 15th Avenue, Brooklyn, NY 11219.

If you hold your common stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock or preferred stock. This summary deals only with beneficial owners (referred to in this summary as “stockholders”) of shares of our common stock or preferred stock that hold their shares as capital assets. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described tax consequences that may be relevant to certain types of stockholders that are subject to special treatment under U.S. federal income tax laws, including:

•	stockholders subject to the alternative minimum tax;

•	tax-exempt organizations (except as discussed below);

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	pension plans (except as discussed below);

•	trusts (except as discussed below);

•	financial institutions;

•	entities taxed as partnerships or partners therein;

•	persons holding shares of common stock or preferred stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who received our stock as compensation;

•	persons who hold our stock on behalf of another person as a nominee;

•	persons who are “controlled foreign corporations;”

•	U.S. expatriates, or

•	U.S. stockholders (as defined below) who have a “functional currency” other than the U.S. dollar.

Finally, this summary does not address other U.S. federal tax consequences (such as estate, gift and Medicare contribution tax consequences), the alternative minimum tax or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to stockholders in light of their personal circumstances.

If we issue preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or preferred stock with other terms that may have different U.S. federal income tax consequences than those described in this summary, the U.S. federal income tax consequences of such preferred stock will be described in the relevant prospectus supplement. This summary does not discuss the consequences of an investment in our subscription rights, debt securities or warrants representing rights to purchase shares of our preferred stock, common stock or debt securities or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in the relevant prospectus supplement.

For purposes of this discussion under the heading “Material U.S. Federal Income Tax Considerations,” a “U.S. stockholder” is a beneficial owner of shares of our common stock or preferred stock that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of our stock.

A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock or preferred stock that is not a U.S. stockholder and not an entity taxed as a partnership.

Regulated Investment Company Classification

As a BDC, we have elected to be treated as a RIC for U.S. federal income tax purposes. Our status as a RIC enables us to deduct qualifying distributions to our stockholders, so that we will be subject to corporate-level U.S. federal income taxation only in respect of income and gains that we retain and do not distribute.

To maintain our status as a RIC, we must, among other things:

•	maintain our election under the 1940 Act to be treated as a BDC;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and

•	maintain diversified holdings so that, subject to certain exceptions and cure periods, at the end of each quarter of our taxable year:

•

at least 50% of the value of our total gross assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and “other securities,” provided that such “other securities” shall not include any amount of any one issuer, if our holdings of such issuer are greater in value than 5% of our total assets or greater than 10% of the outstanding voting securities of such issuer, and

•

no more than 25% of the value of our assets may be invested in securities of any one issuer, the securities of any two or more issuers that are controlled by us and are engaged in the same or similar or related trades or businesses (excluding U.S. government securities and securities of other RICs), or the securities of one or more “qualified publicly traded partnerships.”

We may earn various fees, including fees that we share with our affiliates, fees for entering into amendments with respect to debt instruments we own, and fees for significant managerial assistance provided to portfolio companies, which will not be treated as qualifying income for purposes of the 90% gross income test. We may also earn other types of income that will not be treated as qualifying income for purposes of the 90% gross income test.

To maintain our status as a RIC, we must distribute (or be treated as distributing) in each taxable year dividends for tax purposes of an amount equal to at least 90% of our investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gains over net long-term capital losses, as well as other taxable income, excluding any net capital gains reduced by deductible expenses) and 90% of our net tax-exempt income for that taxable year. As a RIC, we generally will not be subject to corporate-level U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to stockholders. In addition, to avoid the imposition of a nondeductible 4% U.S. federal excise tax, we must distribute (or be treated as distributing) in each calendar year an amount at least equal to the sum of:

•	98% of our net ordinary income, excluding certain ordinary gains and losses, recognized during a calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of such calendar year; and

•	100% of any income or gains recognized, but not distributed, in preceding years.

We have previously incurred, and can be expected to incur in the future, such excise tax on a portion of our income and gains. While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

We generally expect to distribute substantially all of our earnings on a quarterly basis, but will reinvest dividends on behalf of those investors that do not elect to receive their dividends in cash. See “Price Range of Common Stock and Distributions” and “Dividend Reinvestment Plan” for a description of our dividend policy and obligations. One or more of the considerations described below, however, could result in the deferral of dividend distributions until the end of the fiscal year:

•

We may make investments that are subject to tax rules that require us to include amounts in our income before we receive cash corresponding to that income or that defer or limit our ability to claim the benefit of deductions or losses. For example, if we hold securities issued with original issue discount (or market discount), that original issue discount (or market discount) may be accrued in income before we receive any corresponding cash payments. Similarly, the terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

•

In cases where our taxable income exceeds our available cash flow, we will need to fund distributions with the proceeds of sale of securities or with borrowed money, and may raise funds for this purpose opportunistically over the course of the year.

In certain circumstances (e.g., where we are required to recognize income before or without receiving cash representing such income), we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, we may have to sell investments at times we would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

If in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to stockholders, and distributions will be taxable to our stockholders as ordinary dividends to the extent of our current or accumulated earnings and profits, and distributions would not be required. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as capital gain. If we fail to qualify as a RIC for a period greater than two consecutive taxable years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the taxable year) that we elect to recognize on requalification or when recognized over the next five years.

In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our stockholders their share of the foreign taxes paid by us.

Currency Fluctuations

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income or receivables or expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or receivables or pay such liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

Distributions from our investment company taxable income (consisting generally of net ordinary income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to U.S. stockholders as ordinary income to the extent made out of our current or accumulated earnings and profits. To the extent that such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“qualified dividend income”) may be eligible for a reduced maximum U.S. federal income tax rate. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the reduced rates that may be applicable to qualified dividend income. Distributions generally will not be eligible for the dividends received deduction allowed to corporate stockholders. Distributions derived from our net capital gains (which generally is the excess of our net long-term capital gain over net short-term capital loss) which we have reported as capital gain dividends will be taxable to

U.S. stockholders as long-term capital gain regardless of how long particular U.S. stockholders have held their shares. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s common stock or preferred stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Any dividends declared by us in October, November, or December of any calendar year, payable to stockholders of record on a specified date in such a month, which are actually paid during January of the following calendar year, will be treated as if paid by us and received by such stockholders during the quarter ended December 31 of the previous calendar year. In addition, we may elect to relate any undistributed investment company taxable income or net capital gains eligible for distribution as a dividend back to our immediately prior taxable year if we:

•

declare such dividend prior to the earlier of the 15th day of the ninth month following the close of that taxable year, or any applicable extended due date of our U.S. federal corporate income tax return for such prior taxable year;

•	distribute such amount in the 12-month period following the close of such prior taxable year; and

•	make an election in our U.S. federal corporate income tax return for the taxable year in which such undistributed investment company taxable income or net capital gains were recognized.

Any such election will not alter the general rule that a U.S. stockholder will be treated as receiving a dividend in the taxable year in which the dividend is distributed, subject to the October, November, or December dividend declaration rule discussed immediately above.

We have adopted a dividend reinvestment plan that will allow stockholders to elect to receive dividends in the form of additional shares instead of in cash. If a U.S. stockholder reinvests dividends in additional shares, such U.S. stockholder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. Any such additional shares will have a tax basis equal to the amount of the distribution.

Although we intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock or preferred stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gains. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A stockholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form to claim a refund for the taxes we paid. To utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

If an investor purchases shares of our common stock or preferred stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

If a U.S. stockholder sells or otherwise disposes of shares of our common stock or preferred stock, the U.S. stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the shares sold or otherwise disposed of and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock or preferred stock may be disallowed if other shares of our common stock or preferred stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

From time to time, we may offer to repurchase our outstanding shares. Stockholders who tender all shares held, or considered to be held, by them will be treated as having sold their shares and generally will realize a capital gain or loss. If a stockholder tenders fewer than all of its shares or fewer than all shares tendered are repurchased, such stockholder may be treated as having received a taxable dividend upon the tender of its shares. In such a case, there is a risk that non-tendering stockholders, and stockholders who tender some but not all of their shares or fewer than all of whose shares are repurchased, in each case whose percentage interests in us increase as a result of such tender, will be treated as having received a taxable distribution from us. The extent of such risk will vary depending upon the particular circumstances of the tender offer, and in particular whether such offer is a single and isolated event or is part of a plan for periodically redeeming shares.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts of such distributions includible in such U.S. stockholder’s taxable income for such year as ordinary dividends and capital gain dividends. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

Under applicable U.S. Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our common stock or preferred stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not exempted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisers to determine the applicability of these U.S. Treasury regulations in light of their individual circumstances.

We will be required in certain cases to backup withhold and remit to the U.S. Treasury a portion of qualified dividend income, ordinary income dividends and capital gain dividends, and the proceeds of redemption of shares, paid to any stockholder (a) who has provided either an incorrect tax identification number or no number at all, (b) whom the IRS subjects to backup withholding for failure to report the receipt of interest or dividend income properly or (c) who has failed to certify to us that it is not subject to backup withholding or that it is an “exempt recipient.” Backup withholding is not an additional tax and any amounts withheld may be refunded or credited against a stockholder’s federal income tax liability, provided the appropriate information is timely furnished to the IRS.

Potential Limitation with Respect to Certain U.S. Stockholders on Deductions for Certain Fees and Expenses

We expect to be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) as a result of shares of our common stock being treated as regularly traded on an established securities market. If we are not treated as such for any calendar year, then, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the Management and Incentive Fees paid to our investment adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. In addition, we would be required to report the relevant income and expenses, including the Management Fee, on Form 1099-DIV. Miscellaneous itemized deductions generally are not deductible by individuals, trusts or estates for taxable years beginning after December 31, 2017 and before January 1, 2026.

Taxation of Tax-Exempt U.S. Stockholders

A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income, or UBTI. The direct conduct by a tax-exempt U.S. stockholder of the activities that we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. stockholder will not be subject to U.S. taxation solely as a result of such stockholder’s ownership of our shares and receipt of dividends that we pay. In addition, under current law, if we incur indebtedness, such indebtedness will not be attributed to portfolio investors in our stock. Therefore, a tax-exempt U.S. stockholder will not be treated as earning income from “debt-financed property” and dividends we pay will not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur.

Taxation of Non-U.S. Stockholders

Whether an investment in the shares of our common stock or preferred stock is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of our common stock or preferred stock by a Non-U.S. stockholder may have adverse tax consequences as compared to a direct investment in the assets in which we will invest. Non-U.S. stockholders should consult their tax advisors before investing in our common stock or preferred stock.

Distributions of our investment company taxable income that we pay to a Non-U.S. stockholder will be subject to U.S. withholding tax at a 30% rate to the extent of our current or accumulated earnings and profits unless (i) such dividends qualify for the pass-through rules described below, and such stockholder could have received the underlying income free of tax; (ii) such stockholder qualifies for, and complies with the procedures for claiming, an exemption or reduced rate under an applicable income tax treaty; or (iii) such stockholder qualifies, and complies with the procedures for claiming, an exemption by reason of its status as a foreign government-related entity.

Non-U.S. stockholders generally are not subject to U.S. federal income tax on capital gains realized on the sale of our shares or on actual or deemed distributions of our net capital gains. If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. To obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

At the end of 2015, Congress permanently renewed the pass-through rules under which certain dividend distributions by RICs derived from our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at a least a 10% stockholder, reduced by expenses that are allocable to such income) or paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year) qualify for an exemption from U.S. withholding tax. As a result, dividends that we designate as “interest-related dividends” or “short-term capital gain dividends” generally will be exempt from U.S. withholding tax if the underlying income is U.S.-source and the Non-U.S. stockholder could have received the underlying income free of tax. To the extent dividends are paid that do not qualify for this exemption (e.g., dividends related to foreign-source income or other income not treated as qualified net interest income or qualified short-term capital gains), some Non-U.S. stockholders may qualify for a reduced rate of U.S. withholding tax under an applicable tax treaty or for an exemption from U.S. withholding tax by reason of their status as a foreign sovereign or under special treaty provisions for certain foreign pension funds. Prospective investors should consult their own advisers regarding their eligibility for a reduced rate or exemption as described above.

To qualify for an exemption or reduced rate of U.S. withholding tax (under a treaty, by reason of an exemption for sovereign investors, or under the rules applicable to interest-related dividends or short-term capital gain dividends), a Non-U.S. stockholder must comply with the U.S. tax certification requirements described below. A Non-U.S. stockholder must deliver to the applicable withholding agent and maintain in effect a valid IRS Form W-8BEN-E or other applicable tax certification establishing its entitlement to the exemption or reduced rate, or otherwise establishing an exemption from backup withholding.

We have adopted a dividend reinvestment plan that will allow stockholders to elect to receive dividends in the form of additional shares instead of in cash. If a Non-U.S. stockholder reinvests dividends in additional shares, such Non-U.S. stockholder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. If the distribution is a distribution of our investment company taxable income and is not designated by us as a short-term capital gain dividend or interest-related dividend, if applicable, the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) and only the net after-tax amount will be reinvested in our common stock. The Non-U.S. stockholder will have an adjusted tax basis in the additional shares of our common stock purchased through the dividend reinvestment plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the Non-U.S. stockholder’s account.

In the case of distributions made by the Company (other than capital gain dividends), additional requirements will apply to Non-U.S. stockholders that are considered for U.S. federal income tax purposes to be a foreign financial institution or non-financial foreign entity, as well as to Non-U.S. stockholders that hold their shares through such an institution or entity. In general, an exemption from U.S. withholding tax will be available only if the foreign financial institution, under an agreement it has entered into with the U.S. government or under certain intergovernmental agreements, collects and provides to the U.S. tax authorities information about its accountholders (including certain investors in such institution) and if the non-financial foreign entity has provided the withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Any U.S. taxes withheld pursuant to the aforementioned requirements from distributions paid to affected Non-U.S. stockholders who are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes on such distributions may only be reclaimed by such Non-U.S. stockholders by timely filing a U.S. tax return with the IRS to claim the benefit of such exemption or reduction.

A RIC is a corporation for U.S. federal income tax purposes. Under current law, a Non-U.S. stockholder will not be considered to be engaged in the conduct of a business in the United States solely by reason of its ownership in a RIC. Certain special rules apply to a Non-U.S. stockholder that is an entity qualifying for tax exemption under Section 892 of the Code. Such Non-U.S. stockholders will generally not be treated as engaged in “commercial activity” merely by virtue of its ownership of our common stock and will generally be exempt from withholding tax on dividends received on shares of our common stock. Certain special rules apply to such Non-U.S. stockholders if we qualify as a U.S. real property holding corporation and such investor owns more than 5% of such class of stock. We do not expect these special rules to apply but there cannot be any assurance thereof.

Non-U.S. stockholders should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares of our common stock or preferred stock.

U.S. information reporting requirements will apply and backup withholding will not apply to dividends paid on our shares to a Non-U.S. stockholder, provided the Non-U.S. stockholder provides to the applicable withholding agent a Form W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that it is not a United States person) or otherwise establishes an exemption. Similarly, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our shares effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. stockholder and certain conditions are met, or such holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our shares will be subject to both backup withholding and information reporting unless the Non-U.S. stockholder certifies its status that it is not a United States person under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Non-U.S. stockholder may be refunded or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF OUR SECURITIES

This prospectus contains a summary of our common stock, preferred stock, subscription rights, debt securities and warrants. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will describe the material terms and conditions for each security.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Delaware General Corporate Law, or the DGCL, and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Under the terms of our restated certificate of incorporation, which was adopted on June 15, 2020, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, of which 87,578,655 shares are outstanding as of December 20, 2023, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of December 20, 2023.

Our common stock is listed on the NYSE under the symbol “TSLX.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

The following presents our outstanding classes of securities as of December 20, 2023:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Held by Us or for Our Account
Common Stock	400,000,000	664,250	87,578,655

Common Stock

Under the terms of our certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and holders of common stock do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by our Board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred stock. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan.

Preferred Stock

Under the terms of our certificate of incorporation, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. See “Description of Our Preferred Stock.”

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Our certification of incorporation limits our directors’ liability to the fullest extent permitted under Delaware corporate law and the 1940 Act. Specifically, our directors will not be personally liable to us or our stockholders for any breach of fiduciary duty as a director, except for any liability:

(i)	for any breach of the director’s duty of loyalty to us or our stockholders,

(ii)	for acts or omissions not in good faith or which involve willful misconduct, gross negligence, bad faith, reckless disregard or a knowing violation of law,

(iii)	under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchases or redemptions, or

(iv)	for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL. So long as we are registered or regulated under the 1940 Act, any limitation of liability of our directors and officers as described above is limited to the extent prohibited by the 1940 Act or by any valid rule, regulation or order of the SEC.

Section 145 of the DGCL allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent authorized or permitted by law and this right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and personal and legal representatives; however, for proceedings to enforce rights to indemnification, we are not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless that proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Our obligation to provide indemnification and advancement of expenses is subject to the requirements of the 1940 Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.

In addition, we have entered into indemnification agreements with our directors and officers that provide for a contractual right to indemnification to the fullest extent permitted by the DGCL. A form of the indemnification agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

We may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to our employees and agents similar to those conferred to our directors and officers. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable. Any repeal or modification of our certificate of incorporation by our stockholders will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer existing at the time of the repeal or modification with respect to any acts or omissions occurring prior to the repeal or modification.

Under the Investment Advisory Agreement, we have, to the extent permitted by applicable law, indemnified the Adviser and certain of its affiliates, as described under “Management Agreements-Indemnification” in Part I, Item 1 of our 2022 Annual Report.

Anti-Takeover Provisions

The following summary outlines certain provisions of Delaware law and our certificate of incorporation regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of our Board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These attempts could also have the effect of increasing our expenses and disrupting our normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions (including an exception for our Adviser and certain of its affiliates), an “interested stockholder” with which business combinations may be restricted is a person that, together with its affiliates and associates, owns, or is an affiliate or associate of the corporation and within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation and bylaws provide that:

•	the Board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors shall not be fewer than four or greater than nine);

•

directors may be removed only for cause by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class; and

•

subject to the rights of any holders of preferred stock, any vacancy on the Board, however the vacancy occurs, including a vacancy due to an enlargement of the Board, may only be filled by vote of a majority of the directors then in office.

The classification of our Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Our bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the stockholders may only be called by our Board, Chairman, or a Chief Executive Officer.

Our bylaws provide that for nominations and any other matters to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Nominating and Corporate Governance Committee a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Our certificate of incorporation further provides that stockholders may not take action by written consent in lieu of a meeting. These provisions may discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation requires the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, to amend certain specified provisions of the certificate relating to our Board, limitation of liability, indemnification procedures, and amendments to our certificate of incorporation.

Our certificate of incorporation permits our Board to amend or repeal our bylaws. Our bylaws generally can be amended or repealed by approval of at least 75% of the total number of authorized directors then in office. Additionally, our stockholders have the power to adopt, amend or repeal our bylaws, upon the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote on any matter.

A director may be removed from office, but only for cause and at a meeting called for that purpose, by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.

In addition, our certificate of incorporation requires the favorable vote of a majority of our Board followed by the favorable vote of the holders of at least 75% of our outstanding shares of common stock, to approve, adopt or authorize certain transactions with 10% or greater holders of our outstanding common stock and their affiliates or associates, unless the transaction has been approved by at least 80% of our Board, in which case approval by “a majority of the outstanding voting securities” (as defined in the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of our outstanding common stock, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of our common stock.

The 10% holder transactions subject to these special approval requirements are:

•	the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder;

•

the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan or the exercise of any preemptive rights granted in our certificate of incorporation (which are no longer applicable following our IPO) or pursuant to any subscription agreement by and among us, the Adviser and such principal stockholder entered into prior to our IPO;

•

the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for the purpose of this computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; and

•

the sale, lease or exchange to us or any subsidiary of ours, in exchange for our securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for purposes of this computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

To convert us to an open-end investment company, to merge or consolidate us with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation, to liquidate and dissolve us or to amend any of the provisions discussed herein, our certificate of incorporation requires the favorable vote of at least 80% of the holders of our common stock then outstanding, or the approval of a majority of the continuing directors and at least 75% of the holders of our capital stock then outstanding entitled to vote in the election of directors, voting together as a single class. If approved in the foregoing manner, our conversion to an open-end investment company could not occur until 90 days after the stockholders’ meeting at which the conversion was approved and would also require at least 30 days’ prior notice to all stockholders. As part of the conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of conversion, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our Board would vote to convert us to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of:

•	67% or more of the company’s voting stock present at a meeting if more than 50% of the outstanding voting securities of the company are present or represented by proxy; and

•	more than 50% of the outstanding voting securities of the company.

For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

Our Board has determined that provisions with respect to the Board and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally.

DESCRIPTION OF OUR PREFERRED STOCK

In addition to shares of common stock, we have 100,000,000 shares of preferred stock authorized under our certificate of incorporation, par value $0.01 per share, of which no shares are currently outstanding. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.

The Board has discretion to establish the number of shares to be included in each series and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each series, and any qualifications, limitations, or restrictions. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock under our certificate of incorporation. In particular, every share of stock issued by a BDC must be voting stock and have equal voting rights with every other outstanding class of voting stock, except to the extent that the stock satisfies the requirements for being treated as a senior security, which requires, among other things, that:

•

immediately after issuance and before any distribution is made with respect to common stock, we must meet a coverage ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, of at least 150%; and

•

the holders of shares of preferred stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock.

For any series of preferred stock that we may issue, our Board will determine and the amendment to our certificate of incorporation and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board. All shares of each series of preferred stock will differ only as to the dates from which dividends, if any, thereon will be cumulative.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Dilutive Effects

Any stockholder who chooses not to participate in a rights offering should expect to own a smaller interest in us upon completion of such rights offering. Any rights offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their subscription rights. Further, because the net proceeds per share from any rights offering may be lower than our then current net asset value per share, the rights offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial, particularly to the extent we engage in multiple rights offerings within a limited time period. In addition, the market price of our common stock could be adversely affected while a rights offering is ongoing as a result of the possibility that a significant number of additional shares may be issued upon completion of such rights offering. All of our stockholders will also indirectly bear the expenses associated with any rights offering we may conduct, regardless of whether they elect to exercise any rights.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in the best interests of us and our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. Certain of our debt securities have been issued under an indenture dated January 22, 2018 between us and Wells Fargo Bank, National Association. We also intend on issuing debt securities under an indenture to be entered into between us and U.S. Bank Trust Company, National Association.

Subject to the provisions of the indenture, the trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “—Events of Default—Remedies If an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed indentures with the SEC. See “Available Information” for information on how to obtain a copy of the applicable indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including, among other things:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

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whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the Borough of Manhattan in the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof);

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities is issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;

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whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interest;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to our common stock if our asset coverage, calculated pursuant to the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such indebtedness or securities unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. Specifically, we may be precluded from declaring dividends or repurchasing shares of our common stock unless our asset coverage is at least 150%. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors-Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital” in Part II, Item 1A of our 3Q 2023 Quarterly Report.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or premium or interest, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “-Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

Except as otherwise indicated in the applicable prospectus supplement, if any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the applicable prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, including upon any redemption date or required repurchase date.

•	We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.

•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days.

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We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee (if a Responsible Officer has actual knowledge of such default) or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

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We or any of our “significant subsidiaries” (as defined in in Rule 1-02(w) of Regulation S-X, other than subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any subsidiaries that are not consolidated with us for GAAP purposes) default, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding.

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On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%, giving effect to any amendments to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act or to any exemptive relief granted to us by the SEC.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it determines in good faith that the withholding of notice is in the interests of the holders.

Remedies If an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee (if a Responsible Officer has actual knowledge of such Event of Default) or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

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The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Covenants

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

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Where we merge out of existence or sell all or substantially all our assets, the resulting entity or transferee must be organized and existing in the United States and must agree to be legally responsible for our obligations under the debt securities.

•	Immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Other Covenants

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For the period of time during which debt securities of any series are outstanding, we will not violate, whether or not we are subject thereto, Section 18(a)(1)(A) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

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If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the any series of debt securities outstanding and the trustee, for the period of time during which the such debt securities are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to outstanding holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

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modify certain of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture, and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect, including adding additional covenants or event of default. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

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If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of a series of debt securities issued under an indenture, or all series, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “-Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

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Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “—Defeasance-Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

If certain conditions are satisfied, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “—Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

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If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and repaid the debt securities at maturity.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplished covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

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If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and repaid the debt securities at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever accomplished full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “—Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions-Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

“Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

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our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Secured Indebtedness and Ranking

We may issue two types of unsecured indebtedness obligations: senior and subordinated. Senior unsecured indebtedness obligations refer to those that rank senior in right of payment to all of our future indebtedness that is expressly subordinated in right of payment to such indebtedness. Subordinated unsecured indebtedness obligations refer to those that are expressly subordinated in right of payment to other unsecured obligations.

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. Any unsecured indenture securities will effectively rank junior to any secured indebtedness, including any secured indenture securities, that we incur in the future to the extent of the value of the assets securing such future secured indebtedness. Our debt securities, whether secured or unsecured, will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

In the event of our bankruptcy, liquidation, reorganization or other winding up, any of our assets that secure secured debt will be available to pay obligations on unsecured debt securities only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all unsecured debt securities then outstanding. As a result, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

Each prospectus supplement relating to an offering of debt securities will identify the financial institution to serve as trustee of such debt securities under the applicable indenture. This document and the related documents do not provide a comprehensive description of the rights, benefits, protections, immunities, indemnities, and privileges of the trustee. Rather, the applicable indenture sets forth the trustee’s rights, benefits, protections, immunities, indemnities, and privileges. The trustee assumes (and shall have) no responsibility or liability for the accuracy, correctness, or completeness of the information (including such information concerning us or our affiliates or any other party) contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Certain Considerations Relating To Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Book-Entry Debt Securities

The Depository Trust Company, New York, NY, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Our securities and loan documents are held by State Street Bank and Trust Company pursuant to a custodian agreement and Equiniti Trust Company, LLC serves as our transfer agent, distribution paying agent and registrar. The principal business address of State Street Bank and Trust Company is 1 Lincoln Street, Boston, Massachusetts 02111. The principal business address of Equiniti Trust Company, LLC is 6201 15th Avenue, Brooklyn, NY 11219.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we will acquire and dispose of many of our investments in privately negotiated transactions, many of the transactions that we engage in will not require the use of brokers or the payment of brokerage commissions.

Subject to policies established by our Board, the Adviser will be primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. The Adviser does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for us under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities.

The Adviser generally will seek reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, the Adviser may select a broker based upon brokerage or research services provided to the Adviser and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if the Adviser determines in good faith that such commission is reasonable in relation to the services provided.

We also pay brokerage commissions incurred in connection with purchases pursuant to the Company 10b5-1 Plan.

The aggregate amount of brokerage commissions paid by us during the three most recent completed fiscal years is less than $0.4 million.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts offerings or a combination of these methods.

We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to our thought a market maker or into an existing trading market, on an exchange or otherwise, in forward contracts of similar arrangements or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; any securities exchange or market on which the securities may be listed; and, in the case of a rights offering, the number of shares of our common stock issuable upon the exercise of each right. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of any common stock offered by us, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (a) in connection with a rights offering to our existing stockholders, (b) with the consent of the majority of our outstanding voting securities or (c) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority, or FINRA, or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the option to purchase additional shares from us or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the NYSE. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Sixth Street Specialty Lending, Inc. (and subsidiaries) as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022 and the Senior Securities table covering the last ten fiscal years ended December 31, 2022 under the heading “Senior Securities” have been incorporated by reference in this prospectus and included elsewhere in the registration statement, respectively, in reliance upon the reports of KPMG LLP, 345 Park Avenue, New York, New York 10154, independent registered public accounting firm, incorporated by reference, respectively, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus.

We file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act.

We maintain a website at https://sixthstreetspecialtylending.com and make all of our periodic and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 888 7th Avenue, 41st Floor, New York, NY 10106, Attention: TSLX Investor Relations, or by emailing us at IRTSLX@sixthstreet.com. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Code of Ethics

Our codes of ethics are attached as exhibits to the registration statement of which this prospectus is a part, and are available on the EDGAR Databased on the SEC’s internet site at http://www.sec.gov. You may also obtain copies of the codes of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Proxy Voting Policies and Procedures

You may obtain information about how the Adviser voted proxies, free of charge, by making a written request for proxy voting information to: Sixth Street Specialty Lending Advisers, 888 7th Avenue, 41st Floor, New York, NY 10106, Attention: TSLX Investor Relations, or by emailing us at IRTSLX@sixthstreet.com. The SEC also maintains a website at http://www.sec.gov that contains such information.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This prospectus incorporates by reference the documents listed below:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 16, 2023, including the information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement on Schedule 14A relating to our 2023 Annual Meeting of Stockholders, filed with the SEC on April 13, 2023;

•

Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 8, 2023, for the three months ended June 30, 2023, filed with the SEC on August 3, 2023, and for the three months ended September 30, 2023, filed with the SEC on November 2, 2023;

•	Our Current Reports on Form 8-K, filed with the SEC on May 15, 2023, May 26, 2023, June 12, 2023, June 13, 2023, July 14, 2023, July 17, 2023, August 10, 2023 and August 14, 2023; and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-36364), as filed with the SEC on March 19, 2014, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

We incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered by this prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost. Any such request may be made by contacting us in writing at the following address:

Sixth Street Specialty Lending, Inc.

888 7th Avenue, 41st Floor

New York, NY 10106

Attention: TSLX Investor Relations

Email: IRTSLX@sixthstreet.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

$100,000,000

SIXTH STREET SPECIALTY LENDING, INC.

Common Stock

PROSPECTUS SUPPLEMENT

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February 28, 2025